As filed with the Securities and Exchange Commission on March 16, 2007
Registration No. 333-________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM SB-2
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

FSB COMMUNITY BANKSHARES, INC.
(Name of Small Business Issuer in Its Charter)

Federal	6712	74-3164710
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification Number)

45 South Main Street
Fairport, New York 14450
(585) 223-9080
(Address and Telephone Number of
Principal Executive Offices)

45 South Main Street
Fairport, New York 14450
(Address of Principal Place of Business)

Dana C. Gavenda
45 South Main Street
Fairport, New York 14450
(585) 223-9080
(Name, Address and Telephone Number of Agent for Service)

Copies to:

Alan Schick, Esq. Steven Lanter, Esq. Luse Gorman Pomerenk & Schick, P.C. 5335 Wisconsin Avenue, N.W., Suite 400 Washington, D.C. 20015	James Stewart , Esq. Malizia Spidi & Fisch, PC 901 New York Avenue, N.W. Suite 210 East Washington, DC 20001

Approximate date of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.10 par value per share	1,305,308 shares	$10.00	$13,053,080 (1)	$401
Participation Interests	249,369 interests	—	—	(2)

(1)	Estimated solely for the purpose of calculating the registration fee.

(2)
The securities of FSB Community Bankshares, Inc. to be purchased by the Fairport Savings Bank 401(k) Plan are included in the amount shown for common stock. However, pursuant to Rule 457(h) of the Securities Act of 1933, as amended, no separate fee is required for the participation interests. Pursuant to such rule, the amount being registered has been calculated on the basis of the number of shares of common stock that may be purchased with the current assets of such plan.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS
FSB Community Bankshares, Inc.
Holding Company for Fairport Savings Bank
1,135,050 Shares of Common Stock

FSB Community Bankshares, Inc., a federally chartered corporation, is offering for sale 1,135,050 shares of its common stock, $0.10 par value, on a best efforts basis. The shares being offered represent 47.0% of our shares of common stock that will be outstanding upon completion of the stock offering. Upon completion of the stock offering, 53.0% of our outstanding shares of common stock will be owned by FSB Community Bankshares, MHC, our federally chartered mutual holding company parent.

We must sell a minimum of 838,950 shares in order to complete the stock offering, and we will terminate the stock offering if we do not sell the minimum number of shares. We may sell up to 1,305,308 shares because of changes in market conditions without resoliciting subscribers. The stock offering is scheduled to terminate at ______, Eastern time, on [offering date]. We may extend the termination date without notice to you, until [extension date], unless the Office of Thrift Supervision approves a later date, which may not be beyond [final date].

Depositors of Fairport Savings Bank with aggregate deposit account balances of $50 or more as of December 31, 2005 will have first priority rights to subscribe for our shares of common stock. The minimum purchase is 25 shares of common stock. Generally, the maximum purchase that an individual may make through a single deposit account is 10,000 shares ($100,000), and no person by himself, or with an associate or group of persons acting in concert, may purchase more than 15,000 shares ($150,000). For further information concerning the limitations on purchases of shares of common stock, see “The Stock Offering—Limitations on Purchase of Shares.” Once submitted, orders are irrevocable unless the stock offering is terminated or extended beyond [extension date]. If the stock offering is extended beyond [extension date], subscribers will have the right to modify or rescind their purchase orders. Funds received prior to the completion of the stock offering up to the minimum of the offering range will be held by Fairport Savings Bank. Funds received in excess of the minimum of the offering range may be maintained at Fairport Savings Bank or, at our discretion, at another federally insured depository institution. However, in no event will we maintain more than one escrow account. All subscriptions received will bear interest at Fairport Savings Bank’s passbook savings rate, which is currently ____________% per annum. If the stock offering is terminated, subscribers will have their funds returned promptly, with interest.

Sandler O’Neill & Partners, L.P. will use its best efforts to assist us in selling our shares of common stock, but is not obligated to purchase any of the shares of common stock that are being offered for sale. Subscribers will not pay any commissions to purchase shares of common stock in the stock offering. There is currently no public market for the shares of common stock. Sandler O’Neill & Partners, L.P. has advised us that it intends to make a market in our shares of common stock, but is under no obligation to do so. We expect that our shares of common stock will trade on the OTC Bulletin Board.

This investment involves risk, including the possible loss of principal.
Please read the “Risk Factors” beginning on page 19.

OFFERING SUMMARY
Price: $10.00 per share

	Minimum	Midpoint	Maximum	Adjusted Maximum
Number of shares	838,950	987,000	1,135,050	1,305,308
Gross proceeds of offering	$8,389,500	$9,870,000	$11,350,500	$13,053,075
Estimated stock offering expenses excluding selling agent commissions and expenses	$644,600	$644,600	$644,600	$644,600
Selling agent commissions and expenses (1)	$210,000	$210,000	$210,000	$210,000
Net proceeds	$7,534,900	$9,015,400	$10,495,900	$12,198,475
Net proceeds per share	$8.98	$9.13	$9.25	$9.35

(1) Fixed fee of $150,000 plus estimated $60,000 of expenses.

These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission, the Office of Thrift Supervision, the Federal Deposit Insurance Corporation, nor any state securities commission has approved or disapproved these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

Sandler O’Neill + Partners, L.P.

The date of this prospectus is ______________, 2007

[MAP OF FAIRPORT SAVINGS BANK BRANCH NETWORK
APPEARS HERE]

i

ii

SUMMARY

The following summarizes material information regarding the offering of shares of common stock by FSB Community Bankshares, Inc. and the business of FSB Community Bankshares, Inc. and Fairport Savings Bank. However, this summary may not contain all the information that may be important to you. For additional information, you should read this entire prospectus carefully, including the consolidated financial statements and the notes to the consolidated financial statements of FSB Community Bankshares, Inc.

Our Companies

In January 2005, Fairport Savings Bank reorganized into the two-tier mutual holding company structure. As part of the reorganization, Fairport Savings Bank formed FSB Community Bankshares, Inc. and FSB Community Bankshares, MHC, a federally chartered mid-tier stock holding company and mutual holding company, respectively. As a result of the reorganization, Fairport Savings Bank became a federally chartered capital stock savings bank, and a wholly owned subsidiary of FSB Community Bankshares, Inc., and FSB Community Bankshares, Inc. became the wholly owned subsidiary of FSB Community Bankshares, MHC. The same directors and officers who manage Fairport Savings Bank manage FSB Community Bankshares, Inc. and FSB Community Bankshares, MHC. The executive offices of FSB Community Bankshares, MHC, FSB Community Bankshares, Inc. and Fairport Savings Bank are located at 45 South Main Street, Fairport, New York 14450 and their telephone number is (585) 223-9080.

Our current ownership structure is as follows:

FSB Community Bankshares, MHC. FSB Community Bankshares, MHC is a federally chartered mutual holding company and currently owns 100% of the outstanding common stock of FSB Community Bankshares, Inc. FSB Community Bankshares, MHC has not engaged in any significant business activity other than owning the common stock of FSB Community Bankshares, Inc., and does not intend to expand its business activities after the stock offering. Upon completion of the stock offering, FSB Community Bankshares, MHC is expected to own 53.0% of the outstanding shares of common stock of FSB Community Bankshares, Inc. So long as FSB Community Bankshares, MHC exists, it is required to own a majority of the voting stock of FSB Community Bankshares, Inc. FSB Community Bankshares, MHC is subject to regulation and examination by the Office of Thrift Supervision.

FSB Community Bankshares, Inc. FSB Community Bankshares, Inc. is a federally chartered mid-tier stock holding company that currently owns 100% of the outstanding common stock of Fairport Savings Bank. At December 31, 2006, FSB Community Bankshares, Inc. had consolidated assets of $152.8 million, deposits of $108.6 million and consolidated stockholder’s equity of $13.9 million. Its consolidated net income for the year ended December 31, 2006 was $233,000. The shares being offering in this offering comprise 47.0% of the shares of common stock of FSB Community Bankshares, Inc. that will be outstanding following completion of the offering, with the remaining 53.0% being held by FSB Community Bankshares, MHC. FSB Community Bankshares, Inc. is subject to regulation and examination by the Office of Thrift Supervision.

Fairport Savings Bank. Fairport Savings Bank is a federally chartered savings bank that conducts business from its main office in Fairport, New York, and two branch offices located in Penfield and Irondequoit, New York. Fairport Savings Bank’s principal business consists of originating one- to four-family residential real estate mortgage loans and home equity lines of credit. Fairport Savings Bank also offers commercial real estate, multi-family, construction and other loans (consisting of automobile, passbook, overdraft protection and unsecured loans). To a lesser extent, Fairport Savings Bank also invests in mortgage-backed securities, U.S. Government and federal agency obligations, and state and municipal securities. Deposits are Fairport Savings Bank’s primary source of funds for its lending and investing activities. Fairport Savings Bank offers a variety of deposit accounts, including certificates of deposit, individual retirement accounts, NOW accounts, money market accounts and passbook savings accounts. Fairport Savings Bank has also used borrowed funds as a source of funds, principally from the Federal Home Loan Bank of New York. Through its wholly owned subsidiary, Oakleaf Services Corporation, Fairport Savings Bank offers non-deposit investment products, consisting of annuities, insurance products and mutual funds.

Business Strategy

Our business strategy is to:

•	Operate as a community-oriented retail financial institution in Monroe County, New York;

•	Manage our interest rate risk;

•	Continue to emphasize the origination of residential real estate loans; and

•	Maintain high asset quality.

See “Business of Fairport Savings Bank” beginning on page ___ of this prospectus for a full description of our products and services. See also “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Business Strategy” beginning on page ___ of this prospectus for a discussion of our business strategy.

Our Ownership Structure Following The Stock Offering

Federal regulations require that as long as FSB Community Bankshares, MHC exists, it must own a majority of our outstanding shares of common stock. Accordingly, the shares that we are permitted to sell in the stock offering must represent a minority of our outstanding shares of common stock. Based on these restrictions, our board of directors has decided to offer 47.0% of our shares of common stock for sale in the stock offering. Our remaining outstanding shares of common stock will be held by FSB Community Bankshares, MHC.

The following chart shows our ownership structure following the stock offering:

FSB Community Bankshares, MHC has no plans, understandings or agreements, whether written or oral, to sell or otherwise dispose of its shares of common stock of FSB Community Bankshares, Inc. FSB Community Bankshares, MHC may convert to stock form in the future by offering its interest in FSB Community Bankshares, Inc. for sale to depositors and others in a subscription offering. However, FSB Community Bankshares, MHC has no current plans to convert to stock form.

Reasons for the Stock Offering

The primary reasons for our decision to conduct the stock offering and raise capital are to:

•	support our internal growth through lending in the communities we serve or may serve in the future;

•	support the expansion of our branch network;

•	enhance our existing products and services and to support the development of new products and services;

•	enable us to compete more effectively in the financial services marketplace; and

•	offer our depositors, employees, management and directors an equity ownership interest in FSB Community Bankshares, Inc. and thereby obtain an economic interest in any future success that we may have.

The stock offering also will allow us to establish stock benefit plans for management and employees, which will help us to attract and retain qualified personnel.

Terms of the Stock Offering

We are offering between 838,950 and 1,135,050 shares of common stock to qualified depositors and borrowers, our tax-qualified employee plans and to the public, to the extent shares remain available. The maximum number of shares that we sell in the stock offering may increase to up to 1,305,308 shares as a result of positive changes in financial markets in general and with respect to financial institution stocks in particular. Unless our estimated pro forma fully converted market value decreases below $17.9 million or increases above $27.8 million, you will not have the opportunity to change or cancel your stock order. The term “fully converted” means that our independent appraisal firm assumed that 100% of our common stock had been sold to the public, rather than the 47% that will be sold in connection with this offering.

The offering price of the shares of common stock is $10.00 per share. Sandler O’Neill & Partners, L.P., our marketing agent in connection with the stock offering, will use its best efforts to assist us in selling our shares of common stock, but Sandler O’Neill & Partners, L.P. is not obligated to purchase any shares in the stock offering.

Persons Who May Order Stock in the Stock Offering

We are offering the shares of common stock in a subscription offering in the following descending order of priority:

(1)    Depositors who had accounts at Fairport Savings Bank with aggregate balances of at least $50 as of the close of business on December 31, 2005;

(2)    The tax-qualified employee benefit plans of Fairport Savings Bank (including our employee stock ownership plan);

(3)    Depositors who had accounts at Fairport Savings Bank with aggregate balances of at least $50 as of the close of business on March 31, 2007; and

(4)    Depositors who had accounts at Fairport Savings Bank with aggregate balances of at least $50 as of the close of business on _____________ and borrowers from Fairport Savings Bank as of January 14, 2005 who maintain such borrowings as of the close of business on __________, 2007.

If any shares of our common stock remain unsold in the subscription offering, we will offer such shares for sale in a community offering. Natural persons residing in the New York counties of Livingston, Monroe, Ontario, Orleans and Wayne will have a purchase preference in any community offering. Shares also may be offered to the general public. The community offering, if any, may commence concurrently with, during or promptly after the subscription offering. We also may offer shares of common stock not purchased in the subscription offering or the community offering through a syndicate of brokers in what is referred to as a syndicated community offering. The syndicated community offering, if necessary, would be managed by Sandler O’Neill & Partners, L.P. We have the right to accept or reject, in our sole discretion, any orders received in the community offering or the syndicated community offering.

To ensure a proper allocation of stock, each eligible account holder must list on his or her stock order form all deposit accounts in which he or she had an ownership interest at December 31, 2005, March 31, 2007 or ___________, 2007, as applicable. Failure to list an account, or providing incorrect information, could result in the loss of all or part of a subscriber’s stock allocation. Our interpretation of the terms and conditions of the stock issuance plan and of the acceptability of the order forms will be final.

How We Determined to Offer Between 838,950 Shares and 1,135,050 Shares and the $10.00 Price Per Share

The decision to offer between 838,950 shares and 1,135,050 shares, subject to adjustment, which is our offering range, is based on an independent appraisal of our pro forma market value prepared by RP Financial, LC, a firm experienced in appraisals of financial institutions. RP Financial, LC is of the opinion that as of February 23, 2007, the estimated pro forma market value of the shares of common stock of FSB Community Bankshares, Inc. on a fully converted basis was between $17.9 million and $24.2 million, with a midpoint of $21.0 million. The term “fully converted” assumes that 100% of our common stock had been sold to the public, as opposed to the 47.0% that will be sold in the stock offering.

In preparing its appraisal, RP Financial, LC considered the information contained in this prospectus, including our consolidated financial statements. RP Financial, LC also considered the following factors, among others:

•	our present and projected operating results and financial condition and the economic and demographic conditions in our market areas;

•	historical, financial and other information relating to FSB Community Bankshares, Inc. and Fairport Savings Bank;

•	a comparative evaluation of our operating and financial statistics with those of other similarly situated publicly traded thrifts and mutual holding companies;

•	the impact of the stock offering on our stockholder’s equity and earnings potential;

•	our proposed dividend policy; and

•	the trading market for securities of comparable institutions and general conditions in the market for such securities.

In reviewing the appraisal prepared by RP Financial, LC, the board of directors considered the methodologies and the appropriateness of the assumptions used by RP Financial, LC in addition to the factors listed above, and the board of directors believes that these assumptions are reasonable.

The board of directors determined that the common stock should be sold at $10.00 per share, that 47.0% of the shares of common stock should be offered for sale in the stock offering and 53.0% should be held by FSB Community Bankshares, MHC. Based on the estimated valuation range and the purchase price, the number of shares of common stock that will be outstanding upon completion of the stock offering will range from 1,785,000 to 2,415,000 (subject to adjustment to 2,777,250 shares), and the number of shares of common stock that will be sold in the stock offering will range from 838,950 shares to 1,135,050 shares (subject to adjustment up to 1,305,308 shares), with a midpoint of 987,000 shares. The number of shares that FSB Community Bankshares, MHC will own after the stock offering will range from 946,050 to 1,279,950 (subject to adjustment to 1,471,942 shares). The estimated valuation range may be amended with the approval of the Office of Thrift Supervision, or if necessitated by subsequent developments in the financial condition of Fairport Savings Bank or market conditions generally.

The appraisal will be updated before we complete the stock offering. If the estimated pro forma fully converted market value of the shares of common stock at that time is either below $17.9 million or above $27.8 million, then we may, after consulting with the Office of Thrift Supervision:

•	terminate the stock offering and return all funds promptly;

•	establish a new offering range and commence a resolicitation of subscribers; or

•	take such other actions as may be permitted by the Office of Thrift Supervision.

Under such circumstances, we will notify you, and you will have the opportunity to change or cancel your order within a specified time period. In any event, the stock offering must be completed by no later than [final date].

Two measures investors use to evaluate an issuer’s stock are the ratio of the offering price to the pro forma book value per share of the common stock and the ratio of the offering price to the issuer’s pro forma net income per share. RP Financial, LC considered these ratios, among other factors, in preparing its appraisal. Book value is the same as total equity, and represents the difference between the issuer’s assets and liabilities. The following table presents the ratio of the offering price to FSB Community Bankshares, Inc.’s pro forma tangible book value and earnings per share for the period indicated. See “Pro Forma Data” for a description of the assumptions used in making these calculations.

	At and For the Year Ended December 31, 2006
	838,950 Shares Sold at $10.00 Per Share	987,000 Shares Sold at $10.00 Per Share	1,135,050 Shares Sold at $10.00 Per Share	1,305,308 Shares Sold at $10.00 Per Share
Pro forma price-to- book value ratio	87.72%	96.99%	105.26%	113.64%
Pro forma price-to-earnings ratio	55.56x	62.50x	66.67x	71.43x

The following table compares our pricing ratios to the pricing ratios of our peer group companies on a non-fully converted basis, each at or for the twelve months ended December 31, 2006. Compared to the median pricing ratios of the peer group, our pro forma pricing ratios at the maximum of the offering range indicated a premium of 174% on a price-to-core earnings basis and a discount of 39% on a price-to-tangible book basis.

	Non-Fully Converted	Non-Fully Converted
	Pro Forma	Pro Forma
	Price-to-Core	Price-to-Tangible Book
	Earnings Multiple	Value Ratio
FSB Community Bankshares, Inc.
Maximum	66.67x	105.26%
Minimum	55.56x	87.72%

Valuation of peer group companies
as of February 23, 2007
Averages	24.31x	176.48%
Medians	24.32x	173.59%

The following table presents a summary of selected pricing ratios for the peer group companies and for us, each at or for the twelve months ended December 31, 2006, with the ratios adjusted to the hypothetical case of our being a fully converted stock holding company. Compared to the median fully converted pricing ratios of the peer group, our pro forma fully converted pricing ratios at the maximum of the offering range indicated a premium of 78.7% on a price-to-core earnings basis and a discount of 25.2% on a price-to-tangible book basis.

	Fully Converted	Fully Converted
	Equivalent Pro Forma	Equivalent Pro Forma
	Price-to-Core	Price-to-Tangible Book
	Earnings Multiple	Value Ratio
FSB Community Bankshares, Inc.
Maximum	44.86x	70.48%
Minimum	39.54x	62.14%

Valuation of peer group companies
as of February 23, 2007
Averages	25.26x	94.48%
Medians	25.10x	94.28%

The pro forma fully converted calculations for the peer group companies include the following assumptions:

•	8.0% of the shares sold in a second-step stock offering would be purchased by an employee stock ownership plan, with the expense to be amortized over 30 years;

•	4.0% of the shares sold in a second-step stock offering would be purchased by a stock-based benefit plan, with the expense to be amortized over five years;

•	Options equal to 10% of the shares sold in a second-step stock offering would be granted under a stock-based benefit plan, with expense of $3.81 per option to be amortized over five years; and

•	stock offering expenses would equal approximately 4.0% of the stock offering amount at the midpoint valuation.

With respect to FSB Community Bankshares, Inc., the pro forma fully converted calculations use the same assumptions as applied to the peer group companies, except that the expense of the employee stock ownership plan will be amortized over 20 years.

The independent appraisal does not indicate after-market trading value. Do not assume or expect that the valuation as indicated above means that our shares of common stock will trade at or above the $10.00 purchase price after the stock offering.

After-Market Performance Information

The following table presents stock price performance information for all mutual holding company initial public offerings completed between January 1, 2006 and February 23, 2007. The offerings are presented in reverse chronological order, which means that the most recent offerings appear first.

		Price Performance from Initial Trading Date
Transaction	Offering Size	Date of IPO	One Day Percentage Change	One Week Percentage Change	One Month Percentage Change	Percentage Change Through 2/23/07
	(In Millions)

Oritani Financial Corp. (NADSAQ: ORIT)	$121.7	1/24/07	59.7%	53.5%	54.8%	55.0%
Polonia Bancorp (OTCBB: PBCP)	14.9	1/16/07	1.0	0.1	1.0	2.0
MSB Financial Corp. (NASDAQ: MSBF)	25.3	1/5/07	23.0	21.0	19.3	17.5
Mainstreet Financial Corp. (OTCBB: MSFN)	3.6	12/27/06	10.0	10.0	(2.5)	(1.5)
Ben Franklin Financial, Inc. (OTCBB: BFFI)	8.9	10/19/06	7.0	5.7	6.5	10.0
ViewPoint Financial Group (NASDAQ: VPFG)	116.0	10/3/06	49.9	50.7	54.0	72.3
Fox Chase Bancorp, Inc. (NASDAQ: FXCB)	64.0	10/2/06	29.5	28.1	29.4	42.6
Roma Financial Corp. (NASDAQ: ROMA)	98.2	7/12/06	41.0	42.4	44.5	53.5
Seneca-Cayuga Bancorp, Inc. (OTCBB: SCAY)	10.7	7/12/06	0.0	(4.0)	(7.0)	(6.5)
Northeast Community Bancorp, Inc. (NASDAQ: NECB)	59.5	7/6/06	10.0	12.8	11.5	23.9
Mutual Federal Bancorp, Inc. (OTCBB: MFDB)	10.9	4/6/06	11.3	10.0	14.0	44.1
Lake Shore Bancorp, Inc. (NASDAQ: LSBK)	29.8	4/4/06	7.0	4.8	2.8	24.5
United Community Bancorp (NASDAQ: UCBA)	36.5	3/31/06	8.0	7.0	5.5	21.5
Magyar Bancorp, Inc. (NASDAQ: MGYR)	26.2	1/24/06	6.5	5.5	6.0	47.5
Greenville Federal Financial Corporation (OTCBB: GVFF)	10.3	1/10/06	2.5	0.0	0.0	4.5

Average			17.8	16.5	16.0	27.4
Median			10.0	10.0	6.5	23.9

The table above presents only short-term historical information on stock price performance, which may not be indicative of the longer-term performance of such stock prices. The data presented in the table are not intended to predict how our shares of common stock may perform following the stock offering. The historical information in the table may not be meaningful to you because the data were calculated using a small sample.

The market price of any particular company’s stock is subject to various factors, including the amount of proceeds a company raises and management’s ability to deploy proceeds (such as through investments, the acquisition of other financial institutions or other businesses, the payment of dividends and common stock repurchases). In addition, stock prices may be affected by general market conditions, market interest rates, the market for financial institutions, merger or takeover transactions, the presence of professional and other investors who purchase stock on speculation, as well as other unforeseeable events not necessarily within the control of management or the board of directors.

RP Financial, LC advised the board of directors that the appraisal was prepared in conformance with the regulatory appraisal methodology. That methodology requires a valuation based on an analysis of the trading prices of comparable public companies whose stocks have traded for at least one year prior to the valuation date. RP Financial, LC also advised the board of directors that the aftermarket trading experience of recent transactions was considered in the appraisal as a general indicator of current market conditions, but was not relied upon as a primary valuation methodology.

Our board of directors carefully reviewed the information provided by RP Financial, LC in its appraisal, but did not make any determination regarding whether prior mutual holding company stock offerings have been valued fairly, nor did the board draw any conclusions regarding how the historical data reflected above may affect the appraisal. Instead, the board of directors engaged RP Financial, LC to help it understand the regulatory process as it applies to the appraisal and to advise the board of directors how much capital would need to be raised under the regulatory appraisal guidelines.

There can be no assurance that our stock price will not trade below $10.00 per share. As noted in the above table, two of the 15 initial public mutual holding company stock offerings since January 1, 2006 referenced in the table traded below their initial offering price at the dates indicated. Before you make an investment decision, we urge you to carefully read this prospectus, including the section entitled “Risk Factors.”

Our Officers, Directors and Employees Will Receive Additional Compensation and Benefit Plans After the Stock Offering

Fairport Savings Bank has established an employee stock ownership plan, and we intend to implement one or more stock-based benefit plans that will provide for grants of stock options and shares of common stock. Our tax-qualified employee benefit plans, including our employee stock ownership plan and our 401(k) savings plan, may purchase in the stock offering up to 4.9% of our outstanding shares of common stock upon completion of the stock offering. However, it is expected that our employee stock ownership plan will purchase 3.92% of our outstanding shares of common stock upon completion of the stock offering (including shares issued to FSB Community Bankshares, MHC).

In addition to shares purchased by the employee stock ownership plan, we intend to grant stock options and stock awards under one or more stock-based benefit plans that we intend to implement no sooner than six months after the completion of the stock offering, subject to the approval of our shareholders. Under current Office of Thrift Supervision regulations, the number of options granted or shares of common stock awarded under a stock-based benefit plan may not exceed 4.90% and 1.96%, respectively, of our total outstanding shares, including shares issued to FSB Community Bankshares, MHC. The number of options granted or shares awarded under the stock-based benefit plan, when aggregated with any subsequently adopted stock-based benefit plans (exclusive of any shares held by any employee stock ownership plan), may not exceed 25% of the shares of common stock held by persons other than FSB Community Bankshares, MHC.

The stock-based benefit plans would comply with all applicable regulations of the Office of Thrift Supervision in effect at the time such plan is adopted. The stock-based benefit plans cannot be established sooner than six months after the stock offering under Office of Thrift Supervision regulations and would require the approval of a majority of the total votes eligible to be cast (excluding votes eligible to be cast by FSB Community Bankshares, MHC) under Office of Thrift Supervision regulations, unless we obtain a waiver from the Office of Thrift Supervision that would allow the stock-based benefit plan to be approved by a majority of votes cast by our shareholders (excluding shares voted by FSB Community Bankshares, MHC). We currently intend to seek such a waiver from the Office of Thrift Supervision. Unless a waiver is obtained from the Office of Thrift Supervision, the following additional Office of Thrift Supervision restrictions would apply to our stock-based benefit plan:

•	non-employee directors in the aggregate may not receive more than 30% of the options and stock awards authorized under the plan;

•	any one non-employee director may not receive more than 5% of the options and stock awards authorized under the plan;

•	any officer or employee may not receive more than 25% of the options or stock awards authorized under the plan;

•	the options and stock awards may not vest more rapidly than 20% per year, beginning on the first anniversary of shareholder approval of the plan; and

•	accelerated vesting of awards is not permitted except for death, disability or upon a change in control of Fairport Savings Bank or FSB Community Bankshares, Inc.

We may obtain the shares needed for this plan by issuing additional shares of common stock from authorized but unissued shares or through stock repurchases.

The Office of Thrift Supervision has proposed amendments to its existing regulations regarding stock-based benefit plans that are intended to clarify and simplify such regulations. Specifically, the amendments would clarify that we may grant options and award shares of common stock under a stock-based benefit plan in excess of 4.90% and 1.96%, respectively, of our total outstanding shares if the stock-based benefit plan is adopted more than one year following the stock offering, provided shares used to fund the plan in excess of these amounts are obtained through stock repurchases. The proposed amendments would also require that, if the stock-based benefit plan is adopted less than one year following the stock offering, the stock-based benefit plan must be approved by a majority of the votes of FSB Community Bankshares, Inc. shareholders cast at an annual or special meeting of shareholders, excluding votes eligible to be cast by FSB Community Bankshares, MHC. Under the proposed amendments, there would be no separate vote required of minority shareholders if the stock-based benefit plan is adopted more than one year following the stock offering. The proposed amendments would further clarify that the current regulatory restrictions set forth above regarding the amount of individual and group awards, and restrictions on accelerated vesting of awards, would not apply if the stock-based benefit plan is adopted more than one year following the stock offering.

In the event the Office of Thrift Supervision adopts these regulations as proposed, or otherwise changes its existing regulations or policies, we may implement stock-based benefit plans that exceed the current limits applicable to the overall size of such plans and individual awards thereunder, and otherwise grant awards with terms that are different than those required by current Office of Thrift Supervision regulations and policy. Moreover, to the extent that any new regulations or policies contain a more flexible voting standard for shareholder approval than that currently required, we intend to use the more flexible voting standard, which could result in the vote of FSB Community Bankshares, MHC controlling the outcome of a shareholder vote on stock-based benefit plans.

The employee stock ownership plan and the stock-based benefit plan will increase our future compensation costs, thereby reducing our earnings. Public companies are required to expense the grant-date fair value of stock options and other stock awards granted to officers, directors and employees. Any additional compensation expense due to variances in actual vesting or stock price experience compared to assumptions in the table below will increase our compensation costs over the vesting period of the options. Additionally, shareholders will experience a reduction in their ownership interest if newly issued shares of common stock are used to fund stock options and stock awards. See “Risk Factors—Our Stock-Based Benefit Plans Will Increase Our Costs, Which Will Reduce Our Income,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Anticipated Increase in Non-Interest Expense” and “Management—Stock Benefit Plans.”

The following three tables summarize the stock benefits that our officers, directors and employees may receive following the stock offering at the maximum of the offering range, assuming that we initially implement a stock-based benefit plan granting options to purchase 4.90% of the shares outstanding at the completion of the stock offering and awarding shares of common stock equal to 1.96% of the shares outstanding at the completion of the stock offering. Proposed Office of Thrift Supervision regulations would clarify that the amount of stock options and stock awards available for grant under the stock-based benefit plan may be greater than the amounts set forth in the following three tables, provided shares used to fund the stock-based benefit plan in excess of these amounts are obtained through stock repurchases.

In the table below, it is assumed that at the maximum of the offering range, a total of 1,135,050 shares will be sold to the public, and a total of 1,279,950 shares will be issued to FSB Community Bankshares, MHC. This table assumes that Fairport Savings Bank’s tangible capital ratio is 10% or more following the stock offering.

Plan/Awards	Individuals Eligible to Receive Awards	Number of Shares	Percent of Outstanding Shares (1)	Percent of Shares Sold	Value of Benefits Based on Maximum of Offering Range (2)

Employee stock ownership plan	All officers and employees	94,668	3.92%	8.34%	$946,680

Stock awards	Directors, officers and employees	47,334	1.96	4.17	473,340

Stock options	Directors, officers and employees	118,335	4.90	10.43	450,856
		260,337	10.78%	22.94%	$1,870,876

(1)
Amounts are based on current Office of Thrift Supervision regulations and policy, exclusive of shares acquired in the secondary market to fund stock awards and stock options. Proposed Office of Thrift Supervision regulations would clarify that the amount of stock options and stock awards available for grant under the stock-based benefit plan may be greater than the amounts set forth in the following table, provided shares used to fund the stock-based benefit plan in excess of these amounts are obtained through stock repurchases.

(2)
The actual value of the stock awards will be determined based on their fair value as of the date the grants are made. For purposes of this table, fair value is assumed to be the offering price of $10.00 per share. The fair value of stock options has been estimated at $3.81 per option using the Black-Scholes option pricing model with the following assumptions: a grant-date share price and option exercise price of $10.00; dividend yield of 0%; expected option life of 10 years; risk-free interest rate of 4.71%; and a volatility rate of 9.39% based on an index of publicly traded mutual holding company institutions. The actual expense of the stock options will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used in the option pricing model ultimately adopted.

The value of the shares of common stock will be based on the price per share of our common stock at the time those shares are granted, which, subject to shareholder approval, cannot occur until at least six months after the stock offering. The following table presents the total value of all shares of common stock to be available for award and issuance under the stock-based benefit plan, assuming the stock-based benefit plan awards shares of common stock equal to 1.96% of the outstanding shares after the stock offering and the shares for the plan are purchased or issued in a range of market prices from $8.00 per share to $16.00 per share.

Share Price	34,986 Shares Awarded at Minimum of Offering Range	41,160 Shares Awarded at Midpoint of Offering Range	47,334 Shares Awarded at Maximum of Offering Range	54,434 Shares Awarded at Maximum of Offering Range, As Adjusted
$ 8.00	$279,888	$329,280	$378,672	$435,473
$10.00	$349,860	$411,600	$473,340	$544,341
$12.00	$419,832	$493,920	$568,008	$653,209
$14.00	$489,804	$576,240	$662,676	$762,077
$16.00	$559,776	$658,560	$757,344	$870,946

The grant-date fair value of the options granted under the stock-based benefit plan will be based in part on the price per share of our common stock at the time the options are granted, which, subject to shareholder approval, cannot occur until at least six months after the stock offering. The value will also depend on the various assumptions used in the option pricing model ultimately adopted. The following table presents the total estimated value of the options to be available for grant under the stock-based benefit plan, assuming the stock-based benefit plan awards options equal to 4.9% of the outstanding shares after the stock offering, the market price and exercise price for the stock options are equal and the range of market prices for the shares are $8.00 per share to $16.00 per share.

Market/Exercise Price	Grant-Date Fair Value Per Option	87,465 Options at Minimum of Offering Range	102,900 Options at Midpoint of Offering Range	118,335 Options at Maximum of Offering Range	136,085 Options at Maximum of Offering Range, As Adjusted

$ 8.00	$3.05	$266,768	$313,845	$360,922	$415,060
$10.00	$3.81	$333,242	$392,049	$450,856	$518,485
$12.00	$4.57	$399,715	$470,253	$540,791	$621,910
$14.00	$5.34	$467,063	$549,486	$631,909	$726,695
$16.00	$6.10	$533,537	$627,690	$721,844	$830,120

Limits on Your Purchase of Shares of Common Stock

The minimum purchase is 25 shares of common stock. Generally, no individual, or individuals acting through a single account, may purchase more than $100,000 (10,000 shares of common stock). If any of the following persons purchase shares of common stock, their purchases, when combined with your purchases, cannot exceed $150,000 (15,000 shares of common stock):

•	your spouse, or relatives of you or your spouse living in your house;

•	companies or other entities in which you have a 10% or greater equity or substantial beneficial interest or in which you serve as a senior officer or partner;

•	a trust or other estate if you have a substantial beneficial interest in the trust or estate or you are a trustee or fiduciary for the trust or estate; or

•
other persons who may be acting together with you (including, but not limited to, persons who file jointly a Schedule 13G or Schedule 13D Beneficial Ownership Report with the Securities and Exchange Commission).

A detailed discussion of the limitations on purchases of common stock by an individual and persons acting together is set forth under the caption “The Stock Offering—Limitations on Purchase of Shares.”

Subject to Office of Thrift Supervision approval, we may increase or decrease the purchase limitations in the stock offering at any time. In addition, in any community offering or syndicated community offering, we will first fill orders for our shares of common stock up to a maximum of 1,000 shares. Thereafter, we will allocate any remaining shares of common stock on an equal number of shares per order basis, until we fill all orders. Our tax-qualified benefit plans, including our employee stock ownership plan, are authorized to purchase up to 4.9% of the shares to be outstanding immediately following the stock offering without regard to these purchase limitations. The employee stock ownership plan may purchase shares of common stock in the stock offering, in the open market following consummation of the stock offering, from authorized but unissued shares of common stock, or from treasury shares following consummation of the stock offering.

How You May Pay for Your Shares

In the subscription offering and the community offering you may pay for your shares only by:

(1)	personal check, bank check or money order; or

(2)	authorizing us to withdraw money from your deposit account(s) maintained with Fairport Savings Bank.

If you wish to use your Fairport Savings Bank individual retirement account to pay for your shares, please be aware that federal law requires that such funds first be transferred to a self-directed retirement account with a trustee other than Fairport Savings Bank. The transfer of such funds to a new trustee takes time, so please make arrangements as soon as possible or contact the Stock Information Center for further information. Also, please be aware that Fairport Savings Bank is not permitted to lend funds to anyone for the purpose of purchasing shares of common stock in the stock offering.

You can subscribe for shares of common stock in the stock offering by delivering to the Stock Information Center a signed and completed original stock order form, together with full payment, provided we receive the stock order form before the end of the stock offering. Funds received prior to the completion of the stock offering up to the minimum of the offering range will be held by Fairport Savings Bank. Funds received in excess of the minimum of the offering range may be maintained at Fairport Savings Bank, or, at our discretion, at another federally insured depository institution. However, in no event will we maintain more than one escrow account. We will pay interest at Fairport Savings Bank’s passbook rate, currently _______% per annum, from the date funds are received until completion or termination of the stock offering. Withdrawals from certificates of deposit at Fairport Savings Bank for the purpose of purchasing shares of common stock in the stock offering may be made without incurring an early withdrawal penalty. All funds authorized for withdrawal from deposit accounts with Fairport Savings Bank must be in the deposit accounts at the time the stock order form is received. However, funds will not be withdrawn from the accounts until the stock offering is completed and will continue to earn interest at the applicable deposit account rate until the completion of the stock offering. A hold will be placed on those funds when your stock order is received, making the designated funds unavailable to you. After we receive an order, the order cannot be revoked or changed, except with our consent. Payment may not be made by wire transfer or any other electronic transfer of funds. In addition, we are not required to accept copies or facsimiles of order forms.

For a further discussion regarding the stock ordering procedures, see “The Stock Offering—Prospectus Delivery and Procedure for Purchasing Shares.”

You May Not Sell or Transfer Your Subscription Rights

Federal law prohibits the transfer of subscription rights. If you order shares of common stock in the subscription offering, you will be required to state that you are purchasing the shares of common stock for yourself and that you have no agreement or understanding to sell or transfer your subscription rights. We intend to take legal action, including reporting persons to federal or state regulatory agencies, against anyone who we believe sells or in any way transfers his or her subscription rights. We will not accept your stock order if we have reason to believe that you sold or transferred your subscription rights. In addition, joint stock registration will only be allowed if the qualified account is so registered.

Deadline for Orders of Common Stock

If you wish to purchase shares of common stock, we must receive at the Stock Information Center, not simply have post-marked, your properly completed stock order form, together with payment for the shares, no later than _________, Eastern time, on [offering date], unless we extend this deadline. You may submit your stock order form either by mail using the return envelope provided or by overnight courier to the indicated address on the stock order form. A postmark prior to [offering date] will not entitle you to purchase shares of common stock unless we receive the envelope by [offering date].

Although we will make reasonable efforts to provide a prospectus and stock offering materials to holders of subscription rights, the subscription offering and all subscription rights will expire at _________, Eastern time, on [offering date], regardless of whether we have been able to locate each person entitled to subscription rights.

Termination of the Stock Offering

The subscription offering will terminate at 12:00 noon, Eastern time, on [offering date]. We may extend this expiration date without notice to you, until [extension date], unless the Office of Thrift Supervision approves a later date. If the subscription offering and/or community offerings extend beyond [extension date], we will be required to resolicit subscriptions before proceeding with the stock offering. In such event, if you choose not to subscribe for the shares of common stock, your funds will be promptly returned to you with interest. All further extensions, in the aggregate, may not last beyond [final date].

Steps We May Take If We Do Not Receive Orders for the Minimum Number of Shares

If we do not receive orders for at least 838,950 shares of common stock, we may take several steps in order to sell the minimum number of shares of common stock in the stock offering range. Specifically, we may:

(i)	increase the maximum number of shares that may be purchased by any subscriber (including our subscribing directors and officers); and/or

(ii)
seek regulatory approval to extend the stock offering beyond the [extension date] expiration date, provided that any such extension will require us to resolicit subscriptions received in the stock offering.

Our Policy Regarding Dividends

Following completion of the stock offering, our board of directors will have the authority to declare dividends on our common stock, subject to statutory and regulatory requirements. Our board of directors currently does not intend to declare dividends initially following completion of the stock offering. The payment and amount of any future dividend payments will depend upon a number of factors, including the following:

•	regulatory capital requirements;

•	our financial condition and results of operations;

•	tax considerations;

•	statutory and regulatory limitations; and

•	general economic conditions.

If we pay dividends to our shareholders, we also will be required to pay dividends to FSB Community Bankshares, MHC, unless FSB Community Bankshares, MHC elects to waive the receipt of dividends. We anticipate that FSB Community Bankshares, MHC will waive any dividends we declare. Any decision to waive dividends will be subject to the non-objection of the Office of Thrift Supervision.

Market for the Shares of Common Stock

We anticipate that our common stock will be quoted on the OTC Bulletin Board. However, we do not expect an active and liquid trading market to develop due to the small size of the stock offering. Sandler O’Neill & Partners, L.P. currently intends to become a market maker in the common stock, but it is under no obligation to do so. We cannot assure you that other market makers will be obtained or, if obtained, will be maintained. After shares of the common stock begin trading, you may contact a stock broker to buy or sell shares. There can be no assurance that persons purchasing the common stock in the offering will be able to sell their shares at or above the $10.00 offering price, and brokerage firms typically charge commissions related to the purchase or sale of securities.

How We Intend to Use the Proceeds We Raise from the Stock Offering

Assuming we sell 1,135,050 shares of common stock in the stock offering, and we have net proceeds of $10.5 million, we intend to distribute the net proceeds as follows:

•	$5.3 million (50.0% of the net proceeds) will be contributed to Fairport Savings Bank;

•	$900,000 (9.0% of the net proceeds) will be loaned to our employee stock ownership plan to fund its purchase of our shares of common stock; and

•	$4.3 million (41.0% of the net proceeds) will be retained by us.

We intend to contribute more than 50% of the net proceeds from the stock offering to Fairport Savings Bank to the extent that such additional capital would be required in order for Fairport Savings Bank to have at least 10% tangible capital immediately following completion of the stock offering. We may use the net proceeds of the stock offering to invest in securities, to deposit funds in Fairport Savings Bank, to finance the possible acquisition of other financial institutions or financial service businesses, to pay dividends or for other general corporate purposes, including repurchasing shares of our common stock. Fairport Savings Bank may use the proceeds it receives to make loans, to purchase securities, to expand its banking franchise internally through branching or through acquisitions, and for general corporate purposes. See “How We Intend to Use the Proceeds from the Stock Offering.” Neither Fairport Savings Bank nor FSB Community Bankshares, Inc. has any current plans to conduct any specific material acquisition transaction.

Tax Consequences of the Stock Offering

The stock offering will result in no taxable gain or loss to FSB Community Bankshares, MHC, FSB Community Bankshares, Inc. or Fairport Savings Bank, or to depositors or borrowers who have a priority right to subscribe for shares of common stock in the stock offering, or to our employees, officers or directors, except to the extent that the nontransferable subscription rights to purchase shares of common stock in the stock offering may be determined to have value. Luse Gorman Pomerenk & Schick, P.C. has opined as to federal law that it is more likely than not that the fair market value of such subscription rights is zero. In that case, no taxable gain or loss will need to be recognized by depositors or eligible borrowers who receive nontransferable subscription rights. See “The Stock Offering—Tax Effects of the Stock Offering.”

Once Submitted, Your Purchase Order May Not Be Revoked Unless the Stock Offering is Terminated or Extended Beyond [extension date].

Funds that you use to purchase shares of our common stock in the stock offering will be held in an interest-bearing account until the termination or completion of the stock offering, including any extension of the expiration date. The Office of Thrift Supervision approved the stock offering on ____________, 2007; however, because completion of the stock offering will be subject to an update of the independent appraisal, among other factors, there may be delays in the completion of the stock offering. Any orders that you submit to purchase shares of our common stock in the stock offering are irrevocable, and you will not have access to subscription funds unless the stock offering is terminated, or extended beyond [extension date].

Restrictions on the Acquisition of FSB Community Bankshares, Inc. and Fairport Savings Bank

Federal regulations, as well as provisions contained in the charter and bylaws of Fairport Savings Bank and FSB Community Bankshares, Inc., restrict the ability of any person, firm or entity to acquire FSB Community Bankshares, Inc., Fairport Savings Bank, or their respective capital stock. These restrictions include the requirement that a potential acquirer obtain the prior approval of the Office of Thrift Supervision before acquiring in excess of 10% of the stock of FSB Community Bankshares, Inc. or Fairport Savings Bank. Because a majority of the outstanding shares of common stock of FSB Community Bankshares, Inc. must be owned by FSB Community Bankshares, MHC, any acquisition of FSB Community Bankshares, Inc. must be approved by FSB Community Bankshares, MHC, and FSB Community Bankshares, MHC would not be required to pursue or approve a sale of FSB Community Bankshares, Inc. even if such a sale were favored by a majority of FSB Community Bankshares, Inc.’s public shareholders.

Possible Conversion of FSB Community Bankshares, MHC to Stock Form

In the future, FSB Community Bankshares, MHC may convert from the mutual to capital stock form of organization in a transaction commonly known as a “second-step conversion.” In a second-step conversion, eligible depositors and borrowers of Fairport Savings Bank would have subscription rights to purchase shares of common stock of FSB Community Bankshares, Inc. or its successor, and our public shareholders would be entitled to exchange their shares of common stock for an equal percentage of shares of the stock holding company resulting from the conversion. This percentage may be adjusted to reflect any assets owned by FSB Community Bankshares, MHC.

Our board of directors has no current plan to undertake a second-step conversion transaction. Any second-step conversion transaction would require the approval of our shareholders and depositor and borrower members of FSB Community Bankshares, MHC.

Proposed Stock Orders by Management

Our directors and executive officers and their associates are expected to subscribe for approximately 29,500 shares of common stock in the stock offering, which represents 3.0% of the shares to be sold to the public and 1.4% of the total shares to be outstanding after the stock offering at the midpoint of the offering range. Directors and executive officers will pay the same $10.00 per share price paid by all other persons who purchase shares in the stock offering. These shares will be counted in determining whether the minimum of the range of the stock offering is reached.

How You May Obtain Additional Information Regarding the Stock Offering

If you have any questions regarding the stock offering, please call the Stock Information Center at (_______) _______-____________, Monday through Friday between 10:00 a.m. and 4:00 p.m., Eastern time.

RISK FACTORS

You should consider carefully the following risk factors in evaluating an investment in our shares of common stock.

Risks Related to Our Business

Our Lending Activities and Pricing Strategies for Loans and Deposits Provide Lower Rates of Return than Financial Institutions that Originate More Commercial Loans or Who are Less Aggressive in Pricing Loan and Deposit Products.

Our principal business consists of originating one- to four-family residential real estate mortgage loans and home equity lines of credit. As of December 31, 2006, these loans and lines of credit totaled $116.7 million, or 96.4% of our total loans as of that date.

Residential real estate loans generally have lower interest rates than commercial business loans and commercial real estate loans. As a result, we may generate lower interest rate spreads and rates of return when compared to our competitors who originate more commercial loans, or who originate residential real estate loans at higher interest rates than we do or who offer deposit products with lower interest rates than we do. We believe that within our market area we price our loan and deposit products more aggressively than many of our competitors. For the year ended December 31, 2006, our return on average equity (net income divided by average equity) was 1.69%, compared to a median return on average equity of 3.66% for a peer group of publicly traded savings institutions. In addition, our interest rate spread and net interest margin were 2.21% and 2.57%, respectively, compared to a median of 3.03% and 2.97%, respectively, for a peer group of publicly traded savings institutions during that time period. Each of these factors may reduce the value of our shares of common stock.

The Current Interest Rate Environment Has Had and Will Have An Adverse Effect On Our Net Interest Income.

Our net income largely depends on our net interest income, which could be negatively affected by changes in interest rates. Net interest income is the difference between:

•	the interest income we earn on our interest-earning assets, such as loans and securities; and

•	the interest we pay on our interest-bearing liabilities, such as deposits and borrowings.

Our primary lending activity is the origination of fixed-rate mortgage loans with terms of up to 30 years. Consequently, a substantial percentage of our interest-earning assets have longer effective maturities than our interest-bearing liabilities, which consist primarily of certificates of deposit. The composition of our interest-earning assets and interest-bearing liabilities increases the risk that we will be adversely affected by changes in interest rates and the relative spread between short-term and long-term interest rates. In the current inverted yield curve environment, short-term interest rates which are used to price deposits are higher than long-term interest rates, which are used to price loans.

From June 30, 2004 through the fourth quarter of 2006, the Federal Reserve Board increased its target for the federal funds rate from 1.0% to 5.25%. While these short-term market interest rates (which we use as a guide to price our deposits) have increased, longer-term market interest rates (which we use as a guide to price our longer-term loans) have not increased to the same degree. The resulting inversion of the yield curve has had a negative impact on our interest rate spread and net interest margin. Our interest rate spread decreased to 2.21% for the year ended December 31, 2006 from 2.68% for the year ended December 31, 2005, and our net interest margin decreased to 2.57% for the year ended December 31, 2006 from 3.01% for the year ended December 31, 2005. During 2006, our net interest income was less than our non-interest expense. For the quarter ended December 31, 2006, our interest rate spread and net interest margin were 1.98% and 2.38%, respectively. We expect our interest rate spread and net interest margin will continue to shrink in the current interest rate environment, which will have a negative effect on our profitability in 2007.

Changes in interest rates also affect the current market value of our interest-earning securities portfolio. Generally, the value of securities moves inversely with changes in interest rates. At December 31, 2006, the fair value of our available-for-sale securities totaled $604,000. There were no unrealized net losses on these available-for-sale securities at December 31, 2006. Any decreases in the fair value of securities available-for-sale in future periods would reduce shareholders’ equity.

We evaluate interest rate sensitivity using a model prepared by the Office of Thrift Supervision. This model estimates the change in Fairport Savings Bank’s net portfolio value over a range of interest rate scenarios. Net portfolio value is the discounted present value of expected cash flows from assets, liabilities and off-balance sheet contracts. At December 31, 2006, in the event of an immediate 200 basis point increase in interest rates, the Office of Thrift Supervision model projects that we would experience a $5.3 million, or 32.0%, decrease in net portfolio value. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Management of Market Risk.”

We intend to address our current interest rate risk position by initially using the proceeds of the offering to invest in more liquid and shorter term investment and mortgage-backed securities. We also intend to invest a portion of the proceeds we receive from repayments and prepayments of loans in investment securities and mortgage-backed securities. Because investment and mortgage-backed securities yield less than loans, our net interest income could come under further pressure. Finally, if market conditions permit, we will sell a number of our fixed-rate one- to four- family loans in the secondary market. With respect to our liabilities, we intend to emphasize the marketing of our passbook and savings accounts, and increase the duration of our certificates of deposit.

Our Operating Expenses are Significantly High as a Percentage of our Net Interest Income, Making It More Difficult to Maintain Profitability.

Like many smaller financial institutions, our non-interest expense, which consists primarily of the costs associated with operating our business, represents a high percentage of the income we are able to produce. The cost of producing our income is measured by our efficiency ratio, which represents non-interest expense divided by the sum of our net interest income and non-interest income. The lower our efficiency ratio, the more effective our ability to generate income from our operations. For the years ended December 31, 2006 and 2005, our efficiency ratios were 91.5% and 82.9%, respectively. Generally, this means that we spent 91.5 cents and 82.9 cents during 2006 and 2005 to generate $1.00 of income. As a result of becoming a public company and implementing stock benefit plans, our efficiency ratio will be adversely affected. Additionally, the expense of operating our new Irondequoit branch will increase our operating expense and thereby adversely affect our efficiency ratio. It is anticipated that the net proceeds from the stock offering will allow us to increase our loan and investment income which would improve our efficiency ratio.

Our Growth Strategy Will Increase Our Expenses and May Not Be Successful.

Following the completion of the stock offering, we may attempt to increase the size of our franchise by establishing one or more new branch offices, although we have made no specific commitments to do so as of this date. Building branch offices and hiring new employees to staff these offices would significantly increase our non-interest expense. Moreover, new branch offices are generally unprofitable for a number of years until they generate sufficient levels of deposit and loan growth to offset their costs of operations. Achieving profitability may also be hampered by the interest rate spread that we will be able to achieve from yields available on loans and rates that must be paid on deposits in the current interest rate environment. For all these reasons, our branching strategy may have an adverse effect on our earnings.

The Federal Deposit Insurance Corporation has Issued New Rules that Will Increase Our Deposit Insurance Assessments and Reduce Our Income.

Under prior rules, the Federal Deposit Insurance Corporation did not assess deposit insurance premiums on financial institutions, such as Fairport Savings Bank, that were, among other criteria, well-capitalized. On November 2, 2006, the Federal Deposit Insurance Corporation adopted final regulations that assess deposit insurance premiums based on risk. As a result, the new regulation will enable the Federal Deposit Insurance Corporation to more closely tie each financial institution’s deposit insurance premiums to the risk it poses to the deposit insurance fund. Under the new rules, the Federal Deposit Insurance Corporation will evaluate the risk of each financial institution based on its supervisory rating and its financial ratios, or its long-term debt issuer rating. The new rates for nearly all of the financial institution industry will vary between five and seven cents for every $100 of domestic deposits. If this rule were in effect during 2006, we would have paid an annual deposit insurance assessment to the Federal Deposit Insurance Corporation of approximately $59,000, which would have reduced our pre-tax net income by that amount.

A Downturn in the Economy May Adversely Affect Our Business.

Substantially all of the loans in our loan portfolio are secured by real estate located in our primary market areas. So, to a large extent, our success will reflect general economic conditions in the Rochester, New York area. Negative conditions in the local economy or in the real estate markets where collateral for a mortgage loan is located could adversely affect a borrower’s ability to repay the loan and the value of the collateral securing the loan. Real estate values are affected by various factors, including supply and demand, changes in general or regional economic conditions, interest rates, governmental rules or policies and natural disasters.

The Stock Offering Will Reduce Our Return on Average Equity.

Following the stock offering and after giving effect to the stock-based benefit plans that we expect to implement after the stock offering, we expect our consolidated equity to increase from $13.9 million to between $20.4 million at the minimum of the offering range and $24.4 million at the adjusted maximum of the offering range. As a result we expect that our return on equity will decrease, as we do not expect a corresponding increase in our net income immediately following completion of the stock offering. If our return on equity remains below the industry average following the stock offering, this may reduce the value of our common stock. Our return on equity will be further reduced by the higher expenses of being a public company and added expenses associated with our employee stock ownership plan.

Strong Competition Within Our Market Areas May Limit Our Growth and Profitability.

Competition in the banking and financial services industry is intense. In our market areas, we compete with commercial banks, savings institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds, money market funds, insurance companies, and brokerage and investment banking firms operating locally and elsewhere. Some of our competitors have greater name recognition and market presence that benefit them in attracting business, and offer certain services that we do not or cannot provide. In addition, larger competitors may be able to price loans and deposits more aggressively than we do. Our profitability depends upon our continued ability to successfully compete in our market areas. For additional information see “Business of Fairport Savings Bank—Competition.”

If Our Allowance for Loan Losses is Not Sufficient to Cover Actual Loan Losses, Our Earnings Will Decrease.

We make various assumptions and judgments about the collectibility of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans. In determining the amount of the allowance for loan losses, we review our loans and our loss and delinquency experience, and we evaluate economic conditions. If our assumptions are incorrect, our allowance for loan losses may not be sufficient to cover losses inherent in our loan portfolio, resulting in additions to our allowance. Our allowance for loan losses was 0.27% of total loans and 188.3% of non-performing loans at December 31, 2006, each of which is lower than the average for our peer group of financial institutions. Material additions to our allowance could materially decrease our net income.

In addition, bank regulators periodically review our allowance for loan losses and may require us to increase our provision for loan losses or recognize additional loan charge-offs. Any increase in our allowance for loan losses or loan charge-offs as required by these regulatory authorities may have a material adverse effect on our financial condition and results of operations.

Risks Related to the Stock Offering

The Future Price of the Shares of Our Common Stock May Be Less Than the Purchase Price in the Stock Offering.

We cannot assure you that if you purchase shares of common stock in the stock offering you will later be able to sell them at or above the purchase price. The purchase price in the stock offering is determined by an independent, third-party appraisal, pursuant to federal banking regulations and subject to review and approval by the Office of Thrift Supervision as part of that agency’s review and approval of our application to conduct the stock offering. The appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of our common stock. The Office of Thrift Supervision attempts to ensure that the aftermarket appreciation of standard conversion and mutual holding company stocks is not excessive. In recent years, the final independent valuation as approved by the Office of Thrift Supervision typically has been at the adjusted maximum of the offering range as long as total subscriptions have exceed the adjusted maximum of the offering range. However, the adjusted maximum of the offering range is approximately 32% higher than the fair market value of a company as determined by the independent appraisal. Accordingly, our aggregate pro forma market value as reflected in the final, approved independent appraisal may exceed the market price of our shares of common stock after the completion of the offering. After completion of the stock offering, buyers and sellers in the marketplace will determine the price of the common stock, which may result in our stock trading below the initial offering price of $10.00 per share.

Based on market trading data, two of the fifteen mutual holding company initial public offerings that initiated trading between January 1, 2006 and February 23, 2007 traded below their initial offering price.

There Will Be a Limited Trading Market in Our Shares of Common Stock, Which Will Hinder Your Ability to Sell Our Shares of Common Stock and May Adversely Affect the Market Price of the Stock.

We expect that our common stock will trade on the OTC Bulletin Board. It is highly unlikely that an active and liquid trading market in shares of our common stock will develop. Persons purchasing shares may not be able to sell their shares when they desire if a liquid trading market does not develop or sell them at a price equal to or above the initial purchase price of $10.00 per share even if a liquid trading market develops. This limited trading market for our common stock may reduce the market value of our common stock and make it difficult to buy or sell our shares on short notice. For additional information see “Market for the Common Stock.”

We Will Need to Implement Additional Finance and Accounting Systems, Procedures and Controls in Order to Satisfy Our New Public Company Reporting Requirements, Which Will Increase our Operating Expenses.

Upon completion of the stock offering, we will become a public reporting company. Federal securities laws and regulations require that we file annual, quarterly and current reports with the Securities and Exchange Commission and that we maintain effective disclosure controls and procedures and internal control over financial reporting. We expect that the obligations of being a public company, including substantial public reporting obligations, will require significant expenditures and place additional demands on our management team. These obligations will increase our operating expenses and could divert our management’s attention from our operations. In addition, compliance with the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the Securities and Exchange Commission will require us to certify as to the adequacy of our internal controls and procedures, which may require us to upgrade our accounting systems, which would also increase our operating costs.

Our Stock-Based Benefit Plans Will Increase Our Costs, Which Will Reduce Our Income.

We have established an employee stock ownership plan in connection with the stock offering, and we intend to implement one or more stock-based benefit plans that will provide for grants of stock options and shares of common stock. In addition, as discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and based on certain assumptions discussed therein, we estimate the annual expense associated with the grant of shares of common stock and stock options under the stock-based benefit plan would be approximately $109,000 and $104,000, respectively, on a pre-tax basis, assuming the adjusted maximum number of shares is sold in the stock offering.

We anticipate that our employee stock ownership plan will borrow funds from FSB Community Bankshares, Inc. to purchase 3.92% of our outstanding shares of common stock immediately following the stock offering. Only employees, including our officers, are eligible to participate in the employee stock ownership plan. The cost of acquiring the shares of common stock for the employee stock ownership plan will be between $700,000 at the minimum of the offering range and $1.1 million at the adjusted maximum of the offering range. We will record an annual employee stock ownership plan expense in an amount equal to the fair value of shares of common stock committed to be released to employees as a result of repayment of the loan. As a result, if our common stock appreciates in value over time, compensation expense relating to the employee stock ownership plan will increase.

We also intend to adopt a stock-based benefit plan after the stock offering under which plan participants would be awarded shares of our common stock (at no cost to them) and/or options to purchase shares of our common stock. Our directors, officers and employees will be eligible to receive awards under this plan. Under current Office of Thrift Supervision regulations, we may grant shares of common stock or stock options under a stock-based benefit plan for up to 1.96% and 4.90%, respectively, of our total outstanding shares, provided such grants do not exceed 25% of the shares held by persons other than FSB Community Bankshares, MHC. Proposed Office of Thrift Supervision regulations would clarify that the amount of stock options and stock awards available for grant under the stock-based benefit plan may be greater than these amounts, provided shares used to fund the stock-based benefit plan in excess of these amounts are obtained through stock repurchases, which would, in turn, increase our costs further.

The shares of common stock granted under the stock-based benefit plan will be expensed by us over their vesting period at the fair market value of the shares on the date they are awarded. As discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and based on certain assumptions discussed therein, we estimate this annual expense would be approximately $109,000 on a pre-tax basis, assuming the adjusted maximum number of shares is sold in the stock offering. If the shares of common stock to be granted under the plan are repurchased in the open market (rather than issued directly from authorized but unissued shares by FSB Community Bankshares, Inc.) and cost the same as the purchase price in the stock offering, the reduction to shareholders’ equity due to the plan would be between $400,000 at the minimum of the offering range and $500,000 at the adjusted maximum of the offering range. To the extent we repurchase shares of common stock in the open market to fund the grants of shares under the plan, and the price of such shares exceeds the offering price of $10.00 per share, the reduction to shareholders’ equity would exceed the range described above. Conversely, to the extent the price of such shares is below the offering price of $10.00 per share, the reduction to shareholders’ equity would be less than the range described above.

Public companies must expense the grant-date fair value of stock options. In addition, public companies must revalue their estimated compensation costs at each subsequent reporting period and may be required to recognize additional compensation expense at these dates. When we record an expense for the grant of options and other stock awards using the fair value method as described in the applicable accounting rules, we will incur significant compensation and benefits expense.

Proposed Office of Thrift Supervision Regulations May Permit Us to Adopt Stock-Based Benefit Plans that Exceed Limits Applicable Under Current Regulations, and May Permit us to Approve Stock Benefit Plans Without a Separate Vote of Minority Shareholders.

The Office of Thrift Supervision has proposed amendments to its existing regulations regarding stock-based benefit plans that are intended to clarify or simplify such regulations. Specifically, the amendments would clarify that we may grant options and award shares of common stock under a stock-based benefit plan in excess of 4.90% and 1.96%, respectively, of our total outstanding shares if the stock-based benefit plan is adopted more than one year following the stock offering, provided shares used to fund the plan in excess of these amounts are obtained through stock repurchases. The proposed amendments would also require that, if the stock-based benefit plan is adopted less than one year following the stock offering, the stock-based benefit plan must be approved by a majority of the votes of FSB Community Bankshares, Inc. shareholders cast at an annual or special meeting of shareholders, excluding votes eligible to be cast by FSB Community Bankshares, MHC. Under the proposed amendments, there would be no separate vote required of minority shareholders if the stock-based benefit plan is adopted more than one year following the stock offering. The proposed amendments would further provide that the restrictions set forth above regarding the amount of individual and group awards, and restrictions on accelerated vesting of awards, would not apply if the stock-based benefit plan is adopted more than one year following the stock offering.

In the event the Office of Thrift Supervision adopts these regulations as proposed, or otherwise changes its existing regulations or policies, we may implement stock-based benefit plans that exceed the current limits applicable to the overall size of such plan and individual awards thereunder, and otherwise grant awards with terms that are different than those required by current Office of Thrift Supervision regulations and policy. Implementing stock-based benefit plans that exceed current limits could result in expense that exceeds the amounts estimated in “—Our Stock-Based Benefit Plans Will Increase Our Costs, Which Will Reduce Our Income. Our Directors, Officers and Employees are Eligible to Participate in These Stock-Based Benefit Plans.” However, until we implement our stock-based benefit-plans, and until the proposed Office of Thrift Supervision regulations are adopted in final form, we cannot estimate the costs of stock-based benefit plans that we may adopt in the future.

Moreover, to the extent that any new regulations or policies contain a more flexible voting standard for shareholder approval than that currently required, we intend to use the more flexible voting standard, which could result in the vote of FSB Community Bankshares, MHC controlling the outcome of a shareholder vote on stock-based benefit plans.

The Implementation of Stock-Based Benefit Plans May Dilute Your Ownership Interest.

We intend to adopt a stock-based benefit plan following the stock offering. This stock-based benefit plan will be funded through either open market purchases of common stock, or from the issuance of authorized but unissued shares of common stock. Shareholders would experience a reduction in ownership interest (including shares held by FSB Community Bankshares, MHC) totaling 6.4% in the event newly issued shares are used to fund stock options or awards of common stock under the plan in an amount equal to 4.90% and 1.96%, respectively, of our total outstanding shares, including shares issued to FSB Community Bankshares, MHC.

The Office of Thrift Supervision has proposed amendments to its existing regulations regarding stock-based benefit plans that would permit us to grant options and award shares of common stock under a stock-based benefit plan in excess of 4.90% and 1.96%, respectively, of our total outstanding shares if the stock-based benefit plan is adopted more than one year following the stock offering, provided shares used to fund the plan in excess of these amounts are obtained through stock repurchases.

We Have Broad Discretion in Using the Proceeds of the Stock Offering. Our Failure to Effectively Use Such Proceeds May Reduce Our Net Income.

We will use a portion of the net proceeds to finance the purchase of shares of common stock in the stock offering by the employee stock ownership plan and may use the remaining net proceeds to pay dividends to shareholders, repurchase shares of common stock, purchase investment securities, deposit funds in Fairport Savings Bank, acquire other financial services companies and financial institutions or for other general corporate purposes. Fairport Savings Bank may use the proceeds it receives to fund new loans, establish or acquire new branches, purchase investment securities, or for general corporate purposes. We have not, however, identified specific amounts of proceeds for any of these purposes and we will have significant flexibility in determining the amount of net proceeds we apply to different uses and the timing of such applications. Our failure to utilize these funds effectively could reduce our profitability. We have not established a timetable for the effective deployment of the proceeds and we cannot predict how long it will take to effectively deploy the proceeds.

Persons Who Purchase Stock in the Stock Offering Will Own a Minority of Our Shares of Common Stock and Will Not Be Able to Exercise Voting Control Over Most Matters Put to a Vote of Shareholders.

Public shareholders will own a minority of the outstanding shares of our common stock. As a result, shareholders other than FSB Community Bankshares, MHC will not be able to exercise voting control over most matters put to a vote of shareholders. FSB Community Bankshares, MHC will own a majority of our outstanding shares of common stock after the stock offering and, through its board of directors, will be able to exercise voting control over most matters put to a vote of shareholders. If a rule currently proposed by the Office of Thrift Supervision is adopted in its current form, this voting control will extend to stock-based benefit plans presented to shareholders for approval more than one year following completion of this stock offering. The same directors and certain officers who manage FSB Community Bankshares, Inc. and Fairport Savings Bank also manage FSB Community Bankshares, MHC. In addition, FSB Community Bankshares, MHC may exercise its voting control to prevent a sale or merger transaction in which shareholders could receive a premium for their shares.

Our Stock Value May be Affected Negatively by Federal Regulations Restricting Takeovers and Our Mutual Holding Company Structure.

The Mutual Holding Company Structure Will Impede Takeovers. FSB Community Bankshares, MHC, as our majority shareholder, will be able to control the outcome of virtually all matters presented to our shareholders for their approval, including a proposal to acquire us. Accordingly, FSB Community Bankshares, MHC may prevent the sale of control or merger of FSB Community Bankshares, Inc. or its subsidiaries even if such a transaction were favored by a majority of the public shareholders of FSB Community Bankshares, Inc.

Federal Regulations Restricting Takeovers. For three years following the stock offering, Office of Thrift Supervision regulations prohibit any person from acquiring or offering to acquire more than 10% of our common stock without the prior written approval of the Office of Thrift Supervision. Moreover, current Office of Thrift Supervision policy prohibits the acquisition of a mutual holding company subsidiary by any person or entity other than a mutual holding company or a mutual institution. See “Restrictions on the Acquisition of FSB Community Bankshares, Inc. and Fairport Savings Bank” for a discussion of applicable Office of Thrift Supervision regulations regarding acquisitions.

The Corporate Governance Provisions in our Charter and Bylaws May Prevent or Impede the Holders of a Minority of Our Common Stock From Obtaining Representation on Our Board of Directors.

Provisions in our charter and bylaws may prevent or impede holders of a minority of our shares of common stock from obtaining representation on our board of directors. For example, our charter provides that there will not be cumulative voting by shareholders for the election of our directors. This means that FSB Community Bankshares, MHC, as the holder of a majority of the shares eligible to be voted at a meeting of shareholders, may elect all of the directors to be elected at that meeting. In addition, our board of directors is divided into three staggered classes. A classified board makes it more difficult for shareholders to change a majority of the directors because it generally takes at least two annual elections of directors for this to occur. Our bylaws contain procedures and timetables for shareholders that wish to make nominations for the election of directors or propose new business at a meeting of shareholders, the effect of which may be to give our management time to solicit their own proxies to defeat any dissident slate of nominees. All of these provisions may prevent the sale of control or merger of FSB Community Bankshares, Inc., even if such transaction is favored by a majority of our public shareholders.

Office of Thrift Supervision Policy on Remutualization Transactions Could Prohibit the Acquisition of FSB Community Bankshares, Inc., Which May Lower Our Stock Price.

Current Office of Thrift Supervision regulations permit a mutual holding company subsidiary to be acquired by a mutual institution or a mutual holding company in a so-called “remutualization” transaction. The possibility of a remutualization transaction and the successful completion of a small number of remutualization transactions where significant premiums have been paid to minority shareholders has resulted in some takeover speculation for mutual holding companies, which may be reflected in the per share price of mutual holding companies’ common stock. However, the Office of Thrift Supervision has issued a policy statement indicating that it views remutualization transactions as raising significant issues concerning disparate treatment of minority shareholders and the mutual interests of the mutual holding company and the effect on the mutual interests of the acquiring entity. Under certain circumstances, the Office of Thrift Supervision intends to give these issues special scrutiny and to reject applications to complete remutualization transactions unless the applicant clearly demonstrates that the Office of Thrift Supervision’s concerns are not warranted in the particular case. Should the Office of Thrift Supervision prohibit or otherwise restrict these transactions in the future, our stock price may be adversely affected.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

The summary information presented below at or for the years ended December 31, 2006 and 2005 is derived in part from our consolidated financial statements. The following information is only a summary, and should be read in conjunction with our consolidated financial statements and notes beginning on page F-1 of this prospectus.

	At December 31,
	2006	2005
	(In thousands)
Selected Financial Condition Data:

Total assets	$152,823	$143,113
Cash and cash equivalents	2,182	4,669
Securities available for sale	604	576
Securities held to maturity	24,191	25,651
Loans, net	121,137	108,435
Deposits	108,580	106,800
Federal Home Loan Bank advances	28,024	20,658
Stockholder’s equity	13,870	13,618

	For the Years Ended December 31,
	2006	2005
	(In thousands)
Selected Data:

Interest and dividend income	$8,093	$6,816
Interest expense	4,421	2,978
Net interest income	3,672	3,838
Provision for loan losses	—	26
Net interest income after provision for loan losses	3,672	3,812
Non-interest income	360	319
Non-interest expense	3,688	3,448
Income before income tax expense	344	683
Income tax expense	111	226
Net income	$233	$457

	At or For the Years Ended December 31,
	2006	2005

Selected Financial Ratios and Other Data:

Performance Ratios:
Return on average assets	0.16%	0.35%
Return on average equity	1.69%	3.41%
Interest rate spread (1)	2.21%	2.68%
Net interest margin (2)	2.57%	3.01%
Efficiency ratio (3)	91.5%	82.9%
Non-interest income to average total assets	0.24%	0.24%
Non-interest expense to average total assets	2.50%	2.62%
Average interest-earning assets to average interest-bearing liabilities	1.12%	1.14%

Asset Quality Ratios:
Non-performing assets as a percent of total assets	0.11%	0.15%
Non-performing loans as a percent of total loans	0.14%	―%
Allowance for loan losses as a percent of non-performing loans	188.30%	827.50%
Allowance for loan losses as a percent of total loans	0.27%	0.30%

Capital Ratios:
Total risk-based capital (to risk-weighted assets)	19.40%	19.95%
Tier 1 leverage (core) capital (to adjusted tangible assets)	8.88%	9.32%
Tangible capital (to tangible assets)	8.88%	9.32%
Tier 1 risk-based capital (to risk-weighted assets)	18.94%	19.46%
Average equity to average total assets	9.32%	10.20%

Other Data:
Number of full service offices(4)	2	2

(1)	Represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the year.
(2)	The net interest margin represents net interest income as a percent of average interest-earning assets for the year.
(3)	The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.
(4)	In January 2007, a third branch office was opened in Irondequoit, New York.

FORWARD LOOKING STATEMENTS

This prospectus contains forward-looking statements, which can be identified by the use of such words as estimate, project, believe, intend, anticipate, plan, seek, expect and similar expressions. These forward-looking statements include:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans and prospects and growth and operating strategies;

•	statements regarding the asset quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.

These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following important factors that could affect the actual outcome of future events:

•	significantly increased competition among depository and other financial institutions;

•	inflation and changes in the interest rate environment that reduce our interest margins or reduce the fair value of financial instruments;

•	general economic conditions, either nationally or in our market areas, that are worse than expected;

•	adverse changes in the securities markets;

•	legislative or regulatory changes that adversely affect our business;

•	our ability to enter new markets successfully and take advantage of growth opportunities, and the possible short-term dilutive effect of potential acquisitions or de novo branches, if any;

•	changes in consumer spending, borrowing and savings habits;

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies and the Financial Accounting Standards Board;

•	inability of third-party providers to perform their obligations to us; and

•	changes in our organization, compensation and benefit plans.

Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. We discuss these and other uncertainties in “Risk Factors.”

HOW WE INTEND TO USE THE PROCEEDS FROM THE STOCK OFFERING

Although we will not be able to determine the amount of actual net proceeds we will receive from the sale of shares of common stock until the stock offering is completed, based upon the sale of our shares at $10 per share we anticipate that the net proceeds will be between $7.5 million and $10.5 million, or $12.2 million if the stock offering is increased.

We intend to distribute the net proceeds from the stock offering as follows:

	838,950 Shares at Minimum of Offering Range		987,000 Shares at Midpoint of Offering Range		1,135,050 Shares at Maximum of Offering Range		1,305,308 Shares at Adjusted Maximum of Offering Range (1)
	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds
			(Dollars in Thousands)

Stock offering proceeds	$8,390	111.3%	$9,870	109.5%	$11,351	108.1%	$13,053	107.0%
Less:
Stock offering expenses, excluding sales agent commissions and expenses	(645)	(8.5)	(645)	(7.2)	(645)	(6.1)	(645)	(5.3)
Sales agent commissions and expenses	(210)	(2.8)	(210)	(2.3)	(210)	(2.0)	(210)	(1.7)
Net stock offering proceeds	7,535	100.0%	9,015	100.0%	10,496	100.0%	12,198	100.0%
Less:
Proceeds contributed to Fairport Savings Bank	(3,767)	(50.0)	(4,508)	(50.0)	(5,248)	(50.0)	(6,099)	(50.0)
Proceeds used for loan to employee stock ownership plan	(700)	(9.3)	(823)	(9.1)	(947)	(9.0)	(1,089)	(8.9)
Proceeds retained by FSB Community Bankshares, Inc.	$3,068	40.7%	$3,684	40.9%	$4,301	41.0%	$5,010	41.1%

(1)
As adjusted to give effect to an increase in the number of shares of common stock outstanding after the stock offering which could occur due to an increase in the maximum of the independent valuation as a result of regulatory considerations, demand for the shares, or changes in market conditions or general economic conditions following the commencement of the stock offering.

The net proceeds may vary because total expenses relating to the stock offering may be more or less than our estimates. For example, our expenses would increase if a syndicated community offering were used to sell shares of common stock not purchased in the subscription offering and any community offering. Payments for shares made through withdrawals from existing deposit accounts will not result in the receipt of new funds for investment but will result in a reduction of Fairport Savings Bank’s deposits. In all instances, Fairport Savings Bank will receive at least 50% of the net proceeds of the stock offering. We intend to contribute more than 50% of the net proceeds from the stock offering to Fairport Savings Bank to the extent that such additional capital would be required in order for Fairport Savings Bank to have at least 10% tangible capital immediately following completion of the stock offering.

We are undertaking the stock offering at this time in order to increase our capital and have the capital resources available to expand our business. For further information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Business Strategy.” The stock offering proceeds will increase our capital resources and the amount of funds available to us for lending and investment purposes. The proceeds will also give us greater flexibility to expand our branch network and expand the products and services we offer to our customers.

FSB Community Bankshares, Inc. may use the proceeds it retains from the stock offering:

•	to finance the purchase of shares of common stock in the stock offering by the employee stock ownership plan;

•	to invest in securities;

•	to deposit funds in Fairport Savings Bank;

•	to repurchase its shares of common stock;

•	to pay dividends to our shareholders;

•	to finance acquisitions of financial institutions or branches and other financial services businesses, although no material transactions are being considered at this time; and

•	for general corporate purposes.

Under current Office of Thrift Supervision regulations, we may not repurchase shares of our common stock during the first year following the stock offering, except to fund equity benefit plans other than stock options or except when extraordinary circumstances exist and with prior regulatory approval.

Fairport Savings Bank intends to invest the proceeds it receives from the stock offering initially in short-term, liquid investments. Over time, Fairport Savings Bank may use the proceeds that it receives from the stock offering as follows:

•
to expand its retail banking franchise by establishing de novo branches, by acquiring existing branches, or by acquiring other financial institutions or other financial services companies, although no material acquisitions are specifically being considered at this time;

•	to fund new loans;

•	to support new products and services;

•	to invest in securities; and

•	for general corporate purposes.

The use of the proceeds outlined above may change, based on changes in interest rates, equity markets, laws and regulations affecting the financial services industry, our relative position in the financial services industry, the attractiveness of potential acquisitions to expand our operations, and overall market conditions. We expect our return on equity to decrease as compared to our performance in recent years until we are able to utilize effectively the additional capital raised in the stock offering. Until we can increase our net interest income and non-interest income, we expect our return on equity to be below the industry average, which may negatively affect the value of our common stock. See “Risk Factors.”

OUR POLICY REGARDING DIVIDENDS

Following completion of the stock offering, our board of directors will have the authority to declare dividends on our common stock, subject to statutory and regulatory requirements. Our board of directors currently does not intend to make a dividend payment following completion of the stock offering. Future dividend payments will depend upon a number of factors, including capital requirements, our consolidated financial condition and results of operations, tax considerations, statutory and regulatory limitations and general economic conditions. No assurances can be given that any dividends will be paid or that, if paid, such dividends will not be reduced or eliminated in the future. Special cash dividends, stock dividends or returns of capital, to the extent permitted by Office of Thrift Supervision policy and regulations, may be paid in addition to, or in lieu of, regular cash dividends. We will file a consolidated tax return with Fairport Savings Bank. Accordingly, it is anticipated that any cash distributions made by FSB Community Bankshares, Inc. to its shareholders would be treated as cash dividends and not as a non-taxable return of capital for federal and state tax purposes.

Pursuant to our charter, we are authorized to issue preferred stock. If we issue preferred stock, the holders thereof may have a priority over the holders of our shares of common stock with respect to the payment of dividends. For a further discussion concerning the payment of dividends on our shares of common stock, see “Description of Capital Stock of FSB Community Bankshares, Inc.—Common Stock—Distributions.” Dividends we can declare and pay will depend, in large part, upon the net proceeds of the stock offering we retain and, to a lesser extent, on the receipt of dividends from Fairport Savings Bank. Initially, we will have no additional sources of income to support dividend payments other than earnings from the investment of proceeds from the sale of shares of common stock, and interest payments received in connection with the loan to the employee stock ownership plan. A regulation of the Office of Thrift Supervision imposes limitations on “capital distributions” by savings institutions. See “Supervision and Regulation—Federal Banking Regulation—Capital Distributions.”

Any payment of dividends by Fairport Savings Bank to FSB Community Bankshares, Inc. that would be deemed to be drawn from Fairport Savings Bank’s bad debt reserves would require a payment of taxes at the then-current tax rate by Fairport Savings Bank on the amount of earnings deemed to be removed from the reserves for such distribution. Fairport Savings Bank does not intend to make any distribution to FSB Community Bankshares, Inc. that would create such a federal tax liability. See “Federal and State Taxation.”

Additionally, pursuant to Office of Thrift Supervision regulations, during the three-year period following the stock offering, we will not take any action to declare an extraordinary dividend to shareholders that would be treated by recipients as a tax-free return of capital for federal income tax purposes.

If we pay dividends to our shareholders, we also will be required to pay dividends to FSB Community Bankshares, MHC, unless FSB Community Bankshares, MHC elects to waive the receipt of dividends. We anticipate that FSB Community Bankshares, MHC will waive any dividends we pay. Any decision to waive dividends will be subject to regulatory approval. Under Office of Thrift Supervision regulations, public shareholders would not be diluted for any dividends waived by FSB Community Bankshares, MHC in the event FSB Community Bankshares, MHC converts to stock form. See “Supervision and Regulation—Holding Company Regulation.”

MARKET FOR THE COMMON STOCK

We have never issued common stock to the public, so there is no established market for the common stock. We anticipate that our shares of common stock will be quoted on the OTC Bulletin Board. In order for our common stock to be quoted on the OTC Bulletin Board, we must have at least one broker-dealer who will make a market in our common stock. Sandler O’Neill & Partners, L.P. has advised us that it intends to make a market in our common stock following the stock offering, but it is under no obligation to do so.

The development of an active trading market depends on the existence of willing buyers and sellers, the presence of which is not within our control, or that of any market maker. The number of active buyers and sellers of our common stock at any particular time may be limited. Under such circumstances, you could have difficulty selling your shares of common stock on short notice and, therefore, you should not view the purchase of our common stock as a short-term investment. We cannot assure you that an active trading market for the common stock will develop or that, if it develops, it will continue. Nor can we assure you that, if you purchase shares of our common stock, you will be able to sell them at or above $10.00 per share.

REGULATORY CAPITAL COMPLIANCE

At December 31, 2006, Fairport Savings Bank exceeded all regulatory capital requirements. The following table sets forth our compliance, as of December 31, 2006, with the regulatory capital standards, on a historical and pro forma basis, assuming that the indicated number of shares of common stock were sold as of such date at $10.00 per share, Fairport Savings Bank received 50% of the estimated net proceeds and 50% of the net proceeds were retained by FSB Community Bankshares, Inc. Accordingly, proceeds received by Fairport Savings Bank have been assumed to equal $3.8 million, $4.5 million, $5.2 million and $6.1 million at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively. For a discussion of the applicable capital requirements, see “Supervision and Regulation—Federal Banking Regulation—Capital Requirements.”

			Pro Forma at December 31, 2006, Based Upon the Sale of
	Historical at December 31, 2006		838,950 Shares at Minimum of Offering Range		987,000 Shares at Midpoint of Offering Range		1,135,050 Shares at Maximum of Offering Range		1,305,308 Shares at Adjusted Maximum of Offering Range (1)
	Amount	Percent of Assets (2)	Amount	Percent of Assets (2)	Amount	Percent of Assets (2)	Amount	Percent of Assets (2)	Amount	Percent of Assets (2)
	(Dollars in Thousands)
GAAP capital	$13,870	9.08%	$17,637	10.82%	$17,555	11.16%	$18,171	11.50%	$18,880	11.88%

Tangible capital:
Tangible capital (3)(4)(7)	$13,515	8.88%	$16,582	10.64%	$17,200	10.98%	$17,816	11.32%	$18,525	11.71%
Requirement	2,282	1.50	2,339	1.50	2,350	1.50	2,361	1.50	2,374	1.50
Excess	$11,233	7.38%	$14,243	9.14%	$14,850	9.48%	$15,455	9.82%	$16,151	10.21%

Core capital:
Core capital (3)(4)(7)	$13,515	8.88%	$16,582	10.64%	$17,200	10.98%	$17,816	11.32%	$18,525	11.71%
Requirement (5)	6,086	4.00	6,237	4.00	6,266	4.00	6,296	4.00	6,330	4.00
Excess	$7,429	4.88%	$10,345	6.64%	$10,934	6.98%	$11,520	7.32%	$12,195	7.71%

Tier I risk based capital:
Tier I risk based capital (3)(4)(7)	$13,515	18.94%	$16,582	23.00%	$17,200	23.81%	$17,816	24.61%	$18,525	25.23%
Requirement (5)	2,854	4.00	2,884	4.00	2,890	4.00	2,896	4.00	2,902	4.00
Excess	$10,661	14.94%	$13,698	19.00%	$14,310	19.81%	$14,920	20.61%	$15,623	21.53%

Total risk-based capital:
Total risk-based capital (4)(6)(7)	$13,837	19.40%	$16,904	23.45%	$17,522	24.25%	$18,138	25.06%	$18,847	25.97%
Requirement	5,708	8.00	5,767	8.00	5,779	8.00	5,791	8.00	5,805	8.00
Excess	$8,129	11.40%	$11,137	15.45%	$11,743	16.25%	$12,347	17.06%	$13,042	17.97%

Reconciliation of capital infused into Fairport Savings Bank:
Net proceeds			$7,535		$9,015		$10,496		$12,198
Less:
Contra-account established for employee stock ownership plan			(700)		(823)		(947)		(1,089)
Proceeds retained by FSB Community Bankshares, Inc.			$(3,767)		$(4,508)		$(5,248)		$(6,099)
Pro forma increase in GAAP and regulatory capital			3,068		3,684		4,301		5,010

(footnotes on following page)

(1)
As adjusted to give effect to an increase in the number of shares of common stock outstanding after the stock offering which could occur due to an increase in the maximum of the independent valuation as a result of changes in market conditions following the commencement of the stock offering.

(2)	Based on pre-stock offering GAAP assets of $152.8 million, adjusted total assets of $152.1 million for the purposes of the tangible and core capital requirements, and risk-weighted assets of $71.3 million for the purposes of the risk-based capital requirement.
(3)	Tangible capital levels are shown as a percentage of tangible assets. Core capital levels are shown as a percentage of total adjusted assets. Total risk-based capital levels are shown as a percentage of risk-weighted assets.
(4)	Pro forma capital levels assume that we fund the stock-based benefit plan at the holding company level with no impact to the financial statements of Fairport Savings Bank, and that the employee stock ownership plan purchases 3.92% of the shares of common stock to be outstanding immediately following the stock offering (including shares issued to FSB Community Bankshares, MHC) with funds we lend. Fairport Savings Bank’s pro forma GAAP and regulatory capital have been reduced by the amount required to record a contra-equity account at the bank level to reflect the obligation to repay the loan to the employee stock ownership plan. See “Management” for a discussion of the employee stock ownership plan.
(5)	The current core capital requirement for savings banks that receive the highest supervisory rating for safety and soundness is 3% of total adjusted assets and 4% to 5% of total adjusted assets for all other savings banks. See “Supervision and Regulation—Federal Banking Regulation—Standards for Safety and Soundness” and “—Capital Requirements,” respectively.
(6)	Assumes net proceeds are invested in assets that carry a 20% risk-weighting.
(7)
Pro forma capital levels assume receipt by Fairport Savings Bank of 50% of the net proceeds from the sale of shares of common stock in the stock offering. We intend to contribute more than 50% of the net proceeds from the stock offering to Fairport Savings Bank to the extent that such additional capital would be required in order for Fairport Savings Bank to have at least 10% tangible capital immediately following completion of the stock offering.

CAPITALIZATION

The following table presents our historical consolidated capitalization at December 31, 2006, and our pro forma consolidated capitalization after giving effect to the stock offering, based upon the sale of the number of shares of common stock indicated in the table and the other assumptions set forth under “Pro Forma Data.”

			Pro Forma Consolidated Capitalization Based Upon the Sale for $10.00 Per Share of
	Historical Consolidated Capitalization		838,950 Shares at Minimum of Offering Range		987,000 Shares at Midpoint of Offering Range		1,135,050 Shares at Maximum of Offering Range		1,305,308 Shares at Adjusted Maximum of Offering Range (1)
	(Dollars in Thousands)

Deposits (2)		$108,580		$108,580		$108,580		$108,580		$108,580
Federal Home Loan Bank advances (3)		28,024		28,024		28,024		28,024		28,024
Total deposits and borrowings		$138,424		$138,424		$138,424		$138,424		$138,424
Stockholder’s equity:
Preferred stock, 1,000,000 shares authorized; none to be issued	$	―	$	―	$	―	$	―	$	―
Common stock, $0.10 par value per share, 10,000,000 shares authorized; shares to be issued as reflected		―		179		210		242		278
Additional paid-in capital (4)		10		7,366		$8,815		$10,264		$11,930
Retained earnings		13,505		13,505		13,505		13,505		13,505
Common stock acquired by employee stock ownership plan (5)		―		(700)		(823)		(947)		(1,089)
Common stock acquired by stock-based benefit plan (6)		―		(350)		(412)		(473)		(544)
Accumulated other comprehensive income		355		355		355		355		355
Total shareholders’ equity (7)		$13,870		$20,355		$21,650		$22,946		$24,435

Pro forma shares outstanding:
Total shares outstanding (8)		―		1,785,000		2,100,000		2,415,000		2,777,250
Shares issued to FSB Community Bankshares, MHC (8)		―		946,050		1,113,000		1,279,950		1,471,942
Shares offered for sale		―		838,950		987,000		1,135,050		1,305,308

Total stockholders’ equity as a percentage of pro forma total assets		9.08%		12.78%		13.48%		14.17%		14.96%

(1)
As adjusted to give effect to an increase in the number of shares of common stock outstanding after the stock offering which could occur due to an increase in the maximum of the independent valuation as a result of changes in market conditions following the commencement of the stock offering.

(2)	Does not reflect withdrawals from deposit accounts for the purchase of shares of common stock in the stock offering. Such withdrawals would reduce pro forma deposits by the amount of such withdrawals.
(3)	Includes securities sold under agreements to repurchase. See “Business of Fairport Savings Bank—Sources of Funds—Borrowings.”
(4)	The sum of the par value of the total shares outstanding and additional paid-in capital equals the net stock offering proceeds. No effect has been given to the issuance of additional shares of common stock pursuant to stock options granted under the stock-based benefit plan that we intend to adopt. The stock issuance plan permits us to adopt one or more stock benefit plans, subject to shareholder approval, that may award stock or stock options in an aggregate amount up to 25% of the number of shares of common stock held by persons other than FSB Community Bankshares, MHC. The stock-based benefit plan will not be implemented for at least six months after the stock offering and until it has been approved by our shareholders.
(5)
Assumes that 3.92% of the shares of common stock to be outstanding immediately following the stock offering (including shares issued to FSB Community Bankshares, MHC) will be purchased by the employee stock ownership plan with funds that we will lend to acquire the remaining shares. The common stock acquired by the employee stock ownership plan is reflected as a reduction of shareholders’ equity. Fairport Savings Bank will provide the funds to repay the employee stock ownership plan loan. See “Management—Benefit Plans.”

(6)	Assumes that subsequent to the stock offering, 1.96% of the outstanding shares of common stock, including shares issued to FSB Community Bankshares, MHC, are purchased (with funds we provide) by the stock-based benefit plan in the open market at a price equal to the price for which the shares are sold in the stock offering. The shares of common stock to be purchased by the stock-based benefit plan are reflected as a reduction of shareholders’ equity. See “Pro Forma Data” and “Management.” The stock issuance plan permits us to adopt one or more stock benefit plans that award stock or stock options, in an aggregate amount up to 25% of the number of shares of common stock held by persons other than FSB Community Bankshares, MHC. The stock-based benefit plan will not be implemented for at least six months after the stock offering and until it has been approved by shareholders. See “Pro Forma Data” for a discussion of the potential dilutive impact of the award of shares under these plans. The Office of Thrift Supervision has proposed amendments to its existing regulations regarding stock-based benefit plans that would clarify that we may award shares of common stock under a stock-based benefit plan in excess of 1.96% of our total outstanding shares if the stock-based benefit plan is adopted more than one year following the stock offering, and the shares used to fund the plan in excess of these amounts are obtained through stock repurchases. In the event the Office of Thrift Supervision adopts these regulations as proposed, or otherwise changes its regulations or policies to permit larger stock-based benefit plans, greater amounts of stock awards as compared to stock options or faster acceleration of vesting of benefits, we may increase the awards beyond current regulatory restrictions and beyond the amounts reflected in this table.
(7)	Total shareholders’ equity equals GAAP capital.
(8)	We issued 100 shares of our common stock to FSB Community Bankshares, MHC in connection with our mutual holding company reorganization in 2005.

PRO FORMA DATA

We cannot determine the actual net proceeds from the sale of the shares of common stock until the stock offering is completed. However, based upon the following assumptions, we estimate that net proceeds will be between $7.5 million and $10.5 million, or $12.2 million if the offering range is increased:

•	we will sell all shares of common stock in the subscription offering;

•
our employee stock ownership plan will purchase 3.92% of the shares of common stock to be outstanding upon the completion of the stock offering (including shares issued to FSB Community Bankshares, MHC) with a loan from FSB Community Bankshares, Inc. Fairport Savings Bank’s total annual payment of the employee stock ownership plan debt is based upon equal annual installments of principal and interest over a term of 20 years;

•	expenses of the stock offering, other than fees to be paid to Sandler O’Neill & Partners, L.P., are estimated to be $600,000; and

•	Sandler O’Neill & Partners, L.P. will receive a fixed fee and expenses of $0.2 million.

We calculated our pro forma consolidated net income and shareholders’ equity for the year ended December 31, 2006 as if the shares of common stock had been sold at the beginning of the year and the net proceeds had been invested at 4.99% for the entire year, which assumes reinvestment of the net proceeds at a rate equal to the one year United States Treasury yield for the period. We believe this rate more accurately reflects a pro forma reinvestment rate than the arithmetic average method, which assumes reinvestment of the net proceeds at a rate equal to the average of the yield on interest-earning assets and the cost of deposits for these periods. We assumed a tax rate of 35% for the year. This results in an annualized after-tax yield of 3.24% for the year ended December 31, 2006.

We calculated historical and pro forma per share amounts by dividing historical and pro forma amounts of consolidated net income and shareholders’ equity by the indicated number of shares of common stock. We adjusted these figures to give effect to the shares of common stock purchased by the employee stock ownership plan. We computed per share amounts for the year as if the shares of common stock were outstanding at the beginning of the year, but we did not adjust per share historical or pro forma shareholders’ equity to reflect the earnings on the estimated net proceeds.

The pro forma tables give effect to the implementation of a stock-based benefit plan. Subject to the receipt of shareholder approval, we have assumed that the stock-based benefit plan will acquire an amount of shares of common stock equal to 1.96% of our outstanding shares of common stock, including shares issued to FSB Community Bankshares, MHC, at the same price for which they were sold in the stock offering. We assume that shares of common stock are granted under the plan in awards that vest over a five-year period. The stock issuance plan provides that we may grant awards of stock or options under one or more stock benefit plans in an aggregate amount up to 25% of the number of shares of common stock held by persons other than FSB Community Bankshares, MHC. However, any awards of stock in excess of 1.96% of the outstanding shares, including shares issued to FSB Community Bankshares, MHC, would have to be funded through open market purchases, and currently would require prior approval of the Office of Thrift Supervision.

We have also assumed that the stock-based benefit plan will grant options to acquire shares of common stock equal to 4.90% of our outstanding shares of common stock (including shares of common stock issued to FSB Community Bankshares, MHC). In preparing the tables below, we assumed that shareholder approval was obtained, that the exercise price of the stock options and the market price of the stock at the date of grant were $10.00 per share and that the stock options had a term of ten years and vested over five years. We applied the Black-Scholes option pricing model to estimate a grant-date fair value of $3.81 for each option. In addition to the terms of the options described above, the Black-Scholes option pricing model incorporated an estimated volatility rate of 9.39% for the shares of common stock based on an index of publicly traded mutual holding companies, a dividend yield of 0%, an expected option life of 10 years and a risk free interest rate of 4.71%. Finally, we assumed that 25% of the stock options were non-qualified options granted to directors, resulting in a tax benefit (at an assumed tax rate of 35.0%) for a deduction for compensation expense equal to the grant-date fair value of the options. The stock issuance plan provides that we may grant awards of stock options under one or more stock benefit plans in an amount up to 25% of the number of shares of common stock held by persons other than FSB Community Bankshares, MHC. However, any awards of options in excess of 4.90% of our outstanding shares, including shares issued to FSB Community Bankshares, MHC, would require prior approval of the Office of Thrift Supervision. It is expected that FSB Community Bankshares, Inc. will fund the cost of any proposed stock-based incentive plan.

The Office of Thrift Supervision has proposed amendments to its existing regulations regarding stock-based benefit plans that are intended to clarify and simplify such regulations, specifically, the amendments would clarify that we may grant options and award shares of common stock under a stock-based benefit plan in excess of 4.90% and 1.96%, respectively, of our total outstanding shares if the stock-based benefit plan is adopted more than one year following the stock offering and shares used to fund the plan are obtained through stock repurchases. In the event the Office of Thrift Supervision adopts these regulations as proposed, or otherwise changes its existing regulations or policies to permit larger stock-based benefit plans, greater amounts of stock awards as compared to stock options, or faster acceleration of vesting of benefits, the restrictions described above may not apply to any stock-based benefit plans that we adopt, and we may exceed the current limits applicable to the overall size of such plans and individual awards thereunder, and otherwise grant awards with terms that are different than those required by current Office of Thrift Supervision regulations and policy.

As discussed under “How We Intend to Use the Proceeds from the Stock Offering,” we intend to retain 50% of the net proceeds from the stock offering and contribute the remaining net proceeds from the stock offering to Fairport Savings Bank. However, we intend to contribute more than 50% of the net proceeds from the stock offering to Fairport Savings Bank to the extent that such additional capital would be required in order for Fairport Savings Bank to have at least 10% tangible capital immediately following completion of the stock offering. We will use a portion of the proceeds we retain for the purpose of making a loan to the employee stock ownership plan, and retain the rest of the proceeds for future use.

The pro forma table does not give effect to:

•	withdrawals from deposit accounts for the purpose of purchasing shares of common stock in the stock offering;

•	our results of operations after the stock offering; or

•	changes in the market price of the shares of common stock after the stock offering.

The following pro forma information may not represent the financial effects of the stock offering at the date on which the stock offering actually occurs and you should not use the table to indicate future results of operations. Pro forma shareholders’ equity represents the difference between the stated amount of our assets and liabilities, computed in accordance with accounting principles generally accepted in the United States of America (“GAAP”). We did not increase or decrease shareholders’ equity to reflect the difference between the carrying value of loans and other assets and their market value. Pro forma shareholders’ equity is not intended to represent the fair market value of the shares of common stock and may be different than the amounts that would be available for distribution to shareholders if we liquidated. Pro forma shareholders’ equity does not give effect to the impact of tangible assets or tax bad debt reserves in the event we are liquidated.

At or For the Year Ended December 31, 2006 Based Upon the Sale at $10.00 Per Share of
838,950 Shares at Minimum of Offering Range	987,000 Shares at Midpoint of Offering Range	1,135,050 Shares at Maximum of Offering Range	1,305,308 Shares at Adjusted Maximum of Offering Range (1)
(Dollars in Thousands, Except Per Share Amounts)

Gross proceeds of stock offering	$8,390	$9,870	$11,351	$13,053
Less: expenses	(855)	(855)	(855)	(855)
Estimated net proceeds	7,535	9,015	10,496	12,198
Less:
Common stock acquired by employee stock ownership plan (2)	(700)	(823)	(947)	(1,089)
Common stock awarded under stock-based benefit plan (3)	(350)	(412)	(473)	(544)
Estimated net proceeds after adjustment for stock benefit plans	$6,485	$7,780	$9,076	$10,565

For the Year Ended December 31, 2006:
Net income:
Historical	$233	$233	$233	$233
Pro forma adjustments:
Income on adjusted net proceeds	210	252	294	343
Employee stock ownership plan (2)	(23)	(27)	(31)	(35)
Shares awarded under stock-based benefit plan (3)(4)	(46)	(54)	(61)	(71)
Options awarded under stock-based benefit plan (5)	(61)	(72)	(82)	(95)
Pro forma net income (6)	$313	$332	$353	$375

Net income per share:
Historical	$0.14	$0.12	$0.10	$0.09
Pro forma adjustments:
Income on adjusted net proceeds	0.12	0.12	0.13	0.13
Employee stock ownership plan (2)	(0.01)	(0.01)	(0.01)	(0.01)
Shares awarded under stock-based benefit plan (3)(4)	(0.03)	(0.03)	(0.03)	(0.03)
Options awarded under stock-based benefit plan (5)	(0.04)	(0.04)	(0.04)	(0.04)
Pro forma net income per share (2)(3)(4)(5)(6)	$0.18	$0.16	$0.15	$0.14

Offering price to pro forma net income per share	55.56	x	62.50	x	66.67	x	71.43	x
Shares considered outstanding in calculating pro forma net income per share	1,718,527	2,021,796	2,325,065	2,673,825

At December 31, 2006:
Shareholders’ equity:
Historical	$13,870	$13,870	$13,870	$13,870
Estimated net proceeds	7,535	9,015	10,496	12,198
Less:
Common stock acquired by employee stock ownership plan (2)	(700)	(823)	(947)	(1,089)
Common stock awarded under stock-based benefit plan (3)(4)	(350)	(412)	(473)	(544)
Pro forma shareholders’ equity (6)	$20,355	$21,650	$22,946	$24,435
Shareholders’ equity per share:
Historical	$7.77	$6.60	$5.74	$4.99
Estimated net proceeds	4.22	4.30	4.35	4.40
Less:
Common stock acquired by employee stock ownership plan (2)	(0.39)	(0.39)	(0.39)	(0.39)
Common stock awarded under stock-based benefit plan (3)(4)	(0.20)	(0.20)	(0.20)	(0.20)
Pro forma shareholders’ equity per share (3)(4)(5)(6)	$11.40	$10.31	$9.50	$8.80

Offering price as percentage of pro forma shareholders’ equity per share	87.72%	96.99%	105.26%	113.64%
Shares considered outstanding in calculating offering price as a percentage of pro forma shareholders’ equity per share	1,785,000	2,100,000	2,415,000	2,777,250
Public ownership	47.0%	47.0%	47.0%	47.0%
Mutual holding company ownership	53.0%	53.0%	53.0%	53.0%

(footnotes on following page)

(1)
As adjusted to give effect to an increase in the number of shares outstanding after the stock offering, which could occur due to an increase in the maximum of the independent valuation as a result of changes in market conditions following the commencement of the stock offering.

(2)
It is assumed that 3.92% of the shares to be outstanding upon completion of the stock offering (including shares issued to FSB Community Bankshares, MHC) will be purchased by the employee stock ownership plan. For purposes of this table, funds used to acquire such shares are assumed to have been borrowed from us by the employee stock ownership plan with a loan with a 20-year term. The amount to be borrowed is reflected as a reduction of shareholders’ equity. Fairport Savings Bank intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the principal and interest requirement of the debt. After December 31, 2007, Fairport Savings Bank’s total annual payment of the employee stock ownership plan debt is based upon equal annual installments of principal and interest based upon the remaining term of the loan. The pro forma net income information makes the following assumptions:

(i)	Fairport Savings Bank’s contribution to the employee stock ownership plan was made at the end of the period;
(ii)
3,499, 4,116, 4,733 and 5,443 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively were committed to be released during the year ended December 31, 2006, at an average fair value equal to the price for which the shares are sold in the stock offering in accordance with Statement of Position (“SOP”) 93-6; and

(iii)	only the employee stock ownership plan shares committed to be released were considered outstanding for purposes of the net income per share calculations.
(3)
Gives effect to the stock-based benefit plan expected to be adopted following the stock offering. We have assumed that this plan acquires a number of shares of common stock equal to 1.96% of the outstanding shares, including shares issued to FSB Community Bankshares, MHC, through open market purchases at the beginning of the period presented for a purchase price equal to the price for which the shares are sold in the stock offering, and that 20% of the amount contributed was an amortized expense (based upon a five-year vesting period) during the year ended December 31, 2006. It is expected that FSB Community Bankshares, Inc. will contribute the funds used by the stock-based benefit plan to purchase the shares. There can be no assurance that the actual purchase price of the shares granted under the stock-based benefit plan will be equal to the $10.00 subscription price. If shares are acquired from authorized but unissued shares of common stock or from treasury shares, our net income per share and shareholders’ equity per share will decrease. This will also have a dilutive effect of approximately 1.92% (at the maximum of the offering range) on the ownership interest of shareholders. The effect on pro forma net income per share and pro forma shareholders’ equity per share is not material.

The following table shows pro forma net income per share and pro forma shareholders’ equity per share, assuming all the shares to fund the stock awards are obtained from authorized but unissued shares.

At or For the Year Ended December 31, 2006	838,950 Shares at Minimum of Offering Range	987,000 Shares at Midpoint of Offering Range	1,135,050 Shares at Maximum of Offering Range	1,305,308 Shares at Adjusted Maximum of Offering Range
Pro forma net income per share	$0.18	$0.16	$0.15	$0.14
Pro forma shareholders’ equity per share	11.38	10.30	9.51	8.82

(4)
The Office of Thrift Supervision has proposed amendments to its existing regulations regarding stock-based benefit plans that would clarify that we may grant options and award shares of common stock under a stock-based benefit plan in excess of 4.90% and 1.96%, respectively, of our total outstanding shares if the stock-based benefit plan is adopted more than one year following the stock offering, and shares used to fund the plan in excess of these amounts are obtained through stock repurchases. In the event the Office of Thrift Supervision adopts these regulations as proposed, or otherwise changes its regulations or policies to permit larger stock-based benefit plans, greater amounts of stock awards as compared to stock options or faster acceleration of vesting of benefits, we may increase the awards beyond current regulatory restrictions and beyond the amounts reflected in this table.

(5)
Gives effect to the granting of options pursuant to the stock-based benefit plan, which is expected to be adopted by FSB Community Bankshares, Inc. following the stock offering and presented to shareholders for approval not earlier than six months after the completion of the stock offering. We have assumed that options will be granted to acquire shares of common stock equal to 4.90% of outstanding shares, including shares issued to FSB Community Bankshares, MHC. In calculating the pro forma effect of the stock options, it is assumed that the exercise price of the stock options and the trading price of the stock at the date of grant were $10.00 per share, the estimated grant-date fair value pursuant to the application of the Black-Scholes option pricing model was $3.81 for each option, the aggregate grant-date fair value of the stock options was amortized to expense on a straight-line basis over a five-year vesting period of the options, and that 25.0% of the amortization expense (or the assumed portion relating to options granted to directors) resulted in a tax benefit using an assumed tax rate of 35.0%. Under the above assumptions, the adoption of the stock-based benefit plan will result in no additional shares under the treasury stock method for purposes of calculating earnings per share. There can be no assurance that the actual exercise price of the stock options will be equal to the $10.00 price per share. If a portion of the shares to satisfy the exercise of options under the stock-based benefit plan are obtained from the issuance of authorized but unissued shares, our net income per share and shareholders’ equity per share will decrease. This will also have a dilutive effect of up to 4.7% on the ownership interest of persons who purchase shares of common stock in the stock offering.

(6)	The retained earnings of Fairport Savings Bank will continue to be substantially restricted after the stock offering. See “Supervision and Regulation—Federal Banking Regulation.”

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

This section is intended to help potential investors understand our financial performance through a discussion of the factors affecting our financial condition at December 31, 2006 and 2005 and our consolidated results of operations for the years ended December 31, 2006 and 2005. This section should be read in conjunction with the consolidated financial statements and notes to the financial statements that appear elsewhere in this prospectus.

Overview

Our business has traditionally focused on the originating and retention in our portfolio of one- to four-family residential real estate mortgage loans and home equity lines of credit, and attracting retail deposits in our primary market areas, and consisting of Monroe County and the surrounding upstate New York counties of Livingston, Ontario, Orleans and Wayne. During the last several years, the operating environment for financial institutions, and particularly those that focus on originating longer-term mortgage loans, has been challenging. Short-term interest rates, which guide our pricing of deposits, have been rising in conjunction with the 17 rate increases implemented by the Federal Reserve Board since 2004, while longer-term interest rates, which guide the pricing of our loans, have been relatively constant. The U.S. Treasury yield curve has become inverted and has negatively affected our net interest income. Specifically, our average interest rate spread decreased to 2.21% for the year ended December 31, 2006 from 2.68% for the year ended December 31, 2005, and our average net interest margin decreased to 2.57% for the year ended December 31, 2006 from 3.01% for the year ended December 31, 2005. For the quarter ended December 31, 2006, our interest rate spread and net interest margin were 1.98% and 2.38%, respectively. We expect the current interest rate environment to continue to compress our interest rate spread and net interest margin.

Our total loans receivable, net increased $12.7 million during 2006 to $121.1 million at December 31, 2006 from $108.4 million at December 31, 2005. During the fourth quarter of 2006, in order to address the interest rate risk associated with the inversion of the yield curve and in order to improve our interest rate risk position, we sold $1.2 million of our 30-year fixed rate residential mortgage originations on a servicing-retained basis and, on a selective basis and as market conditions permit, we intend to continue to sell a portion of our fixed-rate residential mortgage loans.

Deposits increased marginally to $108.6 million at December 31, 2006 from $106.8 million at December 31, 2005. In recent years, our customers have shown a preference for shorter-term, higher interest paying certificates of deposit. At December 31, 2006, we had $78.1 million of certificates of deposit, which represented 71.9% of our total deposits. In order to attract lower cost deposits, in 2006 we implemented a no fee checking account program, and in conjunction with the opening of our Irondequoit branch, we offered a promotional savings account in an effort to generate deposits at this new branch site.

Our net income decreased $224,000 to $233,000 for the year ended December 31, 2006, from $457,000 for the year ended December 31, 2005. This decrease was attributable to reduced net interest income reflecting the inverted yield curve during 2006, and an increase in our non-interest expense partially offset by an increase in non-interest income.

Anticipated Increase in Non-Interest Expense

Following the completion of the stock offering, we anticipate that our non-interest expense will increase as a result of the increased costs associated with operating as a public company, increased compensation expenses associated with the purchase of shares of common stock by our employee stock ownership plan, and the adoption of the stock-based benefit plan, if approved by our shareholders.

Assuming that 1,305,308 shares of common stock are sold in the stock offering (the adjusted maximum of the offering range):

•
The employee stock ownership plan will acquire 108,868 shares of common stock with a $1,088,680 loan that is expected to be repaid over not more than twenty years, resulting in an average annual pre-tax expense of approximately $54,434 (assuming that the common stock maintains a value of $10.00 per share).

•
The stock-based benefit plan would grant options to purchase shares equal to 4.90% of the total outstanding shares (including shares issued to FSB Community Bankshares, MHC), or 136,085 shares, to eligible participants, which would result in compensation expense over the vesting period of the options. Assuming the market price of the common stock is $10.00 per share; the options are granted with an exercise price of $10.00 per share; the dividend yield on the stock is 0%; the expected option life is 10 years; the risk free interest rate is 4.71% (based on the seven-year Treasury rate) and the volatility rate on the shares of common stock is 9.39% (based on an index of publicly traded mutual holding companies), the estimated grant-date fair value of the options using a Black-Scholes option pricing analysis is $3.81 per option granted. Assuming this value is amortized over the five-year vesting period, the corresponding annual pre-tax expense associated with the stock options would be approximately $103,700.

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The stock-based benefit plan would award a number of shares of common stock equal to 1.96% of the outstanding shares (including shares issued to FSB Community Bankshares, MHC), or 54,434 shares, to eligible participants, which would be expensed as the awards vest. Assuming that all shares are awarded under the stock-based benefit plan at a price of $10.00 per share, and that the awards vest over a five-year period, the corresponding annual pre-tax expense associated with shares awarded under the stock-based benefit plan would be approximately $108,868.

The actual expense that will be recorded for the employee stock ownership plan will be determined by the market value of our common stock as shares are released to employees over the term of the loan, and whether the loan is repaid faster than its contractual term. Accordingly, any increases in our stock price above $10.00 per share will increase the total employee stock ownership plan expense, and any accelerated repayment of the loan will increase the annual employee stock ownership plan expense. Further, the actual expense of the stock awards under the stock-based benefit plan will be determined by the fair market value of the common stock on the grant date, which may be greater than $10.00 per share, and the actual expense of stock options under the stock-based benefit plan will be based on the grant-date fair value of the options, which will be affected by a number of factors, including the market value of our common stock, the term and vesting period of the stock options, our dividend yield and other valuation assumptions contained in the option pricing model that we ultimately use.

The Office of Thrift Supervision has proposed amendments to its existing regulations regarding stock-based benefit plans that would permit us to grant options and award shares of common stock under a stock-based benefit plan in excess of 4.90% and 1.96%, respectively, of our total outstanding shares if the stock-based benefit plan is adopted more than one year following the stock offering, provided shares used to fund the plan are obtained through stock repurchases. In the event the Office of Thrift Supervision adopts these regulations as proposed, or otherwise changes its existing regulations or policies regarding stock-based benefit plans, we may implement stock-based benefit plans that exceed the current limits applicable to aggregate and/or relative amounts of stock options or stock awards under current Office of Thrift Supervision regulations that would further increase our expenses associated with stock-based benefit plans.

In January 2007, we opened our Irondequoit branch. In addition, we will attempt to open one or two new branch offices in the next three years, depending on market conditions and as opportunities present themselves. Any additional branch locations will significantly increase our non-interest expense due to increased occupancy expense and increases to our salary and employee benefit expense associated with hiring new employees to staff these offices.

Finally, regulations adopted by the Federal Deposit Insurance Corporation in November 2006 and effective in 2007 impose new deposit insurance premiums on nearly all federally insured depository institutions of between five and seven cents for every $100 of domestic deposits. Based upon our level of deposits at December 31, 2006, we expect to incur an annual deposit premium of approximately $59,000, although all of this premium in 2007 and a portion of our 2008 premium will be offset by a $96,000 credit we have with the Federal Deposit Insurance Corporation.

Critical Accounting Policy

Critical accounting policies are defined as those that involve significant judgments and uncertainties, and could potentially result in materially different results under different assumptions and conditions. We believe that the most critical accounting policy upon which our financial condition and results of operation depend, and which involve the most complex subjective decisions or assessments, is our policy with respect to our allowance for loan losses.

Allowance for Loan Losses. The allowance for loan losses is the amount estimated by management as necessary to absorb credit losses incurred in the loan portfolio that are both probable and reasonably estimable at the balance sheet date. The amount of the allowance is based on significant estimates, and the ultimate losses may vary from such estimates as more information becomes available or conditions change. The methodology for determining the allowance for loan losses is considered a critical accounting policy by management due to the high degree of judgment involved, the subjectivity of the assumptions used and the potential for changes in the economic environment that could result in changes to the amount of the recorded allowance for loan losses.

As a substantial percentage of our loan portfolio is collateralized by real estate, appraisals of the underlying value of property securing loans are critical in determining the amount of the allowance required for specific loans. Assumptions are instrumental in determining the value of properties. Overly optimistic assumptions or negative changes to assumptions could significantly affect the valuation of a property securing a loan and the related allowance determined. Management carefully reviews the assumptions supporting such appraisals to determine that the resulting values reasonably reflect amounts realizable on the related loans.

Management performs a quarterly evaluation of the adequacy of the allowance for loan losses. We consider a variety of factors in establishing this estimate including, but not limited to, current economic conditions, delinquency statistics, geographic concentrations, the adequacy of the underlying collateral, the financial strength of the borrower, results of internal loan reviews and other relevant factors. This evaluation is inherently subjective as it requires material estimates by management that may be susceptible to significant change based on changes in economic and real estate market conditions.

The evaluation has a specific and general component. The specific component relates to loans that are delinquent or otherwise identified as a problem loan through the application of our loan review process and our loan grading system. All such loans are evaluated individually, with principal consideration given to the value of the collateral securing the loan. Specific allowances are established as required by this analysis. The general component is determined by segregating the remaining loans by type of loan, risk weighting (if applicable) and payment history. We also analyze historical loss experience, delinquency trends, general economic conditions and geographic concentrations. This analysis establishes factors that are applied to the loan groups to determine the amount of the general component of the allowance for loan losses.

Actual loan losses may be significantly more than the allowances we have established which could have a material negative effect on our financial results.

Business Strategy

Our business strategy is to operate as a well-capitalized community bank that is dedicated to providing exceptional personal service to our customers. Our business strategy is to grow and improve our profitability by:

•	Operating as a community-oriented retail financial institution in Monroe County, New York;

•	Manage our interest rate risk;

•	Continuing to emphasize the origination of residential real estate loans; and

•	Maintaining high asset quality.

A full description of our products and services begins on page ___ of this prospectus.

We believe that these strategies will guide our investment of the net proceeds of the offering. We intend to continue to pursue our business strategy after the stock offering, subject to changes necessitated by future market conditions and other factors. We also intend to focus on the following:

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Retail-Oriented Community Institution. Fairport Savings Bank was established in Fairport, New York in 1888 and has been operating continuously since that time. We are committed to meeting the financial needs of the communities we serve and we are dedicated to providing personalized quality service to our customers. We believe that we can be more effective than many of our competitors in serving our customers because of the ability of our senior management to promptly and effectively respond to customer requests and inquiries. We intend to use the mutual holding company structure to maintain Fairport Savings Bank as a community-oriented, independent savings bank. We have recently opened our third branch location in Irondequoit and we will selectively seek opportunities to increase our branch network within Monroe County.

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Managing Our Interest Rate Risk. Our assets currently consist primarily of one- to four-family fixed-rate loans with terms of up to 30 years, while our liabilities consist of shorter-term deposits, primarily certificates of deposit which carry higher interest rates and are more sensitive to changes in interest rates than passbook or savings accounts. The composition of our interest-earning assets and interest-bearing liabilities increases the risk that we will be adversely affected by changes in interest rates and the relative spread between short-term and long-term interest rates. This risk is particularly acute when the yield curve is inverted, i.e., short-term interest rates, which are used to price deposits, are higher than longer-term interest rates, which are used to price loans. The prolonged inversion of the yield curve in 2006 and 2007 has resulted in a higher interest rate risk profile for Fairport Savings Bank than management feels is acceptable. Consequently, we have adopted strategies to improve our interest rate risk. These strategies include reducing our level of fixed-rate loan originations from the 2006 level, investing a portion of funds received from loan payments and repayments in shorter-term, liquid investment securities and mortgage-backed securities, emphasizing the marketing of our passbook, savings and checking accounts and increasing the duration of our certificates of deposit. In addition, we will initially invest the net proceeds from the offering in short-term investment securities and mortgage-backed securities.

Notwithstanding the foregoing, in the near term we expect that our net interest income will continue to be adversely affected as our certificates of deposit mature and reprice at a higher cost to us. We have $43.7 million in certificate of deposit accounts (including individual retirement accounts) that are scheduled to mature during 2007. If we wish to retain these deposits it will most likely be at a higher cost to us than their current contractual rate.

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Emphasis on Residential Real Estate Lending. Historically, we have emphasized the origination of one- to four- family residential loans within Monroe County and the surrounding counties of Livingston, Ontario, Orleans and Wayne. As of December 31, 2006, 90.6% of our loan portfolio consisted of one- to four- family residential loans, and 99.8% of our loan portfolio consisted of loans secured by real estate. We intend to continue our emphasis on originating loans secured by residential real estate. Following the offering, we will seek opportunities to diversify our loan portfolio through the origination of commercial real estate loans.

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Maintaining High Asset Quality. Our high asset quality is a result of conservative underwriting standards, the diligence of our loan collection personnel and the stability of the local economy. At December 31, 2006, our ratio of non-performing loans to total loans was 0.14%. At December 31, 2006, our ratio of allowance for loan losses to non-performing loans was 188.3% and our ratio of allowance for loan losses to total loans was 0.27%. Because 99.8% of our loans are secured by real estate, and our level of non-performing loans has in recent periods been low, we believe that our allowance for loan losses is adequate to absorb the probable losses inherent in our loan portfolio.

Comparison of Financial Condition at December 31, 2006 and 2005

Total Assets. Total assets increased $9.7 million, or 6.8%, to $152.8 million at December 31, 2006 from $143.1 million at December 31, 2005, reflecting increases in loans, net, partially offset by decreased cash and cash equivalents and securities classified as held to maturity. Loans, net increased $12.7 million to $121.1 million at December 31, 2006, due to new loan originations. One- to four- family residential mortgage loans increased to $109.8 million at December 31, 2006 from $96.2 million at December 31, 2005. Federal Home Loan Bank advances increased $7.3 million, or 35.3%, to $28.0 million at December 31, 2006 from $20.7 million at December 31, 2005.

Cash and cash equivalents decreased to $2.2 million at December 31, 2006 from $4.7 million at December 31, 2005. Securities held to maturity declined $1.5 million to $24.2 million at December 31, 2006 from $25.7 million at December 31, 2005 primarily due to maturities of $1.1 million and $1.9 million of principal repayments on mortgage-backed securities, net of purchases of $1.5 million. Premises and equipment, net increased $602,000, or 39.0%, to $2.1 million at December 31, 2006 from $1.5 million at the year earlier date due to construction of our new branch office located in Irondequoit, New York that opened for business in January 2007.

Deposits and Borrowings. Total deposits increased $1.8 million to $108.6 million at December 31, 2006 from $106.8 million at December 31, 2005. The increase in our deposits reflected a $2.1 million increase in our certificates of deposit (including our individual retirement accounts) to $78.1 million at December 31, 2006 from $76.0 million at December 31, 2005, reflecting the competitive rates offered for these types of deposits products. Additionally, borrowings from the Federal Home Loan Bank of New York increased $7.3 million to $28.0 million at December 31, 2006 from $20.7 million at December 31, 2005 as an alternative funding source for loan originations. During the latter part of 2006, we introduced a new no fee checking account in an attempt to increase our lower cost deposits.

Stockholder’s Equity. Stockholder’s equity increased $252,000 to $13.9 million at December 31, 2006 from $13.6 million at December 31, 2005, reflecting net income for the year ended December 31, 2006 of $233,000 and a $19,000 unrealized gain, net of taxes on securities available for sale.

Comparison of Operating Results for the Years Ended December 31, 2006 and 2005

General. Net income decreased to $233,000 for the year ended December 31, 2006 from $457,000 for the year ended December 31, 2005. The decrease in net income reflected a decrease in net interest income and an increase in non-interest expense, partially offset by higher non-interest income and lower income tax expense.

Interest and Dividend Income. Total interest and dividend income increased $1.3 million, or 19.1%, to $8.1 million for the year ended December 31, 2006 from $6.8 million for the year ended December 31, 2005. The increase resulted from a $15.3 million increase in average interest-earning assets and a 32 basis point increase in the overall yield on interest earning assets to 5.67% for 2006 from 5.35% for 2005.

Interest income on loans, including fees, increased $1.0 million, or 17.2%, to $6.8 million for 2006 from $5.8 million for 2005, reflecting an increase in the average balance of loans to $115.6 million from $101.2 million and a higher average yield. The average yield on loans increased to 5.88% for 2006 from 5.69% for 2005 reflecting increases in market rates. The average balance of federal funds sold remained relatively stable for the year, while the average yield increased to 4.73% for 2006 from 3.48% for 2005. The average balance of investment securities increased $3.0 million, or 18.9%, to $18.9 million from $15.9 million, while the average yield on investment securities increased to 5.10% from 4.23%. The average balance of mortgage-backed securities decreased $2.1 million, or 23.3%, to $6.9 million from $9.0 million, and the average yield on mortgage-backed securities increased to 3.87% from 3.70%.

Total Interest Expense. Total interest expense increased $1.4 million, or 46.7%, to $4.4 million for the year ended December 31, 2006 from $3.0 million for the year ended December 31, 2005. The increase in total interest expense resulted from a $16.1 million increase in the average balance of interest-bearing liabilities and a 79 basis point increase in the average cost of interest-bearing liabilities to 3.46% for 2006 from 2.67% for 2005 as a result of higher market interest rates paid on deposits.

Interest expense on certificates of deposit increased $661,000, or 36.7%, to $2.5 million for 2006 from $1.8 million for the prior year period. The increase resulted primarily from a 70 basis point increase to 3.86% in the weighted average rate we paid on certificates of deposit for 2006 from 3.16% for 2005. We increased rates on certificates of deposits in response to increases in market interest rates. Additionally, the average balance of certificates of deposit increased to $64.0 million in 2006 from $57.2 million in 2005.

At December 31, 2006, we had $43.7 million of certificates of deposits, including individual retirement accounts, that are scheduled to mature during 2007. Due to market interest rates, we expect that the cost of these deposits will increase; and accordingly we expect our interest expense to increase in 2007.

Interest expense on Federal Home Loan Bank advances increased $562,000, or 124.9%, to $1.0 million for 2006 from $450,000 for the year ended December 31, 2005. The increased interest expense was caused by a $10.4 million increase in our average balance of Federal Home Loan Bank advances to $22.2 million for 2006 from $11.8 million for 2005. The additional deposits and borrowings were used to fund increases in loans.

Net Interest Income. Net interest income decreased $166,000, or 4.3%, to $3.7 million for the year ended December 31, 2006 from $3.8 million for the year ended December 31, 2005. The decrease in net interest income was primarily attributable to a 47 basis point decrease in our interest rate spread to 2.21% for 2006 from 2.68% for 2005, and a decrease in our net interest margin of 44 basis points to 2.57% for 2006 from 3.01% for 2005. The decrease in our interest rate spread and net interest margin were consistent with the inversion of the U.S. Treasury yield curve. From June 30, 2004 to December 31, 2006, the Federal Reserve Board increased its target for the federal funds rate from 1.0% to 5.25%. While these short-term market interest rates (which we use as a guide to price our deposits) have increased, longer-term market interest rates (which we use as a guide to price our longer-term loans) have not increased to the same degree. If rates on our deposits and borrowings continue to reprice upwards faster than the rates on our long-term loans and investments, we would experience further compression of our interest rate spread and net interest margin, which would have a negative effect on our profitability.

Provision for Loan Losses. We establish provisions for loan losses, which are charged to operations, in order to maintain the allowance for loan losses at a level we consider necessary to absorb credit losses inherent in the loan portfolio that are both probable and reasonably estimable at the balance sheet date. In determining the level of the allowance for loan losses, we consider past and current loss experience, evaluations of real estate collateral, current economic conditions, volume and type of lending, adverse situations that may affect a borrower’s ability to repay a loan and the levels of nonperforming and other classified loans. The amount of the allowance is based on estimates and the ultimate losses may vary from such estimates as more information becomes available or conditions change. We assess the allowance for loan losses on a quarterly basis and make provisions for loan losses in order to maintain the allowance.

Based on our evaluation of the above factors, we recorded no provision for loan losses for the year ended December 31, 2006 and a provision for loan losses of $26,000 for the year ended December 31, 2005. The allowance for loan losses was $322,000, or 0.27% of loans outstanding, at December 31, 2006, compared to $331,000, or 0.30% of loans outstanding, at December 31, 2005.

Other Income. Other income increased by $41,000, or 12.9%, to $360,000 for 2006 from $319,000 for 2005. The increase was primarily attributable to an increase in fee income from Oakleaf Services Corporation, our subsidiary that offers non-deposit investment products such as annuities, insurance and mutual funds to our customers. Income from Oakleaf Services Corporation increased $55,000, or 52.4%, to $160,000 in 2006 from $105,000 for 2005.

Other Expense. Other expense increased $240,000, or 7.1%, to $3.7 million in 2006 from $3.4 million in 2005. Increases in salaries and employee benefits of $164,000, advertising of $29,000, and mortgage fees and taxes of $47,000 were partially offset by an $11,000 decrease in directors’ fees and a $10,000 decrease in occupancy expense. The increase in salaries and employee benefits was the result of cost of living and merit increases, including bonus compensation, health insurance and other benefit costs. The increase in advertising was primarily a result of our implementation and marketing of our new no fee checking account product and marketing expense associated with the opening of our new Irondequoit branch in January 2007.

In 2007 we expect our other expense to increase as a result of operating our Irondequoit branch. The operation of additional new branches, if any, would further increase our other expense. Additionally, costs associated with operating as a public company will increase our other expense. Finally, the expense associated with our employee stock ownership plan, and the stock-based benefit plan that we expect to adopt following the offering will increase our other expense.

Income Tax Expense. Income tax expense was $111,000 for 2006, a decrease of $115,000, or 50.9%, compared to $226,000 for 2005 due to our lower pre-tax income in 2006 and a slightly lower effective tax rate. The effective tax rate was 32.3% in 2006 compared to 33.1% in 2005.

Average balances and yields. The following table sets forth average balance sheets, average yields and costs, and certain other information at and for the years indicated. All average balances are daily average balances. Non-accrual loans were included in the computation of average balances, but have been reflected in the table as loans carrying a zero yield. The yields set forth below include the effect of deferred fees, discounts and premiums that are amortized or accreted to interest income or interest expense.

		For the Years Ended December 31,
	At December 31, 2006	2006			2005
	Yield/ Cost	Average Balance	Interest Income/ Expense	Yield/ Cost	Average Balance	Interest Income/ Expense	Yield/ Cost
	(Dollars in thousands)
Interest-earning assets:
Loans	5.91%	$115,601	$6,797	5.88%	$101,228	5,762	5.69%
Federal funds sold	4.99	1,375	65	4.73	1,349	47	3.48
Investment securities	4.84	18,897	963	5.10	15,884	672	4.23
Mortgage-backed securities	3.97	6,933	268	3.87	9,045	335	3.70
Total interest-earning assets	5.68	142,806	8,093	5.67	127,506	6,816	5.35
Noninterest-earning assets		4,928			4,042
Total assets		$147,734			$131,548

Interest-bearing liabilities:
NOW accounts	0.34	$3,826	20	0.52	$3,257	16	0.49
Passbook savings	0.80	12,041	83	0.69	13,674	68	0.50
Money market savings	2.63	10,567	256	2.42	11,270	126	1.12
Individual retirement accounts	4.16	14,900	579	3.89	14,297	508	3.55
Certificates of deposit	4.13	64,028	2,471	3.86	57,204	1,810	3.16
Federal Home Loan Bank advances	4.82	22,233	1,012	4.55	11,825	450	3.81
Total interest-bearing liabilities	3.59%	127,595	4,421	3.46%	111,527	2,978	2.67%
Noninterest-bearing liabilities:
Demand deposits		3,887			4,008
Other		2,488			2,594
Total liabilities		133,970			118,129
Stockholder’s equity		13,764			13,419
Total liabilities and stockholder’s equity		$147,734			$131,548

Net interest income			$3,672			$3,838
Interest rate spread (1)				2.21%			2.68%
Net interest-earning assets (2)		$15,211			$15,979
Net interest margin (3)			2.57%			3.01%
Average interest-earning assets to average interest-bearing liabilities		1.12%			1.14%

(1)	Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(2)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(3)	Net interest margin represents net interest income divided by total interest-earning assets.

Rate/Volume Analysis

The following table presents the effects of changing rates and volumes on our net interest income for the years indicated. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The net column represents the sum of the prior columns. For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately, based on the changes due to rate and the changes due to volume.

	For the Years Ended December 31, 2006 vs. 2005
	Increase (Decrease) Due to
	Volume	Rate	Net
	(In thousands)

Interest-earning assets:
Loans	$838	$197	$1,035
Federal funds sold	1	17	18
Investment securities	139	152	291
Mortgage-backed securities	(80)	13	(67)
Total interest-earning assets	898	379	1,277

Interest-bearing liabilities:
NOW accounts	3	1	4
Passbook savings	(9)	24	15
Money market savings	(9)	139	130
Individual retirement accounts	21	50	71
Certificates of deposit	233	428	661
Federal Home Loan Bank advances	460	102	562
Total interest-bearing liabilities	699	744	1,443

Net change in interest income	$199	$(365)	$(166)

Management of Market Risk

General. The majority of our assets and liabilities are monetary in nature. Consequently, our most significant form of market risk is interest rate risk. Our assets, consisting primarily of mortgage loans, have longer maturities than our liabilities, consisting primarily of deposits. As a result, a principal part of our business strategy is to manage interest rate risk and limit the exposure of our net interest income to changes in market interest rates. Accordingly, we have an asset/liability management committee which is responsible for evaluating the interest rate risk inherent in our assets and liabilities, for determining the level of risk that is appropriate, given our business strategy, operating environment, capital, liquidity and performance objectives, and for managing this risk consistent with the guidelines approved by the board of directors.

During 2006 as we sought to increase our assets, we originated a higher than usual number of one- to four- family fixed-rate loans with terms of up to 30 years. The increase in our assets was primarily funded through growth in shorter-term deposits, primarily certificate of deposit accounts, including individual retirement accounts. The composition of our interest-earning assets and interest-bearing liabilities increases the risk that we will be adversely affected by changes in interest rates and the relative spread between short-term and long-term interest rates. This risk is particularly acute when the yield curve is inverted, i.e., short-term interest rates, which are used to price deposits, are higher than longer-term interest rates, which are used to price loans.

The prolonged inversion of the yield curve in 2006 and 2007 has resulted in a higher interest rate risk profile for Fairport Savings Bank than management feels is acceptable. We intend to manage our interest rate risk in order to control the exposure of our earnings and capital to changes in interest rates. As part of our ongoing asset-liability management, we intend to use the following strategies to manage our interest rate risk:

(i)	reducing our fixed-rate loan originations from 2006 levels;

(ii)	investing in shorter- to medium-term securities;

(iii)	emphasizing the marketing of our passbook, savings and checking accounts and increasing the duration of our certificates of deposit;

(iv)	selling a portion of our long-term, fixed-rate one- to four-family residential real estate mortgage loans; and

(v)	maintaining a strong capital position.

In 2006 we sold $1.2 million of our long-term, fixed-rate one- to four-family residential real estate mortgage loans to improve our interest rate risk position in the event of continued increases in market interest rates. We intend to continue to originate and, subject to market conditions, sell a portion of our long term fixed-rate one- to four-family residential real estate loans.

Additionally, shortening the average maturity of our interest-earning assets by increasing our investments in shorter-term loans, as well as loans with variable rates of interest, helps to better match the maturities and interest rates of our assets and liabilities, thereby reducing the exposure of our net interest income to changes in market interest rates. By following these strategies, we believe that we are better-positioned to react to changes in market interest rates.

Net Portfolio Value. The Office of Thrift Supervision requires the computation of amounts by which the net present value of an institution’s cash flow from assets, liabilities and off balance sheet items (the institution’s net portfolio value or “NPV”) would change in the event of a range of assumed changes in market interest rates. The Office of Thrift Supervision provides all institutions that file a Consolidated Maturity/Rate Schedule as a part of their quarterly Thrift Financial Report with an interest rate sensitivity report of net portfolio value. The Office of Thrift Supervision simulation model uses a discounted cash flow analysis and an option-based pricing approach to measuring the interest rate sensitivity of net portfolio value. Historically, the Office of Thrift Supervision model estimated the economic value of each type of asset, liability and off-balance sheet contract under the assumption that the United States Treasury yield curve increases or decreases instantaneously by 100 to 300 basis points in 100 basis point increments. However, given the current relatively low level of market interest rates, an NPV calculation for an interest rate decrease of greater than 200 basis points has not been prepared. A basis point equals one-hundredth of one percent, and 100 basis points equals one percent. An increase in interest rates from 3% to 4% would mean, for example, a 100 basis point increase in the “Change in Interest Rates” column below. The Office of Thrift Supervision provides us the results of the interest rate sensitivity model, which is based on information we provide to the Office of Thrift Supervision to estimate the sensitivity of our net portfolio value.

The table below sets forth, as of December 31, 2006, the Office of Thrift Supervision’s calculation of the estimated changes in our net portfolio value that would result from the designated instantaneous changes in the United States Treasury yield curve. Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, loan prepayments and deposit decay, and should not be relied upon as indicative of actual results.

		Estimated Increase (Decrease) in NPV		NPV as a Percentage of Present Value of Assets (3)
Change in Interest Rates (basis points) (1)	Estimated NPV (2)	Amount	Percent	NPV Ratio (4)	Increase (Decrease) (basis points)
(Dollars in thousands)

+300	$8,130	$(8,513)	(51)%	5.74%	(502)
+200	11,324	(5,320)	(32)	7.74	(302)
+100	14,172	(2,472)	(15)	9.40	(135)
—	16,644	—	—	10.76	—
-100	17,990	1,347	8	11.40	65
-200	17,961	1,317	8	11.26	51

(1)	Assumes an instantaneous uniform change in interest rates at all maturities.
(2)	NPV is the discounted present value of expected cash flows from assets, liabilities and off-balance sheet contracts.
(3)	Present value of assets represents the discounted present value of incoming cash flows on interest-earning assets.
(4)	NPV Ratio represents NPV divided by the present value of assets.

The table above indicates that at December 31, 2006, in the event of a 200 basis point increase in interest rates, we would experience a 32% decrease in net portfolio value. In the event of a 100 basis point decrease in interest rates, we would experience an 8% increase in net portfolio value.

Certain shortcomings are inherent in the methodologies used in determining interest rate risk through changes in net portfolio value. Modeling changes in net portfolio value require making certain assumptions that may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the net portfolio value tables presented assume that the composition of our interest-sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and assume that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration or repricing of specific assets and liabilities. Accordingly, although the net portfolio value tables provide an indication of our interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on our net interest income and will differ from actual results.

Additionally, because the majority of our assets are long-term fixed-rate mortgage loans that do not reprice as quickly as our deposits, we would experience a significant decrease in our net interest income in the event of continued inversion of the yield curve. We expect that our net interest income will be adversely affected as our certificates of deposit mature and reprice at a higher cost to us. We have $43.7 million in certificates of deposit accounts (including individual retirement accounts) that are scheduled to mature during 2007. If we wish to retain these deposits it most likely will be at a higher cost to us than their current contractual rates.

Liquidity and Capital Resources

Liquidity is the ability to meet current and future financial obligations of a short-term nature. Our primary sources of funds consist of deposit inflows, loan repayments, advances from the Federal Home Loan Bank of New York, maturities and principal repayments of securities, and recently, but to a lesser extent, loan sales. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition. Our asset/liability management committee is responsible for establishing and monitoring our liquidity targets and strategies in order to ensure that sufficient liquidity exists for meeting the borrowing needs and deposit withdrawals of our customers as well as unanticipated contingencies. We seek to maintain a liquidity ratio of 4.0% or greater. For the year ended December 31, 2006, our liquidity ratio averaged 3.54% due to significantly above-average loan demand and originations. We believe that we have enough sources of liquidity to satisfy our short- and long-term liquidity needs as of December 31, 2006. We anticipate that we will maintain higher liquidity levels following the completion of the stock offering.

We regularly adjust our investments in liquid assets based upon our assessment of:

(i)	expected loan demand;

(ii)	expected deposit flows;

(iii)	yields available on interest-earning deposits and securities; and

(iv)	the objectives of our asset/liability management program.

Excess liquid assets are invested generally in interest-earning deposits, short- and intermediate-term securities and federal funds sold.

Our most liquid assets are cash and cash equivalents. The levels of these assets are dependent on our operating, financing, lending and investing activities during any given period. At December 31, 2006, cash and cash equivalents totaled $2.2 million.

Our cash flows are derived from operating activities, investing activities and financing activities as reported in our Consolidated Statements of Cash Flows included in our Consolidated Financial Statements.

At December 31, 2006, we had $1.1 million in loan commitments outstanding. In addition to commitments to originate loans, we had $7.9 million in unused lines of credit to borrowers. Certificates of deposit, including individual retirement accounts comprised solely of certificates of deposits, due within one year of December 31, 2006 totaled $43.7 million, or 56.0% of our certificates of deposit and 40.2% of total deposits.  If these deposits do not remain with us, we will be required to seek other sources of funds, including loan sales, other deposit products, including certificates of deposit, and Federal Home Loan Bank advances. Depending on market conditions, we may be required to pay higher rates on such deposits or other borrowings than we currently pay on the certificates of deposit due on or before December 31, 2007. We believe, however, based on past experience that a significant portion of such deposits will remain with us. We have the ability to attract and retain deposits by adjusting the interest rates offered.

Our primary investing activity is originating loans. During the year ended December 31, 2006, we originated $26.4 million of loans, and during the year ended December 31, 2005, we originated $21.9 million of loans. We purchased $1.5 million of securities held-to-maturity during the year ended December 31, 2006 as compared to $12.7 million of purchases of securities-held-to-maturity during the year ended December 31, 2005.

Financing activities consist primarily of activity in deposit accounts and Federal Home Loan Bank advances. We experienced a net increase in total deposits of $1.8 million for the year ended December 31, 2006 compared to a net increase of $5.7 million for the year ended December 31, 2005. Deposit flows are affected by the overall level of interest rates, the interest rates and products offered by us and our local competitors, and by other factors.

Liquidity management is both a daily and long-term function of business management. If we require funds beyond our ability to generate them internally, borrowing agreements exist with the Federal Home Loan Bank of New York, which provides an additional source of funds. Federal Home Loan Bank advances increased by $7.3 million to $28.0 million for the year ended December 31, 2006, compared to a net increase of $11.9 million during the year ended December 31, 2005. Federal Home Loan Bank advances have primarily been used to fund loan demand. At December 31, 2006, we had the ability to borrow approximately $76.3 million from the Federal Home Loan Bank of New York, of which $28.0 million had been advanced.

Fairport Savings Bank is subject to various regulatory capital requirements, including a risk-based capital measure. The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories. At December 31, 2006, Fairport Savings Bank exceeded all regulatory capital requirements. Fairport Savings Bank is considered “well capitalized” under regulatory guidelines. See “Supervision and Regulation—Federal Banking Regulation—Capital Requirements” and Note 11 of the Notes to the Consolidated Financial Statements.

The net proceeds from the stock offering will significantly increase our liquidity and capital resources. Over time, the initial level of liquidity will be reduced as net proceeds from the stock offering are used for general corporate purposes, including the funding of loans. Our financial condition and results of operations will be enhanced by the net proceeds from the stock offering, resulting in increased net interest-earning assets and net interest income. However, due to the increase in equity resulting from the net proceeds raised in the stock offering, our return on equity will be adversely affected following the stock offering.

Off-Balance Sheet Arrangements

In the ordinary course of business, Fairport Savings Bank is a party to credit-related financial instruments with off-balance sheet risk to meet the financing needs of our customers. These financial instruments include commitments to extend credit. We follow the same credit policies in making commitments as we do for on-balance sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The commitments for equity lines of credit may expire without being drawn upon. Therefore, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if it is deemed necessary by us, is based on our credit evaluation of the customer.

At December 31, 2006 and 2005, we had $1.1 million and $3.8 million, respectively, of commitments to grant loans, and $7.9 million and $6.7 million, respectively, of unfunded commitments under lines of credit.

For additional information, see Note 10 of the Notes to our Consolidated Financial Statements.

Recent Accounting Pronouncements

In February 2006, the Financial Accounting Standards Board (the “FASB”) issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments”.  SFAS No. 155 amends FASB Statement No. 133 and FASB Statement No. 140, and improves the financial reporting of certain hybrid financial instruments by requiring more consistent accounting that eliminates exemptions and provides a means to simplify the accounting for these instruments.  Specifically, SFAS No. 155 allows financial instruments that have embedded derivatives to be accounted for as a whole (eliminating the need to bifurcate the derivative from its host) if the holder elects to account for the whole instrument on a fair value basis.  SFAS No. 155 is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006.  We are required to adopt the provisions of SFAS No. 155, as applicable, beginning in fiscal year 2007.  Management does not believe the adoption of SFAS No. 155 will have a material impact on our financial position and results of operations.

 In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets - An Amendment of FASB Statement No. 140” (“SFAS 156”). SFAS 156 requires that all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable. The statement permits, but does not require, the subsequent measurement of servicing assets and servicing liabilities at fair value. SFAS 156 is effective as of the beginning of an entity’s first fiscal year that begins after September 15, 2006, which for us is the beginning of fiscal 2007. We do not believe that the adoption of SFAS 156 will have a significant effect on our financial statements.

In September 2006, the FASB issued FASB Statement No. 157, Fair Value Measurements, which defines fair value, establishes a framework for measuring fair value under GAAP, and expands disclosures about fair value measurements. FASB Statement No. 157 applies to other accounting pronouncements that require or permit fair value measurements. The new guidance is effective for financial statements issued for fiscal years beginning after November 15, 2007, and for interim periods within those fiscal years. We are currently evaluating the potential impact, if any, of the adoption of FASB Statement No. 157 on our consolidated financial position, results of operations and cash flows.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities-Including an amendment of FASB Statement No. 115. SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value. Unrealized gains and losses on items for which the fair value option has been elected will be recognized in earnings at each subsequent reporting date. SFAS No. 159 is effective for us January 1, 2008. We are evaluating the impact that the adoption of SFAS No. 159 will have on our consolidated financial statements.

On September 13, 2006, the Securities and Exchange Commission “SEC” issued Staff Accounting Bulleting No. 108 (“SAB 108”). SAB 108 provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a potential current year misstatement. Prior to SAB 108, companies might evaluate the materiality of financial-statement misstatements using either the income statement or balance sheet approach, with the income statement approach focusing on new misstatements added in the current year, and the balance sheet approach focusing on the cumulative amount of misstatement present in a company’s balance sheet. Misstatements that would be material under one approach could be viewed as immaterial under another approach, and not be corrected. SAB 108 now requires that companies view financial statement misstatements as material if they are material according to either the income statement or balance sheet approach. We have analyzed SAB 108 and determined that upon adoption it will have no impact on the reported results of operations or financial condition.

In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes.” The interpretation clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements in accordance with Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes.” Specifically, the pronouncement prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The interpretation also provides guidance on the related derecognition, classification, interest and penalties, accounting for interim periods, disclosure and transition of uncertain tax positions. The interpretation is effective for fiscal years beginning after December 15, 2006. We are evaluating the impact of this new pronouncement on our consolidated financial statements.

Impact of Inflation and Changing Prices

Our consolidated financial statements and related notes have been prepared in accordance with GAAP. GAAP generally requires the measurement of financial position and operating results in terms of historical dollars without consideration for changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of our operations. Unlike industrial companies, our assets and liabilities are primarily monetary in nature. As a result, changes in market interest rates have a greater impact on performance than the effects of inflation.

BUSINESS OF FSB COMMUNITY BANKSHARES, INC.

We are the mid-tier stock holding company for Fairport Savings Bank, and our ownership of Fairport Savings Bank is currently our primary business activity. We will contribute at least 50% of the net proceeds from the stock offering to Fairport Savings Bank as additional capital. We will lend a portion of the net proceeds that we retain to the employee stock ownership plan to fund its purchase of our common stock in the stock offering. We intend to invest our capital as discussed in “How We Intend to Use the Proceeds from the Stock Offering.”

As the holding company of Fairport Savings Bank, we are authorized to pursue other business activities permitted by applicable laws and regulations for mutual savings and loan holding companies, which include making equity investments and the acquisition of banking and financial services companies. We have no plans for any mergers or acquisitions at the present time.

Our cash flow will depend primarily on earnings from the investment of the net proceeds we retain, and any dividends we receive from Fairport Savings Bank. Our officers are also officers of Fairport Savings Bank. In addition, we use the support staff of Fairport Savings Bank from time to time. We may hire additional employees, as appropriate, to the extent we expand our business in the future.

BUSINESS OF FAIRPORT SAVINGS BANK

General

We are a federally chartered savings and loan association headquartered in Fairport, New York that was originally organized in 1888. In January 2005, we reorganized into the two-tier mutual holding company structure. Our principal business consists of originating one- to four-family residential real estate mortgage loans and home equity lines of credit from our main office in Fairport, New York, and our two branch offices, located in Penfield, New York which opened in 2003 and Irondequoit, New York, which opened in January 2007.

We emphasize the origination of one-to four-family residential loans and home equity lines of credit. To a lesser extent we will originate commercial real estate loans, multi-family residential, construction and a variety of consumer loans with interest rates that are competitive with those of similar products offered by other financial institutions in our markets. We offer our customers a variety of deposit products. We intend to continue to pursue this business philosophy following the stock offering. Additionally, we derive a portion of our non-interest income through Oakleaf Services Corporation, our subsidiary that offers non-deposit investments such as annuities, insurance products and mutual funds.

We attract retail deposits from the general public in the areas surrounding our main office and our branch offices. In addition to one- to four-family residential real estate mortgage loans and home equity lines of credit, we also originate residential construction loans. We retain in our portfolio the majority of the loans that we originate. Loans that we sell consist of long-term, fixed-rate residential real estate mortgage loans. We retain the servicing rights on all loans that we sell. Our loans are sold without recourse. We have not entered into loan participations in recent years. Our revenues are derived primarily from interest on loans and, to a much lesser extent, interest on investment securities and mortgage-backed securities. We also generate revenues from fees and service charges. Our primary sources of funds are deposits, borrowings and principal and interest payments on loans and securities.

Our website address is www.fairportsavingsbank.com. Information on our website is not and should not be considered a part of this prospectus.

Market Area

Fairport Savings Bank considers its market area to consist of Monroe County, New York, and to a lesser extent, the surrounding counties in Western New York. Monroe County is a growing suburban market dominated by the presence of the City of Rochester, the third largest city in the State of New York. In 2006, Monroe County had a population of 746,000. The Monroe County economy is largely dependent on local businesses and institutions. The University of Rochester and Strong Memorial Hospital were two of the largest employers in the Rochester area in 2006. Rochester, however, is also home to a number of international businesses, including Eastman Kodak, Bausch & Lomb, Constellation Brands and Paychex. Additionally, Xerox, while no longer headquartered in Rochester, has its principal offices and manufacturing facilities in Monroe County.

As of December 2006, the unemployment rate for Monroe County was 3.8%, as compared to a 4.6% rate for the State of New York and the national average of 4.5%. This compared with a 5.6% unemployment rate for Monroe County in 2003, consistent with similar declines for the State of New York and the national average during this time period. Since 2000, the population growth in Monroe County was 0.3%, which compared with the New York State average of 0.6% and the national average of 1.5%

Competition

We face intense competition in our market areas both in making loans and attracting deposits. Our market areas have a high concentration of financial institutions, including large money center and regional banks, community banks and credit unions. We face additional competition for deposits from money market funds, brokerage firms, mutual funds and insurance companies. Some of our competitors offer products and services that we currently do not offer, such as commercial business loans, trust services and private banking.

The majority of our deposits are held in our offices located in Monroe County, New York.  At June 30, 2006, the latest date for which information is available through the Federal Deposit Insurance Corporation, we held approximately 1.2% of the thrift and bank deposits available in Monroe County.

Our primary strategy for increasing and retaining our customer base is to offer competitive deposit and loan rates and product features, delivered with exceptional customer service, in each of the markets we serve.

Lending Activities

Our principal lending activity is the origination of first mortgage loans to purchase or refinance one- to four-family residential real estate. We also originate a significant amount of home equity lines of credit, and, to a lesser extent, multi-family residential, construction, commercial real estate and other loans (consisting of automobile, passbook, overdraft protection and unsecured loans). At December 31, 2006, one- to four-family residential real estate mortgage loans totaled $109.8 million, or 90.6% of our loan portfolio, home equity lines of credit totaled $6.9 million, or 5.7% of our loan portfolio, commercial real estate loans totaled $2.7 million or 2.3% of our loan portfolio and other loans totaled $1.7 million or 1.4% of our loan portfolio.

Loan Portfolio Composition. The following table sets forth the composition of our loan portfolio, by type of loan at the dates indicated, excluding loans held for sale.

	At December 31,
	2006		2005
	Amount	Percent	Amount	Percent
	(Dollars in thousands)

Real estate loans:
One- to four-family residential(1)	$109,786	90.6%	$96,205	88.6%
Home equity lines of credit	6,929	5.7	7,209	6.6
Multi-family residential	1,040	0.9	1,110	1.0
Construction(2)	380	0.3	209	0.2
Commercial	2,745	2.3	3,488	3.2
Other loans	241	0.2	380	0.4

Total loans receivable	121,121	100.0%	108,601	100.0%
Deferred loan costs (fees)	338		165
Allowance for loan losses	(322)		(331)

Total loans receivable, net	$121,137		$108,435

(1)	Includes $3.9 million and $1.4 million of home equity loans at December 31, 2006 and 2005, respectively.
(2)	Represents amounts disbursed at December 31, 2006 and 2005.

Loan Portfolio Maturities. The following table summarizes the scheduled repayments of our loan portfolio at December 31, 2006. Demand loans, loans having no stated repayment schedule or maturity, and overdraft loans are reported as being due in the year ending December 31, 2007. Maturities are based on the final contractual payment date and do not reflect the impact of prepayments and scheduled principal amortization.

	One- to Four-Family Residential Real Estate Loans	Home Equity Lines of Credit	Multi-Family Residential Real Estate Loans	Construction Loans	Commercial Real Estate Loans	Other Loans	Total
	(Dollars in thousands)
Due During the Years Ending December 31,
2007	$18	$—	$—	$—	$152	$36	$206
2008	184	—	—	—	—	35	219
2009	262	—	—	—	24	83	369
2010 to 2011	1,973	—	84	—	289	87	2,433
2012 to 2016	18,979	—	409	—	274	—	19,662
2017 to 2021	33,976	—	130	—	1,299	—	35,405
2021 and beyond	54,394	6,929	417	380	707	—	62,827
Total	$109,786	$6,929	$1,040	$380	$2,745	$241	$121,121

The following table sets forth the scheduled repayments of fixed- and adjustable-rate loans at December 31, 2006 that are contractually due after December 31, 2007.

	Due After December 31, 2007
	Fixed	Adjustable	Total
	(In thousands)

Real estate loans:
One- to four-family residential	$101,424	$8,344	$109,768
Home equity lines of credit	—	6,929	6,929
Multi-family residential	482	558	1,040
Construction	380	—	380
Commercial	883	1,710	2,593
Other loans	205	—	205
Total	$103,374	$17,541	$120,915

One- to Four-Family Residential Real Estate Mortgage Loans. Our primary lending activity is the origination of one- to four-family residential real estate mortgage loans. At December 31, 2006, $109.8 million, or 90.6% of our total loan portfolio, consisted of one- to four-family residential real estate mortgage loans. We offer conforming and non-conforming, fixed-rate and adjustable-rate residential real estate mortgage loans with maturities of up to 30 years and maximum loan amounts generally of up to $750,000.

We currently offer fixed-rate conventional mortgage loans with terms of up to 30 years that are fully amortizing with monthly loan payments, and adjustable-rate mortgage loans that provide an initial fixed interest rate for one, three, five, seven or ten years and that amortize over a period up to 30 years. We originate fixed-rate mortgage loans with terms of less than 15 years, but at rates applicable to our 15-year loans. We also offer “interest only” loans, where the borrower pays interest for an initial period (ten years), after which the loan converts to a fully amortizing loan.

One- to four-family residential real estate mortgage loans are generally underwritten according to Freddie Mac guidelines, and we refer to loans that conform to such guidelines as “conforming loans.” We generally originate both fixed- and adjustable-rate mortgage loans in amounts up to the maximum conforming loan limits as established by the Office of Federal Housing Enterprise Oversight, which is currently $417,000 for single-family homes. We also originate loans above the lending limit for conforming loans, which we refer to as “jumbo loans.” We generally underwrite jumbo loans in a manner similar to conforming loans. These loans are generally eligible for sale to various firms that specialize in purchasing non-conforming loans. Jumbo loans are not uncommon in our market areas. For first mortgage loans with loan-to-value ratios in excess of 80% we require private mortgage insurance.

We actively monitor our interest rate risk position to determine the desirable level of investment in fixed-rate mortgages. Depending on market interest rates and our capital and liquidity position, we may retain all of our newly originated longer-term fixed-rate residential mortgage loans, or we may sell all or a portion of such loans in the secondary mortgage market to government sponsored entities such as Freddie Mac or other purchasers.

During periods of low market interest rates, we attempt to sell a portion of our newly originated fixed-rate residential real estate mortgage loans. Our ability to sell these fixed-rate loans has been constrained in recent periods by rising interest rates. During 2006, we sold $1.2 million in loans. For the year ended December 31, 2006, we received servicing fees of $2,000. As of December 31, 2006, the principal balance of loans serviced for others totaled $1.9 million.

We currently offer several adjustable-rate mortgage loans secured by residential properties with interest rates that are fixed for an initial period ranging from one year to ten years. After the initial fixed period, the interest rate on adjustable-rate mortgage loans is generally reset every year based upon a contractual spread or margin above the average yield on U.S. Treasury securities, adjusted to a constant maturity of one year, as published weekly by the Federal Reserve Board, subject to periodic and lifetime limitations on interest rate changes. All of our interest-only loans and our traditional adjustable-rate mortgage loans with initial fixed-rate periods of one, three, five and ten years have initial and periodic caps of two percentage points on interest rate changes, with a cap of six percentage points for the life of the loan. Many of the borrowers who select these loans have shorter-term credit needs than those who select long-term, fixed-rate mortgage loans. We do not offer “Option ARM” loans, where borrowers can pay less than the interest owed on their loan, resulting in an increased principal balance during the life of the loan.

Adjustable-rate mortgage loans generally present different credit risks than fixed-rate mortgage loans primarily because the underlying debt service payments of the borrowers increase as interest rates increase, thereby increasing the potential for default. Interest-only loans present different credit risks than fully amortizing loans, as the principal balance of the loan does not decrease during the interest-only period. As a result, our exposure to loss of principal in the event of default does not decrease during this period.

We generally require title insurance on all of our one- to four-family residential real estate mortgage loans, and we also require that borrowers maintain fire and extended coverage casualty insurance (and, if appropriate, flood insurance) in an amount at least equal to the lesser of the loan balance or the replacement cost of the improvements. For fixed-rate mortgage loans with terms of fifteen years or less, we will accept an attorney’s letter in lieu of title insurance. A majority of our residential real estate mortgage loans have a mortgage escrow account from which disbursements are made for real estate taxes and flood insurance. We do not conduct environmental testing on residential real estate mortgage loans unless specific concerns for hazards are identified by the appraiser used in connection with the origination of the loan.

Home Equity Lines of Credit. We also offer home equity lines of credit, which are primarily secured by a second mortgage on one- to four-family residences. At December 31, 2006, home equity lines of credit totaled $6.9 million, or 5.7% of total loans receivable. At this date we had an additional $7.9 million of undisbursed home equity lines of credit.

The underwriting standards for home equity lines of credit include a determination of the applicant’s credit history, an assessment of the applicant’s ability to meet existing obligations and payments on the proposed loan and the value of the collateral securing the loan. The combined loan-to-value ratio (first and second mortgage liens) for home equity lines of credit is generally limited to 90%. We originate our home equity lines of credit without application fees or borrower-paid closing costs. Our home equity lines of credit are offered with adjustable rates of interest indexed to the prime rate, as reported in The Wall Street Journal.

Multi-Family Residential Loans. Loans secured by multi-family real estate totaled approximately $1.0 million, or 0.9%, of the total loan portfolio at December 31, 2006. Multi-family residential loans generally are secured by rental properties. All multi-family residential loans are secured by properties located within our lending area. At December 31, 2006, we had seven multi-family loans with an average principal balance of $149,000, and the largest multi-family real estate loan had a principal balance of $417,000. All of our loans secured by multi-family real estate loans are performing in accordance with their terms. Multi-family real estate loans are offered with fixed and adjustable interest rates. Multi-family real estate loans are originated for terms of up to 20 years. Adjustable-rate multi-family real estate loans are tied to the average yield on U.S. Treasury securities, subject to periodic and lifetime limitations on interest rate changes.

We consider a number of factors in originating multi-family real estate loans. We evaluate the qualifications and financial condition of the borrower (including credit history), profitability and expertise, as well as the value and condition of the mortgaged property securing the loan. When evaluating the qualifications of the borrower, we consider the financial resources of the borrower, the borrower’s experience in owning or managing similar property and the borrower’s payment history with us and other financial institutions. In evaluating the property securing the loan, the factors we consider include the net operating income of the mortgaged property before debt service and depreciation, the debt service coverage ratio (the ratio of net operating income to debt service) to ensure that it is at least 120% of the monthly debt service and the ratio of the loan amount to the appraised value of the mortgaged property. Multi-family real estate loans are originated in amounts up to 70% of the appraised value of the mortgaged property securing the loan. All multi-family loans are appraised by outside independent appraisers approved by the board of directors.

Loans secured by multi-family real estate generally involve a greater degree of credit risk than one-to four-family residential mortgage loans and carry larger loan balances. This increased credit risk is a result of several factors, including the concentration of principal in a limited number of loans and borrowers, the effects of general economic conditions on income producing properties, and the increased difficulty of evaluating and monitoring these types of loans. Furthermore, the repayment of loans secured by multi-family real estate typically depends upon the successful operation of the real estate property securing the loans. If the cash flow from the project is reduced, the borrower’s ability to repay the loan may be impaired.

Construction Loans. We also originate construction loans for the purchase of developed lots and for the construction of single-family residences. Construction loans are offered to individuals for the construction of their personal residences by a qualified builder (construction/permanent loans). At December 31, 2006, construction loans totaled $380,000, or 0.3% of total loans receivable. At December 31, 2006, the additional unadvanced portion of these construction loans totaled $152,000.

Before making a commitment to fund a construction loan, we require an appraisal of the property by an independent licensed appraiser. We generally also review and inspect each property before disbursement of funds during the term of the construction loan.

Construction financing generally involves greater credit risk than long-term financing on improved, owner-occupied real estate. Risk of loss on a construction loan depends largely upon the accuracy of the initial estimate of the value of the property at completion of construction compared to the estimated cost (including interest) of construction and other assumptions. If the estimate of construction cost proves to be inaccurate, we may be required to advance additional funds beyond the amount originally committed in order to protect the value of the property. Moreover, if the estimated value of the completed project proves to be inaccurate, the borrower may hold a property with a value that is insufficient to assure full repayment of the construction loan upon the sale of the property.

Commercial Real Estate Loans. At December 31, 2006, $2.7 million, or 2.3% of our total loan portfolio consisted of commercial real estate loans. Commercial real estate loans are secured by office buildings, mixed use properties, places of worship and other commercial properties. We generally originate adjustable-rate commercial real estate loans with maximum terms of up to 15 years. The maximum loan-to-value ratio of commercial real estate loans is 70%. At December 31, 2006 , we had 20 commercial real estate loans with an average outstanding balance of $137,000. At December 31, 2006, our largest loan secured by commercial real estate consisted of a $554,000 loan secured by an office building/warehouse. At December 31, 2006 this loan was performing in accordance with its terms. At December 31, 2006 all of our loans secured by commercial real estate were performing in accordance with their terms.

We consider a number of factors in originating commercial real estate loans. We evaluate the qualifications and financial condition of the borrower (including credit history), profitability and expertise, as well as the value and condition of the mortgaged property securing the loan. When evaluating the qualifications of the borrower, we consider the financial resources of the borrower, the borrower’s experience in owning or managing similar property and the borrower’s payment history with us and other financial institutions. In evaluating the property securing the loan, the factors we consider include the net operating income of the mortgaged property before debt service and depreciation, the debt service coverage ratio (the ratio of net operating income to debt service) to ensure that it is at least 120% of the monthly debt service, and the ratio of the loan amount to the appraised value of the mortgaged property. Commercial real estate loans are originated in amounts up to 70% of the appraised value of the mortgaged property securing the loan. All commercial loans are appraised by outside independent appraisers approved by the board of directors. Personal guarantees are generally obtained from commercial real estate borrowers.

Loans secured by commercial real estate generally are larger than one- to four-family residential loans and involve greater credit risk. Commercial real estate loans often involve large loan balances to single borrowers or groups of related borrowers. Repayment of these loans depends to a large degree on the results of operations and management of the properties securing the loans or the businesses conducted on such property, and may be affected to a greater extent by adverse conditions in the real estate market or the economy in general. Accordingly, the nature of these loans makes them more difficult for management to monitor and evaluate.

Other Loans. We offer a variety of loans secured by property other than real estate. These loans include automobile, passbook, overdraft protection and unsecured loans. At December 31, 2006, these other loans totaled $241,000, or 0.2% of the total loan portfolio.

Loan Originations, Sales, and Servicing. Lending activities are conducted by our loan personnel operating at our main and branch office locations and through local mortgage brokers. All loans that we originate are underwritten pursuant to our policies and procedures, which incorporate Freddie Mac underwriting guidelines to the extent applicable. We originate both adjustable-rate and fixed-rate loans. Our ability to originate fixed- or adjustable-rate loans is dependent upon the relative customer demand for such loans, which is affected by current market interest rates as well as anticipated future market interest rates. Our loan origination and sales activity may be adversely affected by a rising interest rate environment that typically results in deceased loan demand. Historically, a majority of our one- to four-family residential real estate mortgage loan originations have been generated by local mortgage brokers, as well as our in-house loan representatives. Loans obtained from brokers are underwritten and funded by us. We also obtain referrals from existing or past customers and by referrals from local builders and real estate brokers.

We sell our loans without recourse. Historically, we have retained the servicing rights on all residential real estate mortgage loans that we have sold, and we intend to continue this practice in the future. At December 31, 2006, we were servicing loans owned by others with a principal balance of $1.9 million. Loan servicing includes collecting and remitting loan payments, accounting for principal and interest, contacting delinquent borrowers, supervising foreclosures and property dispositions in the event of unremedied defaults, making certain insurance and tax payments on behalf of the borrowers and generally administering the loans. We retain a portion of the interest paid by the borrower on the loans we service as consideration for our servicing activities. We have not engaged in loan purchases or entered into loan participations in recent years.

The following table shows our loan originations, sales and repayment activities for the years indicated.

	2006	2005
	(In thousands)

Total loans at beginning of period	$108,601	$99,301
Loan originations:
Real estate loans:
One-to four-family residential	22,721	15,402
Home equity lines of credit	2,295	3,061
Multi-family residential	137	374
Construction	1,115	1,656
Commercial	―	1,280
Other loans	165	127
Total loans originated	26,433	21,900

Sales and loan principal repayments:
Deduct:
Principal repayments	12,734	12,320
Loan sales	1,179	280
Net loan activity	12,520	9,300
Total loans at end of period	$121,121	$108,601

Loan Approval Policy and Authority.  Fairport Savings Bank’s lending activities follow written, non-discriminatory underwriting standards and loan origination policies approved by Fairport Savings Bank’s board of directors. The loan approval process is intended to assess the borrower’s ability to repay the loan and value of the property that will secure the loan. To assess the borrower’s ability to repay, we review the borrower’s employment and credit history and information on the historical and projected income and expenses of the borrower.

Residential mortgage loans up to $417,000, home equity loans up to $150,000, lines of credit, personal loans and unsecured property improvement loans up to $10,000 and automobile loans up to $35,000 may be approved by any senior lending officer or designee. Residential mortgage loans between $417,000 and $500,000, and automobile loans in excess of $35,000 may be approved by any two lending officers. Residential mortgage loans between $500,000 and $750,000 and commercial mortgage loans up to $500,000 may be approved by any senior lending officer. Commercial mortgage loans between $500,000 and $750,000 may be approved by any two senior lending officers with a report to the board of directors. Residential mortgage loans and commercial mortgage loans exceeding $750,000 must be approved by any two senior lending officers and the board of directors.

We generally require independent third-party appraisals of real property securing loans. Appraisals are performed by independent licensed appraisers. All appraisers are approved by the board of directors annually.

Loans to One Borrower. A federal savings bank generally may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of unimpaired capital and surplus. An additional amount may be loaned, equal to 10% of unimpaired capital and surplus, if the loan is secured by readily marketable collateral, which generally does not include real estate. Our loans to one borrower limit under this regulation is $3.5 million. Our policy provides that loans to one borrower (or related borrowers) should not exceed $750,000. At December 31, 2006, we had one loan exceeding this amount, totaling $987,000 that was secured by the borrower’s primary residence. This loan was performing in accordance with its terms. Our next largest lending relationship to one borrower at December 31, 2006 totaled $647,000, and was secured by the borrower’s primary residence. This loan was performing in accordance with its terms.

Non-Performing Assets and Delinquent Loans

System-generated late notices are mailed to borrowers after the late payment “grace period,” which is 15 days in the case of all loans secured by real estate and 10 days in the case of other loans. A second notice will be mailed to borrowers if the loan remains past due after 30 days. When a loan is more than 60 days past due, we attempt to contact the borrower and develop a plan of repayment. By the 90th day of delinquency, we will have our attorneys issue a demand letter. The demand letter will require the borrowers to bring the loan current within 30 days in order to avoid the beginning of foreclosure proceedings for loans secured by real estate. With respect to automobile loans we will seek to repossess the vehicle if the loan is 90 days delinquent. A report of all loans 30 days or more past due is provided to the board of directors monthly.

Loans are generally placed on non-accrual status when payment of principal or interest is more than 90 days delinquent, unless the loans are well-secured and in the process of collection. Loans are also placed on non-accrual status if collection of principal or interest in full is in doubt or if the loan has been restructured. At December 31, 2006 and December 31, 2005, we had no restructured loans. When loans are placed on a non-accrual status, unpaid accrued interest is fully reversed, and further income is recognized only to the extent received. The loan may be returned to accrual status if unpaid principal and interest are repaid so that the loan is less than 90 days delinquent and a satisfactory payment history has been established. Loans not secured by real estate will be charged-off if they become 120 days past due.

Non-Performing Assets. The table below sets forth the amounts and categories of our non-performing assets at the dates indicated.

	At December 31,
	2006	2005
	(Dollars in thousands)

Non-accrual loans:
Real estate loans:
One- to four-family residential	$143	$—
Home equity lines of credit	28	—
Multi-family residential	—	—
Construction	—	—
Commercial	—	—
Other loans	—	—
Total	171	—

Accruing loans 90 days or more past due:	—	—

Total non-performing loans	171	—

Foreclosed real estate	—	225
Other non-performing assets	—	—

Total non-performing assets	$171	$225

Ratios:
Total non-performing loans to total loans	0.14%	0.00%
Total non-performing loans to total assets	0.11%	0.00%
Total non-performing assets to total assets	0.11%	0.15%

For the year ended December 31, 2006, gross interest income that would have been recorded had our non-accruing loans been current in accordance with their original terms was $2,500. Interest income recognized on such loans for the year ended December 31, 2006 was $1,600. See “—Delinquent Loans.”

Delinquent Loans. The following table sets forth our loan delinquencies by type, by amount and by percentage of type at the dates indicated.

	Loans Delinquent For				Total
	30-89 Days		90 Days and Over
	Number	Amount	Number	Amount	Number	Amount
(Dollars in thousands)

At December 31, 2006
Real estate loans:
One- to four-family residential	2	$110	—	$—	2	$110
Home equity lines of credit	—	—	—	—	—	—
Multi-family residential	—	—	—	—	—	—
Construction	—	—	—	—	—	—
Commercial	—	—	—	—	—	—
Other loans	—	—	—	—	—	—
Total	2	$110	—	$—	2	$110

At December 31, 2005
Real estate loans:
One- to four-family residential	6	$229	—	$—	6	$229
Home equity lines of credit	—	—	—	—	—	—
Multi-family residential	—	—	—	—	—	—
Construction	—	—	—	—	—	—
Commercial	—	—	—	—	—	—
Other loans	—	—	—	—	—	—
Total	6	$229	—	$—	6	$229

Foreclosed Real Estate. Real estate acquired by us as a result of foreclosure or by deed in lieu of foreclosure is classified as foreclosed real estate until sold. When property is acquired it is recorded at the estimated fair market value at the date of foreclosure, establishing a new cost basis. Estimated fair value generally represents the sale price a buyer would be willing to pay on the basis of current market conditions, including normal terms from other financial institutions, less the estimated costs to sell the property. Holding costs and declines in estimated fair market value result in charges to expense after acquisition. At December 31, 2006, we had no foreclosed real estate.

Classification of Assets. Our policies, consistent with regulatory guidelines, provide for the classification of loans and other assets that are considered to be of lesser quality as substandard, doubtful, or loss assets. An asset is considered substandard if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Substandard assets include those assets characterized by the distinct possibility that we will sustain some loss if the deficiencies are not corrected. Assets classified as doubtful have all of the weaknesses inherent in those classified substandard with the added characteristic that the weaknesses present make collection or liquidation in full, on the basis of currently existing facts, conditions and values, highly questionable and improbable. Assets (or portions of assets) classified as loss are those considered uncollectible and of such little value that their continuance as assets is not warranted. Assets that do not expose us to risk sufficient to warrant classification in one of the aforementioned categories, but which possess potential weaknesses that deserve our close attention, are required to be designated as special mention. As of December 31, 2006, we had no assets designated as special mention.

When we classify assets as either substandard or doubtful, we allocate a portion of the related general loss allowances to such assets as we deem prudent. The allowance for loan losses is the amount estimated by management as necessary to absorb credit losses incurred in the loan portfolio that are both probable and reasonably estimable at the balance sheet date. Our determination as to the classification of our assets and the amount of our loss allowances are subject to review by our principal federal regulator, the Office of Thrift Supervision, which can require that we establish additional loss allowances. We regularly review our asset portfolio to determine whether any assets require classification in accordance with applicable regulations. On the basis of our review of our assets, at December 31, 2006, classified assets consisted of substandard assets of $178,000, and no assets classified as doubtful or loss. As of December 31, 2006, our largest substandard asset was a loan secured by a residential property in Victor, New York, with a principal balance of $101,000. The classified assets total includes $171,000 of nonperforming loans.

Allowance for Loan Losses

We provide for loan losses based on the allowance method. Accordingly, all loan losses are charged to the related allowance and all recoveries are credited to it. Additions to the allowance for loan losses are provided by charges to income based on various factors which, in our judgment, deserve current recognition in estimating probable losses. We regularly review the loan portfolio and make provisions for loan losses in order to maintain the allowance for loan losses in accordance with accounting principles generally accepted in the United States of America.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as either doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is generally established when the collateral value of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management’s estimate or probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

A loan is considered impaired when, based on current information and events, it is probable that Fairport Savings Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management considers the significance of payment delays and payment short falls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis by either the present value of expected future cash flows discounted at the loan’s effective interest rate or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, we do not separately identify individual consumer and residential loans for impairment disclosures.

We periodically evaluate the carrying value of loans and the allowance is adjusted accordingly. While we use the best information available to make evaluations, future adjustments to the allowance may be necessary if conditions differ substantially from the information used in making the evaluations. In addition, as an integral part of their examination process, the Office of Thrift Supervision periodically reviews the allowance for loan losses. The Office of Thrift Supervision may require us to recognize additions to the allowance based on their analysis of information available to them at the time of their examination.

The following table sets forth activity in our allowance for loan losses for the years indicated. During 2006 and 2005, we had no recoveries.

	At or For the Years Ended December 31,
	2006	2005
	(Dollars in thousands)

Balance at beginning of year	$331	$307

Charge-offs:
Real estate loans:
One- to four-family residential	—	—
Home equity lines of credit	—	—
Multi-family residential	—	—
Construction	—	—
Commercial	—	—
Other loans	9	2
Total charge-offs	9	2

Net charge-offs	9	2
Provision for loan losses	—	26

Balance at end of year	$322	$331

Ratios:
Net charge-offs to average loans outstanding	0.01%	—%
Allowance for loan losses to non-performing loans at end of year	188.3%	827.50%
Allowance for loan losses to total loans at end of year	0.27%	0.30%

Allocation of Allowance for Loan Losses. The following table sets forth the allowance for loan losses allocated by loan category, the total loan balances by category, and the percent of loans in each category to total loans at the dates indicated. The allowance for loan losses allocated to each category is not necessarily indicative of future losses in any particular category and does not restrict the use of the allowance to absorb losses in other categories.

	At December 31,
	2006			2005
	Amount	Percent of Allowance to Total Allowance	Percent of Loans in Category to Total Loans	Amount	Percent of Allowance to Total Allowance	Percent of Loans in Category to Total Loans
	(Dollars in thousands)

Real estate loans:
One- to four-family residential	$228	70.81%	90.6%	$232	70.1%	88.6%
Home equity lines of credit	55	17.08	5.7	44	13.3	6.6
Multi-family residential	8	2.48	0.9	8	2.4	1.0
Construction	2	0.62	0.3	1	0.3	0.2
Commercial	28	8.70	2.3	35	10.6	3.2
Other loans	1	0.31	0.2	1	0.3	0.4
Total allocated allowance	322	100.0	100.0	321	97.0	100.0
Unallocated allowance	—	—	—	10	3.0	—
Total allowance for loan losses	$322	100.0%	100.0%	$331	100.0%	100.0%

Investments

Our board of directors is responsible for approving and overseeing our investment policy. The investment policy is reviewed at least annually by management and any changes to the policy are recommended to the board of directors and are subject to its approval. This policy dictates that investment decisions be made based on the safety of the investment, liquidity requirements, potential returns, the ability to provide collateral for pledging requirements, and consistency with our interest rate risk management strategy. Our asset/liability management committee, which consists of our chief executive officer, chief financial officer and other members of management, oversees our investing activities and strategies. All transactions are formally reviewed by the board of directors at least quarterly. Any investment which, subsequent to its purchase, fails to meet the guidelines of the policy is reported to the asset/liability management committee, which decides whether to hold or sell the investment.

Our current investment policy requires that we invest primarily in debt securities issued by the U.S. Government, agencies of the U.S. Government or U.S. Government-sponsored enterprises. The policy also permits investments in mortgage-backed securities, including pass-through securities issued and guaranteed by Fannie Mae, Freddie Mac and Ginnie Mae. We also hold investments in New York State municipal obligations. The investment policy also permits investments in asset-backed securities, bankers acceptances, money market funds, term federal funds, repurchase agreements and reverse repurchase agreements.

Our current investment policy prohibits hedging through the use of such instruments as financial futures, interest rate options and swaps.

SFAS No. 115 requires that, at the time of purchase, we designate a security as held to maturity, available-for-sale, or trading, depending on our ability and intent. Securities available-for-sale are reported at fair value, while securities held to maturity are reported at amortized cost. We do not have a trading portfolio.

Our investment portfolio at December 31, 2006, consisted of $18.2 million of U.S. Government and federal agency obligations. At December 31, 2006, our mortgage-backed securities portfolio totaled $5.9 million, or 3.9% of total assets, and consisted of securities guaranteed by Fannie Mae, Ginnie Mae and Freddie Mac. At December 31, 2006, our securities classified as available for sale consisted of Freddie Mac stock with a cost basis of $67,000 and a fair value of $604,000.

U.S. Government and Federal Agency Obligations. U.S. Government and federal agency securities are utilized as shorter-term investment vehicles and as an alternative to loan originations. Investment in U.S. government and agency securities provide lower yields than loans, however, they provide greater liquidity on a short-term basis.

Mortgage-Backed Securities. We purchase both fixed-rate and adjustable-rate mortgage-backed securities insured or guaranteed by Fannie Mae, Freddie Mac or Ginnie Mae. We invest in mortgage-backed securities to achieve positive interest rate spreads and monthly cash flow with minimal administrative expense, and to lower our credit risk as a result of the guarantees provided by Freddie Mac, Fannie Mae or Ginnie Mae.

Mortgage-backed securities are created by the pooling of mortgages and the issuance of a security with an interest rate that is less than the interest rate on the underlying mortgages. Mortgage-backed securities typically represent a participation interest in a pool of single-family or multi-family mortgages, although we invest only in mortgage-backed securities backed by one- to four-family mortgages. The issuers of such securities (generally Ginnie Mae, a U.S. Government agency, and government sponsored enterprises, such as Fannie Mae and Freddie Mac) pool and resell the participation interests in the form of securities to investors such as Fairport Savings Bank, and guarantee the payment of principal and interest to investors. Mortgage-backed securities generally yield less than the loans that underlie such securities because of the cost of payment guarantees and credit enhancements. However, mortgage-backed securities are more liquid than individual mortgage loans since there is an active trading market for such securities. In addition, mortgage-backed securities may be used to collateralize our specific liabilities and obligations. Investments in mortgage-backed securities involve a risk that actual payments will be greater or less than the prepayment rate estimated at the time of purchase, which may require adjustments to the amortization of any premium or acceleration of any discount relating to such interests, thereby affecting the net yield on our securities. We periodically review current prepayment speeds to determine whether prepayment estimates require modification that could cause amortization or accretion adjustments.

The following table sets forth the amortized cost and fair value of our securities portfolio at the dates indicated.

	At December 31,
	2006		2005
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In thousands)
Securities held to maturity:
U.S. Government and agency obligations	$18,200	$18,001	$17,716	$17,501
State and municipal	50	50	110	112
Mortgage-backed	5,941	5,822	7,825	7,655
Total securities held to maturity	$24,191	$23,873	$25,651	$25,268

Securities available for sale:
Freddie Mac stock	$67	$604	$67	$576
Total securities available for sale	$67	$604	$67	$576

Portfolio Maturities and Yields. The composition and maturities of the investment securities portfolio and the mortgage-backed securities portfolio at December 31, 2006 are summarized in the following table. Maturities are based on the final contractual payment dates, and do not reflect the impact of prepayments or early redemptions that may occur. All of our securities at December 31, 2006 were taxable securities. Equity securities consisting of Freddie Mac common stock with an amortized cost of $67,000 and a fair value of $604,000 have no maturity date. Accordingly, they are not included in the table.

	One Year or Less		More than One Year through Five Years		More than Five Years through Ten Years		More than Ten Years		Total Securities
	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Fair Value	Weighted Average Yield
	(Dollars in thousands)

Securities held to maturity:
U.S. Government and agency obligations	$6,200	4.31%	$2,000	4.93%	$5,500	4.64%	$4,500	5.90%	$18,200	$18,001	4.87%
State and municipal	—	—	—	—	50	7.21	—	—	50	50	7.21
Mortgage-backed	—	—	218	3.85	—	—	5,723	4.30	5,941	5,822	4.14
Total securities held to maturity	$6,200	4.31	$2,218	4.82	$5,550	4.66	$10,223	5.00	$24,191	$23,873	4.70

Sources of Funds

General. Deposits traditionally have been our primary source of funds for our lending and investment activities. We also borrow, primarily from the Federal Home Loan Bank of New York, to supplement cash flow needs, to lengthen the maturities of liabilities for interest rate risk management purposes and to manage our cost of funds. Our additional sources of funds are scheduled loan payments, loan prepayments, maturing investments, proceeds of loan sales, and retained earnings.

Deposits.  We generate deposits primarily from the areas in which our branch offices are located. We rely on our competitive pricing, convenient locations and customer service to attract and retain deposits. We offer a variety of deposit accounts with a range of interest rates and terms. Our deposit accounts consist of savings accounts, NOW accounts, money market accounts, certificates of deposit and individual retirement accounts and other qualified plan accounts. We currently do not accept brokered deposits.

Interest rates paid, maturity terms, service fees and withdrawal penalties are established on a periodic basis. Deposit rates and terms are based primarily on current operating strategies and market interest rates, liquidity requirements, interest rates paid by competitors and our deposit growth goals.

At December 31, 2006, our deposits totaled $108.6 million. Specifically, at December 31, 2006, NOW accounts totaled $5.0 million, savings accounts totaled $11.9 million, money market accounts totaled $10.3 million and non-interest bearing checking accounts totaled $3.3 million. At December 31, 2006, certificates of deposit, including individual retirement accounts (all of which were certificate of deposit accounts), totaled $78.1 million, of which $43.7 million had remaining maturities of one year or less. Based on historical experience and our current pricing strategy, we believe we will retain a large portion of these accounts upon maturity.

The following table sets forth the distribution of our average total deposit accounts, by account type, for the years indicated.

	For the Years Ended December 31,
	2006			2005
	Average Balance	Percent	Weighted Average Rate	Average Balance	Percent	Weighted Average Rate
	(Dollars in thousands)
Deposit type:
NOW	$3,826	3.5%	0.52%	$3,257	3.1%	0.49%
Savings	12,041	11.0	0.69	13,674	13.1	0.50
Money market	10,567	9.7	2.42	11,270	10.9	1.11
Individual retirement accounts	14,900	13.6	3.89	14,297	13.8	3.55
Certificates of deposit	64,028	58.6	3.86	57,204	55.2	3.17
Non-interest bearing demand deposits	3,887	3.6	—	4,008	3.9	—
Total deposits	$109,249	100.0%	3.12%	$103,710	100.00%	2.44%

As of December 31, 2006, the aggregate amount of our outstanding certificates of deposit, including our individual retirement accounts in amounts greater than or equal to $100,000 was approximately $14.3 million. The following table sets forth the maturity of those certificates as of December 31, 2006.

At December 31, 2006
(In thousands)

Three months or less	$1,314
Over three months through six months	3,290
Over six months through one year	4,760
Over one year to three years	3,484
Over three years	1,495
Total	$14,343

The following table sets forth, by interest rate ranges, information concerning our certificates of deposit, including our individual retirement accounts.

	At December 31, 2006
	Period to Maturity
	Less Than or Equal to One Year	More Than One to Two Years	More Than Two to Three Years	More Than Three Years	Total	Percent of Total
	(Dollars in thousands)

Interest Rate Range:
2.99% and below	$1,952	$663	$136	$229	$2,980	3.82%
3.00% to 3.99%	20,429	7,982	4,546	2,005	34,962	44.80
4.00% to 4.99%	19,302	5,016	3,188	5,354	32,860	42.10
5.00% to 5.99%	2,061	3,758	358	1,065	7,242	9.28
Total	$43,744	$17,419	$8,228	$8,653	$78,044	100.00%

The following table sets forth our time deposits, including our individual retirement accounts classified by interest rate at the dates indicated.

	At December 31,
	2006	2005
	(In thousands)

Interest Rate:
2.99% and below	$2,980	$15,859
3.00% to 3.99%	34,962	52,383
4.00% to 4.99%	32,860	7,617
5.00% to 5.99%	7,242	159
Total	$78,044	$76,018

Borrowings. Our borrowings consist primarily of loans, commonly referred to as “advances,” from the Federal Home Loan Bank of New York. Our advances carried a weighted average rate at the end of 2006 of 4.82%. At December 31, 2006, we had the ability to borrow approximately $76.3 million under our credit facilities with the Federal Home Loan Bank of New York of which $28.0 million were advanced. Borrowings from the Federal Home Loan Bank of New York are secured by our investment in the common stock of the Federal Home Loan Bank of New York as well as by a blanket pledge of our mortgage portfolio not otherwise pledged.

Our short-term borrowings consist of Federal Home Loan Bank advances. The following table sets forth information concerning balances and interest rates on all of our short-term borrowings at and for the periods shown:

	At or For the Years Ended December 31,
	2006	2005
	(Dollars in thousands)

Balance at end of year	$4,200	$—
Average balance during year	$1,017	368
Maximum outstanding at any month end	$4,200	$3,000
Weighted average interest rate at end of year	5.33%	3.84%
Average interest rate during year	4.95%	2.85%

Properties

We operate from our main office in Fairport, New York and our two branch offices located in upstate New York. Our branch offices are located in Penfield and Irondequoit, New York. The consolidated net book value of our premises, land and equipment was $2.1 million at December 31, 2006.

Subsidiary Activities

Oakleaf Services Corporation, our subsidiary, provides investment advisory services to our customers by providing annuities, insurance products and mutual funds. At December 31, 2006 we had a $50,000 investment in Oakleaf Services Corporation and during the year ended December 31, 2006, we derived $160,000 of fee income from Oakleaf Services Corporation.

Federal savings banks are required to provide 30 days advance notice to the OTS and the FDIC before establishing or acquiring a subsidiary or conducting a new activity in a subsidiary. The insured savings bank must also provide the FDIC and the OTS such information as may be required by applicable regulations and must conduct the activity in accordance with the rules and orders of the OTS. In addition to other enforcement and supervision powers, the OTS may determine after notice and opportunity for a hearing that the continuation of a savings bank’s ownership of or relation to a subsidiary (i) constitutes a serious risk to the safety, soundness or stability of the savings bank, or (ii) is inconsistent with law and regulation. Upon the making of such a determination, the OTS may order the savings bank to divest the subsidiary or take other actions.

Legal Proceedings

We are periodically involved in various claims and lawsuits that arise incident to our financial services business. At December 31, 2006 we were not involved in any legal proceedings, the outcome of which would be material to our financial condition or results of operation.

Expense and Tax Allocation

Fairport Savings Bank has entered into an agreement with FSB Community Bankshares, Inc. and FSB Community Bankshares, MHC to provide them with certain administrative support services, whereby Fairport Savings Bank will be compensated at not less than the fair market value of the services provided. In addition, Fairport Savings Bank and FSB Community Bankshares, Inc. have entered into an agreement to establish a method for allocating and for reimbursing the payment of their consolidated tax liability.

Personnel

As of December 31, 2006, we had 36 full-time employees and 3 part-time employees. Our employees are not represented by any collective bargaining group. Management believes that our relationship with our employees is good.

FEDERAL AND STATE TAXATION

Federal Taxation

General. FSB Community Bankshares, Inc. and Fairport Savings Bank are subject to federal income taxation in the same general manner as other corporations, with some exceptions discussed below. Currently, FSB Community Bankshares, Inc. and Fairport Savings Bank are included as part of FSB Community Bankshares, MHC’s consolidated tax group. However, upon completion of the stock offering, FSB Community Bankshares, Inc. and Fairport Savings Bank will no longer be part of FSB Community Bankshares, MHC’s consolidated tax group since FSB Community Bankshares, MHC will no longer own at least 80% of the common stock of FSB Community Bankshares, Inc. Following the stock offering, FSB Community Bankshares, Inc. intends to file consolidated tax returns with Fairport Savings Bank, its wholly owned subsidiary. Our consolidated federal tax returns are not currently under audit and have not been audited during the past five years. The following discussion of federal taxation is intended only to summarize certain pertinent federal income tax matters and is not a comprehensive description of the tax rules applicable to FSB Community Bankshares, MHC, FSB Community Bankshares, Inc. or Fairport Savings Bank.

Method of Accounting. For federal income tax purposes, FSB Community Bankshares, MHC currently reports its income and expenses on the accrual method of accounting and uses a tax year ending December 31 for filing its federal and state income tax returns.

Bad Debt Reserves. Historically, Fairport Savings Bank was subject to special provisions in the tax law applicable to qualifying savings associations regarding allowable tax bad debt deductions and related reserves. Tax law changes were enacted in 1996 that eliminated the ability of savings associations to use the percentage of taxable income method for computing tax bad debt reserves for tax years after 1995, and required recapture into taxable income over a six-year period of all bad debt reserves accumulated after a savings association’s last tax year beginning before January 1, 1988. At December 31, 2006, Fairport Savings Bank had recaptured all amounts that resulted from these changes in the tax law.

Currently, the FSB Community Bankshares, MHC consolidated group uses the specific charge off method to account for bad debt deductions for income tax purposes, and FSB Community Bankshares, Inc. intends to use the specific chargeoff method to account for tax bad debt deductions in the future.

Taxable Distributions and Bad Debt Recapture. Prior to 1996, bad debt reserves created prior to 1988 were subject to recapture into taxable income if Fairport Savings Bank failed to meet certain thrift asset and definitional tests or made certain distributions. Tax law changes in 1996 eliminated thrift-related recapture rules. However, under current law, pre-1988 tax bad debt reserves remain subject to recapture if Fairport Savings Bank makes certain non-dividend distributions, repurchases any of its common stock, pays dividends in excess of earnings and profits, or fails to qualify as a bank for tax purposes.

At December 31, 2006, the total federal pre-base year bad debt reserve of Fairport Savings Bank was approximately $1.5 million.

Alternative Minimum Tax. The Internal Revenue Code of 1986, as amended, imposes an alternative minimum tax at a rate of 20% on a base of regular taxable income plus certain tax preferences, less any available exemption. The alternative minimum tax is imposed to the extent it exceeds the regular income tax. Net operating losses can offset no more than 90% of alternative taxable income. Certain payments of alternative minimum tax may be used as credits against regular tax liabilities in future years. FSB Community Bankshares, MHC’s consolidated group has not been subject to the alternative minimum tax and has no such amounts available as credits for carryover.

Net Operating Loss Carryovers. A financial institution may carry back net operating losses to the preceding two taxable years and forward to the succeeding 20 taxable years. At December 31, 2006, FSB Community Bankshares, MHC’s consolidated group had no net operating loss carryforwards for federal income tax purposes.

Corporate Dividends-Received Deduction. FSB Community Bankshares, Inc. may exclude from its federal taxable income 100% of dividends received from Fairport Savings Bank as a wholly owned subsidiary. The corporate dividends-received deduction is 80% when the dividend is received from a corporation having at least 20% of its stock owned by the recipient corporation.

State Taxation

FSB Community Bankshares, Inc. and Fairport Savings Bank report income on a calendar year basis to New York State. New York State franchise tax on corporations is imposed in an amount equal to the greater of (a) 7.5% of “entire net income” allocable to New York State, (b) 3% of “alternative entire net income” allocable to New York State, (c) 0.01 % of the average value of assets allocable to New York State, or (d) nominal minimum tax. Entire net income is based on Federal taxable income, subject to certain modifications. Alternative entire net income is equal to entire net income without certain modifications

SUPERVISION AND REGULATION

General

Fairport Savings Bank is examined and supervised by the Office of Thrift Supervision and is subject to examination by the Federal Deposit Insurance Corporation. This regulation and supervision establishes a comprehensive framework of activities in which an institution may engage and is intended primarily for the protection of the Federal Deposit Insurance Corporation’s deposit insurance funds and depositors. Under this system of federal regulation, financial institutions are periodically examined to ensure that they satisfy applicable standards with respect to their capital adequacy, assets, management, earnings, liquidity and sensitivity to market interest rates. Following completion of its examination, the federal agency critiques the institution’s operations and assigns its rating (known as an institution’s CAMELS rating). Under federal law, an institution may not disclose its CAMELS rating to the public. Fairport Savings Bank also is a member of and owns stock in the Federal Home Loan Bank of New York, which is one of the twelve regional banks in the Federal Home Loan Bank System. Fairport Savings Bank also is regulated to a lesser extent by the Board of Governors of the Federal Reserve System, governing reserves to be maintained against deposits and other matters. The Office of Thrift Supervision will examine Fairport Savings Bank and prepare reports for the consideration of its board of directors on any operating deficiencies. Fairport Savings Bank’s relationship with its depositors and borrowers also is regulated to a great extent by federal law and, to a much lesser extent, state law, especially in matters concerning the ownership of deposit accounts and the form and content of Fairport Savings Bank’s mortgage documents.

Any change in these laws or regulations, whether by the Federal Deposit Insurance Corporation, the Office of Thrift Supervision or Congress, could have a material adverse impact on FSB Community Bankshares, Inc., Fairport Savings Bank and their operations.

FSB Community Bankshares, Inc. and FSB Community Bankshares, MHC, as savings and loan holding companies, are required to file certain reports with, are subject to examination by, and otherwise must comply with the rules and regulations of the Office of Thrift Supervision. Upon completion of the stock offering, FSB Community Bankshares, Inc. will also be subject to the rules and regulations of the Securities and Exchange Commission under the federal securities laws.

Certain of the regulatory requirements that are or will be applicable to Fairport Savings Bank, FSB Community Bankshares, Inc. and FSB Community Bankshares, MHC are described below. This description of statutes and regulations is not intended to be a complete explanation of such statutes and regulations and their effects on Fairport Savings Bank, FSB Community Bankshares, Inc. and FSB Community Bankshares, MHC and is qualified in its entirety by reference to the actual statutes and regulations.

Federal Banking Regulation

Business Activities. A federal savings association derives its lending and investment powers from the Home Owners’ Loan Act, as amended, and the regulations of the Office of Thrift Supervision. Under these laws and regulations, Fairport Savings Bank may invest in mortgage loans secured by residential real estate without limitations as a percentage of assets and non-residential real estate loans, which may not in the aggregate exceed 400% of capital, commercial business loans up to 20% of assets in the aggregate and consumer loans up to 35% of assets in the aggregate, certain types of debt securities and certain other assets. Fairport Savings Bank also may establish subsidiaries that may engage in activities not otherwise permissible for Fairport Savings Bank, including real estate investment and securities and insurance brokerage.

Capital Requirements. Office of Thrift Supervision regulations require savings associations to meet three minimum capital standards: a 1.5% tangible capital ratio, a 4% leverage ratio (3% for savings associations receiving the highest rating on the CAMELS rating system) and an 8% risk-based capital ratio.

The risk-based capital standard for savings associations requires the maintenance of Tier 1 (core) and total capital (which is defined as core capital and supplementary capital) to risk-weighted assets of at least 4% and 8%, respectively. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets, are multiplied by a risk-weight factor of 0% to 100%, assigned by the Office of Thrift Supervision, based on the risks believed inherent in the type of asset. Core capital is defined as common shareholders’ equity (including retained earnings), certain noncumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries, less intangibles other than certain mortgage servicing rights and credit card relationships. The components of supplementary capital currently include cumulative preferred stock, long-term perpetual preferred stock, mandatory convertible securities, subordinated debt and intermediate preferred stock, the allowance for loan and lease losses limited to a maximum of 1.25% of risk-weighted assets and up to 45% of net unrealized gains on available-for-sale equity securities with readily determinable fair market values. Overall, the amount of supplementary capital included as part of total capital cannot exceed 100% of core capital. Additionally, a savings association that retains credit risk in connection with an asset sale may be required to maintain additional regulatory capital because of the recourse back to the savings association. Fairport Savings Bank does not typically engage in asset sales.

At December 31, 2006, Fairport Savings Bank’s capital exceeded all applicable requirements.

Loans-to-One Borrower.  Generally, a federal savings association may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of unimpaired capital and surplus. An additional amount may be loaned, equal to 10% of unimpaired capital and surplus, if the loan is secured by readily marketable collateral, which generally does not include real estate. As of December 31, 2006, Fairport Savings Bank was in compliance with the loans-to-one borrower limitations.

Qualified Thrift Lender Test. As a federal savings association, Fairport Savings Bank must satisfy the qualified thrift lender, or “QTL,” test. Under the QTL test, Fairport Savings Bank must maintain at least 65% of its “portfolio assets” in “qualified thrift investments” (primarily residential mortgages and related investments, including mortgage-backed securities) in at least nine of the most recent 12-month period. “Portfolio assets” generally means total assets of a savings institution, less the sum of specified liquid assets up to 20% of total assets, goodwill and other intangible assets, and the value of property used in the conduct of the savings association’s business.

Fairport Savings Bank also may satisfy the QTL test by qualifying as a “domestic building and loan association” as defined in the Internal Revenue Code.

A savings association that fails the qualified thrift lender test must either convert to a bank charter or operate under specified restrictions. At December 31, 2006, Fairport Savings Bank satisfied this test.

Capital Distributions. Office of Thrift Supervision regulations govern capital distributions by a federal savings association, which include cash dividends, stock repurchases and other transactions charged to the capital account. A savings association must file an application for approval of a capital distribution if:

•
the total capital distributions for the applicable calendar year exceed the sum of the savings association’s net income for that year to date plus the savings association’s retained net income for the preceding two years;

•	the savings association would not be at least adequately capitalized following the distribution;

•	the distribution would violate any applicable statute, regulation, agreement or Office of Thrift Supervision-imposed condition; or

•	the savings association is not eligible for expedited treatment of its filings.

Even if an application is not otherwise required, every savings association that is a subsidiary of a holding company must still file a notice with the Office of Thrift Supervision at least 30 days before the board of directors declares a dividend or approves a capital distribution.

The Office of Thrift Supervision may disapprove a notice or application if:

•	the savings association would be undercapitalized following the distribution;

•	the proposed capital distribution raises safety and soundness concerns; or

•	the capital distribution would violate a prohibition contained in any statute, regulation or agreement.

In addition, the Federal Deposit Insurance Act provides that an insured depository institution shall not make any capital distribution, if after making such distribution the institution would be undercapitalized.

Liquidity. A federal savings association is required to maintain a sufficient amount of liquid assets to ensure its safe and sound operation.

Community Reinvestment Act and Fair Lending Laws. All savings associations have a responsibility under the Community Reinvestment Act and related regulations of the Office of Thrift Supervision to help meet the credit needs of their communities, including low- and moderate-income neighborhoods. In connection with its examination of a federal savings association, the Office of Thrift Supervision is required to assess the savings association’s record of compliance with the Community Reinvestment Act. In addition, the Equal Credit Opportunity Act and the Fair Housing Act prohibit lenders from discriminating in their lending practices on the basis of characteristics specified in those statutes. A savings association’s failure to comply with the provisions of the Community Reinvestment Act could, at a minimum, result in denial of certain corporate applications such as branches or mergers, or in restrictions on its activities. The failure to comply with the Equal Credit Opportunity Act and the Fair Housing Act could result in enforcement actions by the Office of Thrift Supervision, as well as other federal regulatory agencies and the Department of Justice. Fairport Savings Bank received a satisfactory Community Reinvestment Act rating in its most recent federal examination.

Transactions with Related Parties. A federal savings association’s authority to engage in transactions with its affiliates is limited by Office of Thrift Supervision regulations and by Sections 23A and 23B of the Federal Reserve Act and its implementing Regulation W. An affiliate is a company that controls, is controlled by, or is under common control with an insured depository institution such as Fairport Savings Bank. FSB Community Bankshares, Inc. is an affiliate of Fairport Savings Bank. In general, loan transactions between an insured depository institution and its affiliates are subject to certain quantitative and collateral requirements. In this regard, transactions between an insured depository institution and its affiliates are limited to 10% of the institution’s unimpaired capital and unimpaired surplus for transactions with any one affiliate and 20% of unimpaired capital and unimpaired surplus for transactions in the aggregate with all affiliates. Collateral in specified amounts ranging from 100% to 130% of the amount of the transaction must usually be provided by affiliates in order to receive loans from the savings association. In addition, Office of Thrift Supervision regulations prohibit a savings association from lending to any of its affiliates that are engaged in activities that are not permissible for bank holding companies and from purchasing the securities of any affiliate, other than a subsidiary. Finally, transactions with affiliates must be consistent with safe and sound banking practices, not involve low-quality assets and be on terms that are as favorable to the institution as comparable transactions with non-affiliates. The Office of Thrift Supervision requires savings associations to maintain detailed records of all transactions with affiliates.

Fairport Savings Bank’s authority to extend credit to its directors, executive officers and 10% shareholders, as well as to entities controlled by such persons, is currently governed by the requirements of Sections 22(g) and 22(h) of the Federal Reserve Act and Regulation O of the Federal Reserve Board. Among other things, these provisions require that extensions of credit to insiders:

(i)
be made on terms that are substantially the same as, and follow credit underwriting procedures that are not less stringent than, those prevailing for comparable transactions with unaffiliated persons and that do not involve more than the normal risk of repayment or present other unfavorable features, and

(ii)	not exceed certain limitations on the amount of credit extended to such persons, individually and in the aggregate, which limits are based, in part, on the amount of Fairport Savings Bank’s capital.

In addition, extensions of credit in excess of certain limits must be approved by Fairport Savings Bank’s board of directors.

Enforcement. The Office of Thrift Supervision has primary enforcement responsibility over federal savings institutions and has the authority to bring enforcement action against all “institution-affiliated parties,” including shareholders, and attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on an insured institution. Formal enforcement action by the Office of Thrift Supervision may range from the issuance of a capital directive or cease and desist order, to removal of officers and/or directors of the institution and the appointment of a receiver or conservator. Civil penalties cover a wide range of violations and actions, and range up to $25,000 per day, unless a finding of reckless disregard is made, in which case penalties may be as high as $1 million per day. The Federal Deposit Insurance Corporation also has the authority to terminate deposit insurance or to recommend to the Director of the Office of Thrift Supervision that enforcement action be taken with respect to a particular savings institution. If action is not taken by the Director, the Federal Deposit Insurance Corporation has authority to take action under specified circumstances.

Standards for Safety and Soundness. Federal law requires each federal banking agency to prescribe certain standards for all insured depository institutions. These standards relate to, among other things, internal controls, information systems and audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, compensation, and other operational and managerial standards as the agency deems appropriate. The federal banking agencies adopted Interagency Guidelines Prescribing Standards for Safety and Soundness to implement the safety and soundness standards required under federal law. The guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard. If an institution fails to meet these standards, the appropriate federal banking agency may require the institution to submit a compliance plan.

Prompt Corrective Action Regulations. Under the prompt corrective action regulations, the Office of Thrift Supervision is required and authorized to take supervisory actions against undercapitalized savings associations. For this purpose, a savings association is placed in one of the following five categories based on the savings association’s capital:

•	well-capitalized (at least 5% leverage capital, 6% Tier 1 risk-based capital and 10% total risk-based capital);

•	adequately capitalized (at least 4% leverage capital, 4% Tier 1 risk-based capital and 8% total risk-based capital);

•	undercapitalized (less than 8% total risk-based capital, 4% Tier 1 risk-based capital or 3% leverage capital);

•	significantly undercapitalized (less than 6% total risk-based capital, 3% Tier 1 risk-based capital or 3% leverage capital); and

•	critically undercapitalized (less than 2% tangible capital).

Generally, the banking regulator is required to appoint a receiver or conservator for a savings association that is “critically undercapitalized” within specific time frames. The regulations also provide that a capital restoration plan must be filed with the Office of Thrift Supervision within 45 days of the date a savings association receives notice that it is “undercapitalized,” “significantly undercapitalized” or “critically undercapitalized.” The criteria for an acceptable capital restoration plan include, among other things, the establishment of the methodology and assumptions for attaining adequately capitalized status on an annual basis, procedures for ensuring compliance with restrictions imposed by applicable federal regulations, the identification of the types and levels of activities the savings association will engage in while the capital restoration plan is in effect, and assurances that the capital restoration plan will not appreciably increase the current risk profile of the savings association. Any holding company for the savings association required to submit a capital restoration plan must guarantee the lesser of an amount equal to 5% of the savings association’s assets at the time it was notified or deemed to be under capitalized by the Office of Thrift Supervision, or the amount necessary to restore the savings association to adequately capitalized status. This guarantee remains in place until the Office of Thrift Supervision notifies the savings association that it has maintained adequately capitalized status for each of four consecutive calendar quarters, and the Office of Thrift Supervision has the authority to requirement payment and collect payment under the guarantee. Failure by a holding company to provide the required guarantee will result in certain operating restrictions on the savings association, such as restrictions on the ability to declare and pay dividends, pay executive compensation and management fees, and increase assets or expand operations.  The Office of Thrift Supervision may also take any one of a number of discretionary supervisory actions against undercapitalized associations, including the issuance of a capital directive and the replacement of senior executive officers and directors.

At December 31, 2006, Fairport Savings Bank met the criteria for being considered “well-capitalized.”

Insurance of Deposit Accounts. Deposit accounts in Fairport Savings Bank are insured by the Federal Deposit Insurance Corporation, generally up to a maximum of $100,000 per separately insured depositor and up to a maximum of $250,000 for self-directed retirement accounts. Fairport Savings Bank’s deposits, therefore, are subject to Federal Deposit Insurance Corporation deposit insurance assessments.

On February 15, 2006, federal legislation to reform federal deposit insurance was enacted. This new legislation required, among other things, that the Federal Deposit Insurance Corporation adopt regulations increasing the maximum amount of federal deposit insurance coverage per separately insured depositor beginning in 2010 (with a cost of living adjustment to become effective in five years) and modifying the deposit fund’s reserve ratio for a range between 1.15% and 1.50% of estimated insured deposits.

On November 2, 2006, the Federal Deposit Insurance Corporation adopted final regulations establishing a risk-based assessment system that will enable the Federal Deposit Insurance Corporation to more closely tie each financial institution’s premiums to the risk it poses to the deposit insurance fund. Under the new risk-based assessment system, which becomes effective in the beginning of 2007, the Federal Deposit Insurance Corporation will evaluate the risk of each financial institution based on three primary sources of information: (1) its supervisory rating, (2) its financial ratios, and (3) its long-term debt issuer rating, if the institution has one. The new rates for nearly all of the financial institution industry will vary between five and seven cents for every $100 of domestic deposits. At the same time, the Federal Deposit Insurance Corporation also adopted final regulations designating the reserve ratio for the deposit insurance fund during 2007 at 1.25% of estimated insured deposits.

Effective March 31, 2006, the Federal Deposit Insurance Corporation merged the Bank Insurance Fund and the Savings Association Insurance Fund into a single insurance fund called the Deposit Insurance Fund. The merger of the two separate insurance funds did not affect the authority of the Financing Corporation, a mix-ownership government corporation, to impose and collect, with approval of the Federal Deposit Insurance Corporation, assessments for anticipated payments, insurance costs and custodial fees on bonds issued by the Financing Corporation in the 1980s to recapitalize the Federal Savings and Loan Insurance Corporation. The bonds issued by the Financing Corporation are due to mature in 2017 through 2019. For the quarter ended December 31, 2006, the Financing Corporation assessment was equal to 1.24 basis points for each $100 in domestic deposits maintained at an institution.

Prohibitions Against Tying Arrangements. Federal savings associations are prohibited, subject to some exceptions, from extending credit to or offering any other service, or fixing or varying the consideration for such extension of credit or service, on the condition that the customer obtain some additional service from the institution or its affiliates or not obtain services of a competitor of the institution.

Federal Home Loan Bank System. Fairport Savings Bank is a member of the Federal Home Loan Bank System, which consists of 12 regional Federal Home Loan Banks. The Federal Home Loan Bank System provides a central credit facility primarily for member institutions. As a member of the Federal Home Loan Bank of New York, Fairport Savings Bank is required to acquire and hold shares of capital stock in the Federal Home Loan Bank in an amount at least equal to 1% of the aggregate principal amount of its unpaid residential mortgage loans and similar obligations at the beginning of each year, 1/20 of its borrowings from the Federal Home Loan Bank, or 0.3% of assets, whichever is greater. As of December 31, 2006, Fairport Savings Bank was in compliance with this requirement.

Other Regulations

Interest and other charges collected or contracted for by Fairport Savings Bank are subject to state usury laws and federal laws concerning interest rates. Fairport Savings Bank’s operations are also subject to federal laws applicable to credit transactions, such as the:

•	Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers;

•
Home Mortgage Disclosure Act of 1975, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

•	Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

•	Fair Credit Reporting Act of 1978, governing the use and provision of information to credit reporting agencies;

•	Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies; and

•	rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws.

The operations of Fairport Savings Bank also are subject to the:

•
Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records;

•
Electronic Funds Transfer Act and Regulation E promulgated thereunder, which govern automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services;

•
Check Clearing for the 21st Century Act (also known as “Check 21”), which gives “substitute checks,” such as digital check images and copies made from that image, the same legal standing as the original paper check;

•
Title III of The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (referred to as the “USA PATRIOT Act”), which significantly expanded the responsibilities of financial institutions, including savings and loan associations, in preventing the use of the U.S. financial system to fund terrorist activities. Among other provisions, the USA PATRIOT Act and the related regulations of the Office of Thrift Supervision require savings associations operating in the United States to develop new anti-money laundering compliance programs, due diligence policies and controls to ensure the detection and reporting of money laundering. Such required compliance programs are intended to supplement existing compliance requirements, also applicable to financial institutions, under the Bank Secrecy Act and the Office of Foreign Assets Control Regulations; and

•
The Gramm-Leach-Bliley Act, which placed limitations on the sharing of consumer financial information by financial institutions with unaffiliated third parties. Specifically, the Gramm-Leach-Bliley Act requires all financial institutions offering financial products or services to retail customers to provide such customers with the financial institution’s privacy policy and provide such customers the opportunity to “opt out” of the sharing of certain personal financial information with unaffiliated third parties.

Holding Company Regulation

General. FSB Community Bankshares, MHC and FSB Community Bankshares, Inc. are non-diversified savings and loan holding companies within the meaning of the Home Owners’ Loan Act. As such, FSB Community Bankshares, MHC and FSB Community Bankshares, Inc. are registered with the Office of Thrift Supervision and subject to Office of Thrift Supervision regulations, examinations, supervision and reporting requirements. In addition, the Office of Thrift Supervision has enforcement authority over FSB Community Bankshares, Inc. and FSB Community Bankshares, MHC, and their subsidiaries. Among other things, this authority permits the Office of Thrift Supervision to restrict or prohibit activities that are determined to be a serious risk to the subsidiary savings institution. As federal corporations, FSB Community Bankshares, Inc. and FSB Community Bankshares, MHC are generally not subject to state business organization laws.

Permitted Activities. Pursuant to Section 10(o) of the Home Owners’ Loan Act and Office of Thrift Supervision regulations and policy, a mutual holding company and a federally chartered mid-tier holding company such as FSB Community Bankshares, Inc. may engage in the following activities:

(i)	investing in the stock of a savings bank;

(ii)	acquiring a mutual association through the merger of such association into a savings bank subsidiary of such holding company or an interim savings bank subsidiary of such holding company;

(iii)	merging with or acquiring another holding company, one of whose subsidiaries is a savings bank;

(iv)
investing in a corporation, the capital stock of which is available for purchase by a savings bank under federal law or under the law of any state where the subsidiary savings bank or associations share their home offices;

(v)	furnishing or performing management services for a savings bank subsidiary of such company;

(vi)	holding, managing or liquidating assets owned or acquired from a savings subsidiary of such company;

(vii)	holding or managing properties used or occupied by a savings bank subsidiary of such company;

(viii)	acting as trustee under deeds of trust;

(ix)	any other activity:

(A)
that the Federal Reserve Board, by regulation, has determined to be permissible for bank holding companies under Section 4(c) of the Bank Holding Company Act of 1956, unless the Director, by regulation, prohibits or limits any such activity for savings and loan holding companies; or

(B)	in which multiple savings and loan holding companies were authorized (by regulation) to directly engage on March 5, 1987;

(x)	any activity permissible for financial holding companies under Section 4(k) of the Bank Holding Company Act, including securities and insurance underwriting; and

(xi)
purchasing, holding, or disposing of stock acquired in connection with a qualified stock issuance if the purchase of such stock by such savings and loan holding company is approved by the Director. If a mutual holding company acquires or merges with another holding company, the holding company acquired or the holding company resulting from such merger or acquisition may only invest in assets and engage in activities listed in (i) through (x) above, and has a period of two years to cease any nonconforming activities and divest any nonconforming investments.

The Home Owners’ Loan Act prohibits a savings and loan holding company, including FSB Community Bankshares, Inc. and FSB Community Bankshares, MHC, directly or indirectly, or through one or more subsidiaries, from acquiring more than 5% of another savings institution or holding company thereof, without prior written approval of the Office of Thrift Supervision. It also prohibits the acquisition or retention of, with certain exceptions, more than 5% of a nonsubsidiary company engaged in activities other than those permitted by the Home Owners’ Loan Act, or acquiring or retaining control of an institution that is not federally insured. In evaluating applications by holding companies to acquire savings institutions, the Office of Thrift Supervision must consider the financial and managerial resources, future prospects of the company and institution involved, the effect of the acquisition on the risk to the federal deposit insurance fund, the convenience and needs of the community and competitive factors.

The Office of Thrift Supervision is prohibited from approving any acquisition that would result in a multiple savings and loan holding company controlling savings institutions in more than one state, subject to two exceptions:

(i)	the approval of interstate supervisory acquisitions by savings and loan holding companies; and

(ii)	the acquisition of a savings institution in another state if the laws of the state of the target savings institution specifically permit such acquisitions.

The states vary in the extent to which they permit interstate savings and loan holding company acquisitions.

Waivers of Dividends by FSB Community Bankshares, MHC. Office of Thrift Supervision regulations require FSB Community Bankshares, MHC to notify the Office of Thrift Supervision of any proposed waiver of its receipt of dividends from FSB Community Bankshares, Inc. The Office of Thrift Supervision reviews dividend waiver notices on a case-by-case basis, and, in general, does not object to any such waiver if:

(i)	the waiver would not be detrimental to the safe and sound operation of the subsidiary savings association; and

(ii)	the mutual holding company’s board of directors determines that such waiver is consistent with such directors’ fiduciary duties to the mutual holding company’s members.

We anticipate that FSB Community Bankshares, MHC will waive any dividends paid by FSB Community Bankshares, Inc. Under Office of Thrift Supervision regulations, our public shareholders would not be diluted because of any dividends waived by FSB Community Bankshares, MHC (and waived dividends would not be considered in determining an appropriate exchange ratio) in the event FSB Community Bankshares, MHC converts to stock form.

Conversion of FSB Community Bankshares, MHC to Stock Form. Office of Thrift Supervision regulations permit FSB Community Bankshares, MHC to convert from the mutual form of organization to the capital stock form of organization. There can be no assurance when, if ever, a conversion transaction will occur, and the board of directors has no current intention or plan to undertake a conversion transaction. In a conversion transaction a new stock holding company would be formed as the successor to FSB Community Bankshares, Inc., FSB Community Bankshares, MHC’s corporate existence would end, and certain depositors and borrowers of Fairport Savings Bank would receive the right to subscribe for additional shares of the new holding company. In a conversion transaction, each share of common stock held by shareholders other than FSB Community Bankshares, MHC would be automatically converted into a number of shares of common stock of the new holding company determined pursuant an exchange ratio that ensures that shareholders other than FSB Community Bankshares, MHC own the same percentage of common stock in the new holding company as they owned in FSB Community Bankshares, Inc. immediately prior to the conversion transaction, subject to adjustment for any assets held by FSB Community Bankshares, MHC.

Federal Securities Laws

We have filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 for the registration of the shares of common stock to be issued pursuant to the stock offering. Upon completion of the stock offering, our common stock will be registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934. We will be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934.

The registration under the Securities Act of 1933 of shares of common stock to be issued in the stock offering does not cover the resale of those shares. Shares of common stock purchased by persons who are not our affiliates may be resold without registration. Shares purchased by our affiliates will be subject to the resale restrictions of Rule 144 under the Securities Act of 1933. If we meet the current public information requirements of Rule 144 under the Securities Act of 1933, each affiliate of ours that complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of our outstanding shares, or the average weekly volume of trading in the shares during the preceding four calendar weeks. In the future, we may permit affiliates to have their shares registered for sale under the Securities Act of 1933.

Sarbanes-Oxley Act of 2002

The Sarbanes-Oxley Act of 2002 addresses, among other issues, corporate governance, auditing and accounting, executive compensation, and enhanced and timely disclosure of corporate information. As directed by the Sarbanes-Oxley Act of 2002, our Chief Executive Officer and Chief Financial Officer each will be required to certify that our quarterly and annual reports do not contain any untrue statement of a material fact. The rules adopted by the Securities and Exchange Commission under the Sarbanes-Oxley Act of 2002 have several requirements, including having these officers certify that: they are responsible for establishing, maintaining and regularly evaluating the effectiveness of our internal control over financial reporting; they have made certain disclosures to our auditors and the audit committee of the board of directors about our internal control over financial reporting; and they have included information in our quarterly and annual reports about their evaluation and whether there have been changes in our internal control over financial reporting or in other factors that could materially affect internal control over financial reporting. We will prepare policies, procedures and systems designed to ensure compliance with these regulations.

MANAGEMENT

Shared Management Structure

The directors of FSB Community Bankshares, Inc. are those same persons who are the directors of Fairport Savings Bank. In addition, each executive officer of FSB Community Bankshares, Inc. is also an executive officer of Fairport Savings Bank. We expect that FSB Community Bankshares, Inc. and Fairport Savings Bank will continue to have common executive officers until there is a business reason to establish separate management structures. To date, directors and executive officers have been compensated for their services only to Fairport Savings Bank. In the future, directors and executive officers could receive additional compensation for their services to FSB Community Bankshares, Inc.

Directors of FSB Community Bankshares, Inc. and Fairport Savings Bank

The boards of directors of FSB Community Bankshares, Inc. and Fairport Savings Bank each currently consist of nine members. Directors serve three-year staggered terms so that approximately one-third of the directors are elected at each annual meeting of shareholders. The table below sets forth information regarding the current members of the boards of directors, including the term of office for each board member.

Directors	Age (1)	Position	Director Since	Term Expires
D. Lawrence Keef	74	Director	1997	2008
Gary Lindsay	64	Director	2007	2008
Terence O’Neil	64	Vice Chairman of the Board	1998	2008
Lowell T. Twitchell	64	Director	1984	2008
Thomas J. Hanss	67	Chairman of the Board	1999	2009
James E. Smith	60	Director	1991	2009
Dana C. Gavenda	55	President, Chief Executive Officer and Director	2002	2010
Robert W. Sturn	64	Director	2000	2010
Charis W. Warshof	57	Director	2002	2010

(1)	As of December 31, 2006.

Board Independence

The Board of Directors has determined that each of our directors, with the exception of Messrs. Gavenda and Sturn, is “independent” as defined in the listing standards of the Nasdaq Stock Market. Mr. Gavenda is not independent because he is one of our executive officers, and Mr. Sturn is not independent because until July 2004 he served as one of our executive officers.

The Business Background of Our Directors

The business experience for the past five years of each of our directors is set forth below. Unless otherwise indicated, directors have held their positions for the past five years.

D. Lawrence Keef is retired. Prior to his retirement in 1994, Mr. Keef had a 30 year career in banking, with a primary emphasis on commercial real estate lending.

Gary Lindsay is a practicing certified public accountant. Prior to founding his accounting practice in 1991, from 1974 until 1991, Mr. Lindsay was a tax partner with KPMG, LLP.

Terence O’Neil is retired. Prior to his retirement in 2005, since 1980 Mr. O’Neil was the owner and President of Green Lantern Inn, a restaurant located in Fairport, New York.

Thomas J. Hanss is retired. Prior to his retirement in 1994, from 1982 until 1986, Mr. Hanss was chief financial officer of a banking subsidiary of Manufacturers Hanover. Mr. Hanss is a licensed certified public accountant in the State of New York.

Lowell T. Twitchell is retired. Prior to his retirement in 2001, from 1979 until 2001 Mr. Twitchell served as President of Fairport Savings Bank.

James E. Smith is the Supervisor of the Town of Perinton, New York, an elected office that he has held since 1984.

Dana C. Gavenda has been our President and Chief Executive Officer since December 2001. Mr. Gavenda has been in banking since the inception of his career in 1973.

Robert W. Sturn is retired. Prior to his retirement in July 2004, from 1994 until 2004, Mr. Sturn was Executive Vice President of Fairport Savings Bank in which role he managed Fairport Savings Bank’s mortgage operations.

Charis W. Warshof is Vice President, Investors Relations with Home Properties, Inc., a real estate investment trust located in Rochester, New York, a position she has held since 2001.

Meetings and Committees of the Boards of Directors

We conduct business through meetings of our board of directors and its committees. During the year ended December 31, 2006, the board of directors of FSB Community Bankshares, Inc. met four times and the board of directors of Fairport Savings Bank met 13 times. The board of directors has established the following committees: the Audit Committee; the Compensation/Benefits/Marketing Committee; the Nominating Committee; and the ALCO Committee.

The Audit Committee consists of Messrs. Hanss (chair), O’Neill, Twitchell and Lindsay. This committee is responsible for providing oversight relating to our financial statements and financial reporting process, systems of internal accounting and financial controls, internal audit function, annual independent audit and the compliance and ethics programs established by management and the board. Each member of the Audit Committee is independent in accordance with the listing standards of the Nasdaq Stock Market and also under the applicable federal securities laws. The Audit Committee met four times during the year ended December 31, 2006.

The Compensation/Benefits/Marketing Committee consists of Messrs. Sturn (Chair), Warshof and Smith. This committee is responsible for executive officer and director compensation and benefits. Mr. Sturn is not currently considered independent under the listing standards of the Nasdaq Stock Market. Following completion of the offering, it is expected that the Compensation/Benefits/Marketing Committee will consist only of directors who are deemed to be independent in accordance with the listing standards of the Nasdaq Stock Market. The Compensation/Benefits/Marketing Committee met five times during the year ended December 31, 2006.

The Nominating Committee consists of Messrs. Hanss (chair), Smith and Keef, each of whom is independent in accordance with the listing standards of the Nasdaq Stock Market. The Nominating Committee met four times during the year ended December 31, 2006.

The full board of directors comprises the Assets and Liabilities Committee (“ALCO”). ALCO met four times during the year ended December 31, 2006.

Executive Officers Who Are Not Directors

The table below sets forth information, as of December 31, 2006, regarding our executive officers who are not directors.

Name	Title	Age
Kevin D. Maroney	Senior Vice President and Chief Financial Officer	49
Leslie J. Zornow	Senior Vice President, Retail Banking	42

The executive officers of FSB Community Bankshares, Inc. and Fairport Savings Bank are elected annually and hold office until their respective successors are elected or until death, resignation, retirement or removal by the board of directors.

The Business Background of Our Executive Officers Who Are Not Directors

The business experience for the past five years of each of our executive officers who is not a director is set forth below. Unless otherwise indicated, executive officers have held their positions for the past five years.

Kevin D. Maroney is our Senior Vice President and Chief Financial Officer, positions he has held since 2004. Prior to his employment with Fairport Savings Bank, from 1993 until 2004, Mr. Maroney served as senior vice president/finance and operations officer with Wyoming County Bank, Wanoa, New York.

Leslie J. Zornow is our Senior Vice President, Retail Banking, positions she has held since January 2004. Prior to her employment with Fairport Savings Bank, in 2003, Ms. Zornow served as interim President of the Geneva Chamber of Commerce, Geneva, New York and from 1996 until 2003 served as an executive officer of Savings Bank of the Finger Lakes where she oversaw the institution’s branch network, marketing and human resources.

Executive Compensation

The following table sets forth for the year ended December 31, 2006 certain information as to the total remuneration paid by us to Dana C. Gavenda, who serves as our President and Chief Executive Officer, and our two most highly compensated executive officers other than Mr. Gavenda. Each of the individuals listed in the table below is referred to as a Named Executive Officer.

Name and principal position	Year	Salary ($)	Bonus ($)	All other compensation ($)	Total ($)
Dana C. Gavenda President, Chief Executive Officer	2006	$140,000	$24,865	$62,945(1)	$227,810
Kevin D. Maroney Senior Vice President and Chief Financial Officer	2006	$91,366	$11,928	$12,275(2)	$115,569
Leslie J. Zornow Senior Vice President, Retail Banking	2006	$80,496	$10,443	$9,976(3)	$100,915

(1)
Includes $28,513 credited to Mr. Gavenda under Fairport Savings Bank’s supplemental executive retirement plan and does not include any earnings. Also includes employer contributions to the 401(k) Plan of $21,433, which consists of a $16,487 employer profit sharing  contribution (i.e., 10% of Mr. Gavenda’s 2006 adjusted Form W-2 compensation), and an employer “401(k) safe harbor” contribution of  $4,946 (i.e., 3% of Mr. Gavenda’s 2006 adjusted Form W-2 compensation). Also includes a one-time country club initiation fee as well as monthly dues for country club membership. Includes an allowance for an automobile.

(2)	Consists of employer contributions to the 401(k) Plan.
(3)	Consists of employer contributions to the 401(k) Plan.

Benefit Plans

Employment Agreement. Fairport Savings Bank entered into an employment agreement with Dana C. Gavenda effective as of March 1, 2006. The agreement has an initial term of three years. Unless notice of non-renewal is provided, the agreement renews annually such that the remaining term of the agreement is three years. After the initial three-year term under the agreement, if Mr. Gavenda receives timely notification of the board’s intention not to renew the agreement on the next anniversary date, the agreement shall cease one year following such anniversary date. Under the agreement, Mr. Gavenda’s base salary for the year beginning March 1, 2007 is $147,500 and the base salary for the year beginning March 1, 2008 will be $155,000. Mr. Gavenda’s base salary is subject to annual approval which is conducted by the Compensation/Benefits/Marketing Committee of the board, and may be increased or decreased. In addition to the base salary, the agreement provides for, among other things, participation in bonus programs and other employee pension benefit and fringe benefit plans applicable to executive employees, and use of an automobile and reimbursement of expenses associated with the use of such automobile. Mr. Gavenda is also entitled to reimbursement of business expenses. Mr. Gavenda’s employment may be terminated for “just cause” (as defined in the next sentence) at any time, in which event Mr. Gavenda would have no right to receive compensation or other benefits for any period after termination. “Just cause” means termination of Mr. Gavenda’s employment by a vote of at least a majority of the entire membership of the board because of (i) Mr. Gavenda’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses); or (ii) a final cease-and-desist order regarding Mr. Gavenda’s employment with Fairport Savings Bank; or (iii) Mr. Gavenda’s willful commission of any act that, in the judgment of the board, would likely cause substantial economic damage to Fairport Savings Bank; or (iv) Mr. Gavenda’s material breach of any provision of the employment agreement.

Mr. Gavenda is entitled to severance payments and benefits in the event of his termination of employment under specified circumstances. In the event Mr. Gavenda’s employment is terminated by Fairport Savings Bank for reasons other than just cause, disability, death, retirement or a “change in control,” (as defined in the employment agreement) or in the event Mr. Gavenda resigns during the term of the agreement following (1) the failure to elect or reelect or to appoint or reappoint Mr. Gavenda to his executive position, (2) a material change in Mr. Gavenda’s functions, duties, or responsibilities, which change would cause Mr. Gavenda’s position to become one of lesser responsibility, importance or scope, (3) a relocation of Mr. Gavenda’s principal place of employment by more than 30 miles from its location at the effective date of the employment agreement or a material reduction in the benefits and perquisites from those being provided to Mr. Gavenda as of the effective date of the employment agreement, (4) the liquidation or dissolution of Fairport Savings Bank, or (5) a material breach of the employment agreement by Fairport Savings Bank, Mr. Gavenda (or, in the event of Mr. Gavenda’s death, his beneficiary) would be entitled to a severance payment equal to the greater of (i) the remaining amount due under the agreement or (ii) the sum of the highest base salary paid to Mr. Gavenda under the agreement, plus the greater of (x) the average annual cash bonus paid to Mr. Gavenda under the agreement during the last three years prior to the termination date or (y) the cash bonus paid to Mr. Gavenda for the most recent fiscal year prior to the termination. Such severance shall be paid as a lump sum within 30 days of Mr. Gavenda’s termination of employment, or, if Internal Revenue Code Section 409A applies to such payment, then the payment shall be made on the first day of the seventh month following Mr. Gavenda’s termination of employment. Additionally, Mr. Gavenda would be entitled to the continuation of life, medical, disability and dental coverage for 36 months. In the event these severance payment provisions of the employment agreement are triggered, as of December 31, 2006, Mr. Gavenda would be entitled to a cash severance benefit in the amount of approximately $490,000.

In the event of a termination following a “change in control” (as defined in the employment agreement) of Fairport Savings Bank or FSB Community Bankshares, Inc., Mr. Gavenda (or, in the event of his death, his beneficiary) would be entitled to a severance payment equal to three times the sum of (i) Mr. Gavenda’s highest base salary during the term of the employment agreement and (ii) the greater of (x) the average annual cash bonus paid to Mr. Gavenda under the agreement during the last three years prior to the termination date or (y) the cash bonus paid to Mr. Gavenda for the most recent fiscal year prior to the termination. Such severance shall be paid as a lump sum within 30 days of Mr. Gavenda’s termination of employment, or, if Internal Revenue Code Section 409A applies to such payment, then the payment shall be made on the first day of the seventh month following Mr. Gavenda’s termination of employment. Additionally, Mr. Gavenda would be entitled to the continuation of life, medical, disability and dental coverage for 36 months. Any payments to Mr. Gavenda would be reduced, if necessary, so as not to be an “excess parachute payment” as defined by Code Section 280G (relating to payments made in connection with a change in control). In the event these severance payment provisions of the employment agreement are triggered, as of December 31, 2006, Mr. Gavenda would be entitled to a cash severance benefit in the amount of approximately $490,000.

Should Mr. Gavenda become “disabled” (as defined in the next sentence) during the term of the agreement, Fairport Savings Bank would pay Mr. Gavenda 65% of base salary until the earliest of the time that executive returns to his duties at Fairport Savings Bank, or attains full-time employment with another employer, or attains the age of 65, or until Mr. Gavenda’s death, provided that any amount paid to Mr. Gavenda pursuant to any disability insurance would reduce the compensation he would receive. Mr. Gavenda would also be entitled to continued life and health care coverage substantially identical to the coverage he had before becoming disabled during the period that he is receiving disability benefits. “Disabled” means that (i) Mr. Gavenda is unable to perform his duties by reason of incapacity or illness and Mr. Gavenda shall have been absent from his duties on a full-time basis for six months within any twelve month period; or (ii) Mr. Gavenda has experienced a mental or physical condition which, in the reasonable opinion of the disinterested members of the board, makes Mr. Gavenda unable or incompetent to properly carry out the duties of his position; or (iii) if necessary to comply with Internal Revenue Code Section 409A, “disabled” shall have the meaning required under Code Section 409A. The board may require that Mr. Gavenda be examined by a physician selected by the board and the decision of the physician regarding Mr. Gavenda’s disability status shall be conclusive and binding on all parties.

In the event Mr. Gavenda dies while employed by Fairport Savings Bank, Mr. Gavenda’s beneficiary or estate will be paid Mr. Gavenda’s base salary for one year, and Mr. Gavenda’s family will be entitled to continuation of medical, dental and other insurance benefits for one year.

Upon termination of Mr. Gavenda’s employment other than in connection with a change in control or disability, Mr. Gavenda agrees for a period of two years following termination of employment not to serve as an officer, director or consultant with any financial institution operating in Monroe County, New York with assets of less than $1.0 billion.

Supplemental Retirement Plan. Effective May 1, 2006, Fairport Savings Bank established a Supplemental Executive Retirement Plan (“SERP”) with Dana C. Gavenda, its Chief Executive Officer. Under the terms of the SERP, on May 1, 2006 and on each anniversary date thereafter through the earlier of May 1, 2015 or the date Mr. Gavenda terminates employment, Fairport Savings Bank will credit a specified amount to Mr. Gavenda’s accrued SERP obligation account (the “SERP Benefit”). The maximum aggregate value of the SERP Benefit as of May 1, 2015 will be $493,765, which is intended to provide a 15-year period certain annuity of approximately $50,000 per year. The SERP Benefit will not be credited with earnings nor debited for losses or expenses. Mr. Gavenda is 100% vested in his SERP Benefit at all times. The SERP Benefits will be paid to Mr. Gavenda in equal monthly installments for 15 years, beginning on the date that is six months after the later of (i) the date he terminates employment or (ii) attains age 65. In the event Mr. Gavenda dies while receiving payments, his designated beneficiary shall continue to receive the remaining payments. If Mr. Gavenda dies before he is eligible to receive payments, the SERP Benefit shall be forfeited.

If Mr. Gavenda’s employment is terminated for “cause” (as defined in the next sentence), then he will forfeit all SERP Benefits. “Cause” means of termination of Mr. Gavenda’s employment due to any of the following: (a) engaging in willful or grossly negligent misconduct that is materially injurious to Fairport Savings Bank; (b) embezzlement or misappropriation of the funds or property of Fairport Savings Bank; (c) conviction of a felony or the entrance of a plea of guilty or nolo contendere to a felony; (d) conviction of any crime involving fraud, dishonesty, moral turpitude or breach of trust or the entrance of a plea of guilty to such a crime; (e) failure or refusal to devote full business time and attention to the performance of his duties, if such breach has not been cured within 15 days after notice is given; issuance of a final non-appealable order or other direction by a federal or state regulatory agency prohibiting Mr. Gavenda’s employment in the business of banking; or (g) violation of a non-compete or non-solicitation agreement.

In the event Mr. Gavenda terminates employment due to “disability” (as defined in the next sentence), the SERP Benefit shall be paid to him in a lump sum no later than 90 days after the date he terminated employment. Mr. Gavenda shall be treated as having a “disability” if: (a) he is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (b) he is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of Fairport Savings Bank.

In the event of a “change in control” (as defined in the SERP) of Fairport Savings Bank, the SERP Benefit shall be paid to Mr. Gavenda in a lump sum as soon as administratively feasible but no later than 90 days after his termination of employment following the change in control, unless such payments are subject to Internal Revenue Code Section 409A, in which case such payment will be made on the first day of the seventh month following Mr. Gavenda’s termination of employment. In the event the SERP is terminated, the SERP Benefit shall be paid to Mr. Gavenda in the form of equal monthly installments starting on the first day of the calendar month that is 12 months after the termination of the SERP and ending no later than 24 months after the termination of the SERP (or such other payment schedule as may be required in order to comply with Internal Revenue Code Section 409A).

401(k) Plan. Fairport Savings Bank sponsors a 401(k) plan for eligible employees who have attained age 21 and completed six months of service. The Plan allows employees to contribute from 1% to 100% of their annual salary subject to statutory limitations. Each year, Fairport Savings Bank contributes 3% of each eligible employee’s adjusted Form W-2 compensation to the Plan as a “basic 401(k) safe harbor” contribution. In addition, Fairport Savings Bank may make a discretionary profit sharing contribution of each eligible employees’ annual adjusted Form W-2 compensation. In 2006, the profit sharing contribution was equal to 10% of eligible employees’ adjusted Form W-2 compensation.

Stock Benefit Plans

Employee Stock Ownership Plan and Trust. The Board of Directors of Fairport Savings Bank intends to adopt an employee stock ownership plan in connection with the stock offering. Employees who are at least 21 years old with at least one year of employment with Fairport Savings Bank are eligible to participate. As part of the stock offering, the employee stock ownership plan trust intends to borrow funds from FSB Community Bankshares, Inc. and use those funds to purchase a number of shares equal to 3.92% of the outstanding shares of common stock, including shares of common stock issued to FSB Community Bankshares, MHC. Collateral for the loan will be the common stock purchased by the employee stock ownership plan. The loan will be repaid principally from discretionary contributions by Fairport Savings Bank to the employee stock ownership plan over a period of not more than 20 years. The loan documents will provide that the loan may be repaid over a shorter period, without penalty for prepayments. It is anticipated that the interest rate on the loan will equal the prime interest rate at the closing of the stock offering, and will adjust annually at the beginning of each calendar year.

The shares purchased with the loan will initially be held in a suspense account and will be allocated to participants’ accounts in the employee stock ownership plan as the loan is repaid. Participants will have no interest in the shares in the suspense account and will only have an interest in the shares actually allocated to their accounts as the loan is repaid. Contributions to the employee stock ownership plan and shares released from the suspense account in an amount proportional to the repayment of the employee stock ownership plan loan will be allocated among employee stock ownership plan participants on the basis of compensation in the year of allocation. Benefits under the plan will become vested at the rate of 20% per year, starting upon completion of two years of credited service, and will be fully vested upon completion of six years of credited service, with credit given to participants for up to three years of credited service with Fairport Savings Bank’s mutual predecessor prior to the adoption of the plan. A participant’s interest in his account under the plan will also fully vest in the event of termination of service due to a participant’s normal retirement, death, disability, or upon a change in control (as defined in the plan). Vested benefits will be payable generally in the form of common stock, or to the extent participants’ accounts contain cash, benefits will be paid in cash. Fairport Savings Bank’s contributions to the employee stock ownership plan are discretionary, subject to the loan terms and tax law limits. Therefore, benefits payable under the employee stock ownership plan cannot be estimated. Pursuant to SOP 93-6, we will be required to record compensation expense each year in an amount equal to the fair market value of the shares released from the suspense account. In the event of a change in control, the employee stock ownership plan will terminate.

Stock-Based Benefit Plan. Following the stock offering, we intend to adopt a stock-based benefit plan that will provide for grants of stock options and awards of shares of common stock. Under current Office of Thrift Supervision regulations, the number of options granted or shares awarded under such a plan may not exceed 4.90% and 1.96%, respectively, of our outstanding shares (including shares issued to FSB Community Bankshares, MHC). Under current Office of Thrift Supervision regulations, the number of options granted or shares awarded under the plan, when aggregated with any subsequently adopted stock-based benefit plans (exclusive of any shares held by any employee stock ownership plan), may not exceed 25% of the number of shares of common stock held by persons other than FSB Community Bankshares, MHC.

The stock-based benefit plan will comply with all applicable regulations of the Office of Thrift Supervision. The stock-based benefit plan cannot be established sooner than six months after the stock offering and would require the approval of our shareholders by a majority of the total votes of FSB Community Bankshares, Inc. eligible to be cast (excluding votes eligible to be cast by FSB Community Bankshares, MHC), unless we obtain a waiver from the Office of Thrift Supervision that would allow the approval of the stock-based benefit plan by a majority of votes cast by our shareholders (excluding shares voted by FSB Community Bankshares, MHC). Unless a waiver is obtained from the Office of Thrift Supervision, the following additional Office of Thrift Supervision restrictions would apply to our stock-based benefit plan:

•	non-employee directors in the aggregate may not receive more than 30% of the options and awards authorized under the plan;

•	any one non-employee director may not receive more than 5% of the options and stock awards authorized under the plan;

•	any officer or employee may not receive more than 25% of the options or stock awards authorized under the plan;

•	the options and awards may not vest more rapidly than 20% per year, beginning on the first anniversary of shareholder approval of the plan; and

•	accelerated vesting of awards is not permitted except for death, disability or upon a change in control of Fairport Savings Bank or FSB Community Bankshares, Inc.

We may obtain the shares needed for this plan by issuing additional shares of common stock from authorized but unissued shares or through stock repurchases.

The Office of Thrift Supervision has proposed amendments to its existing regulations regarding stock-based benefit plans that would permit us to grant options and award shares of common stock under a stock-based benefit plan in excess of 4.90% and 1.96%, respectively, of our total outstanding shares if the stock-based benefit plan is adopted more than one year following the stock offering, provided shares used to fund the plan in excess of these amounts are obtained through stock repurchases. The proposed amendments would also require that, if the stock-based benefit plan is adopted less than one year following the stock offering, the stock-based benefit plan must be approved by a majority of the votes of FSB Community Bankshares, Inc. shareholders cast at an annual or special meeting of shareholders, excluding votes eligible to be cast by FSB Community Bankshares, MHC. Under the proposed amendments, there would be no separate vote required of minority shareholders if the stock-based benefit plan is adopted more than one year following completion of the stock offering. The proposed amendments would further provide that the current regulatory restrictions set forth above regarding the amount of individual and group awards, and restrictions on accelerated vesting of awards, would not apply if the stock-based benefit plan is adopted more than one year following the stock offering.

In the event the Office of Thrift Supervision adopts these regulations as proposed, or otherwise changes its existing regulations or policies, we may implement stock-based benefit plans that exceed the current limits applicable to aggregate and/or relative amounts of stock options or stock awards, as well as individual awards, and otherwise grant awards with terms that are different than those required by current Office of Thrift Supervision regulations and policy. Moreover, to the extent that any new regulations or policies contain a more flexible voting standard for shareholder approval than that currently required, we intend to use the more flexible voting standard, which could result in the vote of FSB Community Bankshares, MHC controlling the outcome of a shareholder vote on stock-based benefit plans.

Director Compensation

FSB Community Bankshares, Inc. pays no fees for service on the Board of Directors or Board committees. However, each of the individuals who currently serves as one of our directors also serves as a director of Fairport Savings Bank and earns fees in that capacity. Each non-employee director receives a fee of $700 for each scheduled monthly meeting, and receives $300 for attendance at meetings of the Audit Committee, Compensation/Benefits/ Marketing Committee, Nominating Committee and ALCO Committee. In addition to these fees, Director Keef received a fee of $4,000 for serving as the Chairman of the Board and a fee of $275 for serving as the chairman of the nominating committee; Director Smith received a fee of $250 for serving as Vice Chairman of the Board; and Director Hanss received a fee of $1,300 for his role as chairman of the audit committee. Fairport Savings Bank paid fees totaling $90,625 to its ten board members during the year ended December 31, 2006.

The following table sets forth for the year ended December 31, 2006 certain information as to the total remuneration we paid to our directors other than Mr. Gavenda. Compensation paid to Mr. Gavenda for his service as a director is included in “Executive Compensation—Summary Compensation Table.”

Name	Fees earned or paid in cash ($)	Total ($)
D. Lawrence Keef	$16,275	$16,275
Gary Lindsay(1)	—	—
Terence O’Neill	12,400	12,400
Lowell T. Twitchell	12,050	12,050
Thomas J. Hanss	13,700	13,700
James E. Smith	12,950	12,950
Robert W. Sturn	10,900	10,900
Charis W. Warshof	11,150	11,150
Sara E. Hartman(2)	1,200	1,200

(1)	Mr. Lindsay first became a director in 2007.
(2)	Ms. Hartman left the board of directors in January 2006.

Related Party Transactions

Loans and Extensions of Credit. The Sarbanes-Oxley Act of 2002 generally prohibits us from making loans to our executive officers and directors, but it contains a specific exemption from such prohibition for loans made by Fairport Savings Bank to our executive officers and directors in compliance with federal banking regulations.

The aggregate amount of our outstanding loans to our officers and directors and their related entities was approximately $803,000 at December 31, 2006. All of such loans were made in the ordinary course of business, were made on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectibility or present other unfavorable features. These loans were performing according to their repayment terms at December 31, 2006, and were made in compliance with federal banking regulations.

Proposed Management and Director Purchases in the Stock Offering

The following table sets forth information regarding intended common stock subscriptions by each of the directors and executive officers of FSB Community Bankshares, Inc. and Fairport Savings Bank and their associates, and by all directors and executive officers as a group. In the event the individual maximum purchase limitation is increased, persons subscribing for the maximum amount may increase their purchase orders. Directors and executive officers will purchase shares of common stock at the same $10.00 purchase price per share and on the same terms as other purchasers in the stock offering. Any purchases made by any of our affiliates for the explicit purpose of meeting the minimum number of shares of common stock required to be sold in order to complete the stock offering shall be made for investment purposes only and not with a view toward distribution. This table excludes shares of common stock to be purchased by the employee stock ownership plan, as well as any stock awards or stock option grants that may be made no earlier than six months after the completion of the stock offering. This table also excludes additional shares that may be purchased by our directors and executive officers following the completion of the stock offering. The directors and executive officers have indicated their intention to subscribe for an aggregate of $295,000 of shares of common stock in the stock offering, equal to 3.0% of the number of shares of common stock to be sold in the stock offering, at the midpoint of the estimated valuation range.

Name and Title	Number of Shares	Aggregate Purchase Price (1)	Percent at Midpoint of Offering Range
D. Lawrence Keef, Director	1,000	10,000	*
Gary Lindsay, Director	1,000	10,000	*
Terence O’Neil, Vice Chairman of the Board	1,000	10,000	*
Lowell T. Twitchell, Director	1,000	10,000	*
Thomas J. Hanss, Chairman of the Board	5,000	50,000	*
James E. Smith, Director	1,000	10,000	*
Dana C. Gavenda, President, Chief Executive Officer and Director	10,000	100,000	1.0
Robert W. Sturn, Director	1,000	10,000	*
Charis W. Warshof, Director	3,000	30,000	*
Kevin Maroney, Senior Vice President and Chief Financial Officer	5,000	50,000	*
Leslie J. Zornow, Senior Vice President, Retail Banking	500	5,000	*

All directors and executive officers as a group	29,500	$295,000	3.0%

*	Less than 0.1%.
(1)
Includes purchases by the individual’s spouse and other relatives of the named individual living in the same household. The above named individuals are not aware of any other purchases by a person who, or entity that would be considered an associate of the named individuals under the stock issuance plan.

THE STOCK OFFERING

The board of directors of FSB Community Bankshares, Inc. has approved the stock issuance plan, and the Office of Thrift Supervision has approved the stock issuance plan as part of its approval of our application to conduct the stock offering, subject to the satisfaction of certain conditions imposed by the Office of Thrift Supervision in its approval. Office of Thrift Supervision approval does not constitute a recommendation or endorsement of the stock issuance plan by the Office of Thrift Supervision.

General

On January 24, 2007, our board of directors unanimously adopted the stock issuance plan pursuant to which we will sell shares of our common stock to depositors and eligible borrowers of Fairport Savings Bank and other persons, and issue shares of our common stock to FSB Community Bankshares, MHC. Upon completion of the stock offering, purchasers in the stock offering will own 47.0% of our outstanding shares of common stock (subject to adjustment), and FSB Community Bankshares, MHC will own 53.0% of our outstanding shares of common stock (subject to adjustment).

The aggregate price of the shares of common stock sold in the stock offering will be within the offering range. The offering range of between $8.4 million and $11.4 million has been established by the board of directors, based upon an independent appraisal of the estimated pro forma market value of our shares of common stock. The appraisal was prepared by RP Financial, LC, a consulting firm experienced in the valuation and appraisal of savings institutions. All shares of common stock to be sold in the stock offering will be sold at the same price per share. The independent appraisal will be affirmed or, if necessary, updated at the completion of the stock offering. See “How We Determined the Stock Pricing and the Number of Shares to be Issued” for additional information as to the determination of the estimated pro forma market value of the shares of common stock.

Offering materials for the stock offering initially have been distributed by mail, with additional copies made available through our Stock Information Center and Sandler O’Neill & Partners, L.P. All prospective purchasers must send payment directly to us. We will deposit these funds in a segregated savings account at Fairport Savings Bank or, at our discretion, another federally insured depository institution, and we will not release the funds until the stock offering is completed or terminated.

The following describes the material aspects of the stock offering. Prospective purchasers should also carefully review the terms of the stock issuance plan. A copy of the stock issuance plan is available from Fairport Savings Bank upon request and is available for inspection at the offices of Fairport Savings Bank and at the Office of Thrift Supervision. The plan is also filed as an exhibit to the Registration Statement of which this prospectus is a part, copies of which may be obtained from the Securities and Exchange Commission. See “Where You Can Find More Information.”

Reasons for the Stock Offering

The proceeds from the sale of our shares of common stock will provide Fairport Savings Bank with additional capital, which may be used to support future growth, internally or through acquisitions. In addition, since Fairport Savings Bank competes with local and regional banks and other entities for employees, we believe that the stock offering will enable us to attract and retain management and employees through various stock benefit plans, including stock option plans, stock award plans and an employee stock ownership plan.

In the future, the unissued shares of common and preferred stock authorized by our charter, as well as any treasury shares that may have been repurchased, will permit us to raise additional equity capital through further sales of securities and may permit us to issue securities in connection with possible acquisitions, subject to market conditions and any required regulatory approvals. We currently have no plans with respect to additional offerings of common or preferred stock.

The stock offering proceeds will provide additional flexibility to grow through acquisitions of other financial institutions or other businesses. Although there are no current arrangements, understandings or agreements, written or oral, regarding any such opportunities, we will be in a position after the stock offering to take advantage of any such favorable opportunities that may arise. See “How We Intend to Use the Proceeds from the Stock Offering” for a description of our intended use of proceeds.

After considering the advantages and disadvantages of the stock offering, as well as applicable fiduciary duties, our board of directors unanimously approved the stock issuance plan as being in the best interests of FSB Community Bankshares, Inc., Fairport Savings Bank, and Fairport Savings Bank’s customers and the communities we serve.

Offering of Shares of Common Stock

Under the stock issuance plan, up to 1,135,050 shares, subject to adjustment of our common stock will be offered for sale, subject to certain restrictions described below, through a subscription and community offering.

Subscription Offering. The subscription offering will expire at _________, Eastern time, on [offering date], unless otherwise extended by Fairport Savings Bank and FSB Community Bankshares, Inc. Regulations of the Office of Thrift Supervision require that all shares to be offered in the stock offering be sold within a period ending not more than 90 days after Office of Thrift Supervision approval of the use of the prospectus or a longer period as may be approved by the Office of Thrift Supervision. This period expires on [extension date], unless extended with the approval of the Office of Thrift Supervision. If the stock offering is not completed by [extension date], all subscribers will have the right to modify or rescind their subscriptions and to have their subscription funds returned promptly with interest. In the event of an extension of this type, all subscribers will be notified in writing of the time period within which subscribers must notify Fairport Savings Bank of their intention to maintain, modify or rescind their subscriptions. If the subscriber rescinds or does not respond in any manner to Fairport Savings Bank’s notice, the funds submitted will be refunded to the subscriber with interest at Fairport Savings Bank’s current passbook savings rate, and/or the subscriber’s withdrawal authorizations will be terminated. In the event that the stock offering is not completed, all funds submitted and not previously refunded pursuant to the subscription and community offering will be promptly refunded with interest at Fairport Savings Bank’s current passbook savings rate, and all withdrawal authorizations will be terminated.

Subscription Rights. Under the stock issuance plan, nontransferable subscription rights to purchase the shares of common stock have been issued to persons and entities as described below. The amount of shares of common stock that these persons may purchase will depend on the availability of the shares of common stock for purchase under the categories described in the stock issuance plan. Subscription priorities have been established for the allocation of shares of common stock to the extent that the shares are available. These priorities are as follows:

Category 1: Eligible Account Holders. Subject to the maximum purchase limitations, each depositor with $50 or more on deposit at Fairport Savings Bank, as of the close of business on December 31, 2005, will receive nontransferable subscription rights to subscribe for up to the greater of the following:

(i)	$100,000 of shares of common stock;

(ii)	one-tenth of one percent of the total offering of shares of common stock; or

(iii)
15 times the product, rounded down to the nearest whole number, obtained by multiplying the total number of shares of common stock to be sold in the stock offering by a fraction, the numerator of which is the amount of the qualifying deposits of the eligible account holder and the denominator is the total amount of qualifying deposits of all eligible account holders.

If the exercise of subscription rights in this category results in an oversubscription, shares of common stock will be allocated among subscribing eligible account holders so as to permit each one, to the extent possible, to purchase a number of shares sufficient to make the person’s total allocation equal to the lesser of 100 shares or the number of shares for which such person has subscribed. Thereafter, unallocated shares will be allocated among the remaining subscribing eligible account holders whose subscriptions remain unfilled in the proportion that the amounts of their respective qualifying deposits bear to the total amount of qualifying deposits of all remaining eligible account holders whose subscriptions remain unfilled; however, no fractional shares will be issued. If the amount so allocated exceeds the amount subscribed for by any one or more eligible account holder, the excess will be reallocated, one or more times as necessary, among those eligible account holders whose subscriptions are still not fully satisfied on the same principle until all available shares have been allocated or all subscriptions satisfied. Subscription rights received by officers and directors in this category based on any increase in their deposits in Fairport Savings Bank in the one-year period preceding December 31, 2005, are subordinated to the subscription rights of other eligible account holders.

Category 2: Tax-Qualified Employee Plans. The tax-qualified employee plans of Fairport Savings Bank, such as the employee stock ownership plan and the 401(k) savings plan, have nontransferable subscription rights to purchase up to 4.9% of the shares of common stock to be outstanding immediately following the stock offering. The employee stock ownership plan intends to purchase 3.92% of the shares of our outstanding shares of common stock unless additional purchases are required to complete the stock offering at the minimum of the offering range. In the event the number of shares offered in the stock offering is increased above the maximum of the valuation range, the tax-qualified employee plans will have a priority to purchase any shares exceeding the maximum of the valuation range up to 4.9% of the shares of common stock to be outstanding immediately following the stock offering. In addition to purchasing shares of common stock in the stock offering, the employee stock ownership plan may purchase shares of common stock in the open market or may purchase shares of common stock directly from us subsequent to the completion of the stock offering.

Category 3: Supplemental Eligible Account Holders. To the extent that there are sufficient shares of common stock remaining after satisfaction of subscriptions by eligible account holders and the tax-qualified employee plans, and subject to the maximum purchase limitations, each depositor with $50 or more on deposit as of the close of business on March 31, 2007, will receive nontransferable subscription rights to subscribe for up to the greater of:

(i)	$100,000 of shares of common stock;

(ii)	one-tenth of one percent of the total offering of shares of common stock; or

(iii)
15 times the product, rounded down to the nearest whole number, obtained by multiplying the total number of shares of common stock to be sold in the stock offering, the numerator of which is the amount of qualifying deposits of the supplemental eligible account holder and the denominator is the total amount of qualifying deposits of all supplemental eligible account holders.

If the exercise of subscription rights in this category results in an oversubscription, shares of common stock will be allocated among subscribing supplemental eligible account holders so as to permit each supplemental eligible account holder, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares or the number of shares for which such person has subscribed. Thereafter, unallocated shares will be allocated among subscribing supplemental eligible account holders whose subscriptions remain unfilled in the proportion that the amounts of their respective qualifying deposits bear to total qualifying deposits of all subscribing supplemental eligible account holders.

Category 4: Other Members. To the extent that there are sufficient shares of common stock remaining after satisfaction of subscriptions by eligible account holders, the tax-qualified employee plans and supplemental eligible account holders, and subject to the maximum purchase limitations, each depositor with $50 or more on deposit at Fairport Savings Bank at the close of business on __________, 2007, who is neither an Eligible Account Holder or Supplemental Eligible Account Holder and each borrower from Fairport Savings Bank as of January 14, 2005 who maintains such borrowings as of the close of business on _________, 2007, who is neither an Eligible Account Holder nor Supplemental Eligible Account Holder (“Other Members”), will receive nontransferable subscription rights to subscribe for up to the greater of:

(i)	$100,000 of shares of common stock; or

(ii)	one-tenth of one percent of the total offering of shares of common stock; or

(iii)
with respect to Other Members who are depositors of Fairport Savings Bank, 15 times the product, rounded down to the nearest whole number, obtained by multiplying the total number of shares of common stock to be sold in the stock offering by a fraction, the numerator of which is the amount of qualifying deposits of the Other Members who are depositors of Fairport Savings Bank and the denominator of which is the total amount of qualifying deposits of all Other Members who are depositors of Fairport Savings Bank.

If the exercise of subscription rights in this category results in an oversubscription, shares of common stock will be allocated among subscribing Other Members so as to permit each Other Member, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares or the number of shares for which such person actually subscribed. Thereafter, unallocated shares will be allocated among subscribing Other Members whose subscriptions remain unfilled in the proportion that the amounts of their respective subscriptions bear to total subscriptions of all subscribing Other Members.

We will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for shares of common stock pursuant to the stock issuance plan reside. However, no shares of common stock will be offered or sold under the stock issuance plan to any person who resides in a foreign country or resides in a state of the United States in which a small number of persons otherwise eligible to subscribe for shares under the stock issuance plan reside or as to which we determine that compliance with the securities laws of the state would be impracticable for reasons of cost or otherwise, including, but not limited to, a requirement that Fairport Savings Bank or FSB Community Bankshares, Inc. or any of their officers, directors or employees register, under the securities laws of the state, as a broker, dealer, salesman or agent. No payments will be made in lieu of the granting of subscription rights to any person.

Community Offering. We will offer, in a community offering to members of the general public to whom we deliver a copy of this prospectus and a stock order form, any shares of common stock that remain unsubscribed for in the subscription offering. In the community offering, preference will be given to natural persons residing in the New York Counties of Livingston, Monroe, Ontario, Orleans and Wayne (the “Local Community”). Subject to the maximum purchase limitations, these persons may purchase up to $100,000 of shares of common stock. The community offering, if any, may begin concurrently with, during or promptly after the subscription offering, and may terminate at any time without notice, but may not terminate later than [extension date], unless extended by FSB Community Bankshares, Inc. Subject to any required regulatory approvals, we will determine, in our discretion, the advisability of a community offering, the commencement and termination dates of any community offering, and the methods of finding potential purchasers in such offering. The opportunity to subscribe for shares of common stock in the community offering category is subject to our right, in our sole discretion, to accept or reject these orders in whole or in part either at the time of receipt of an order or as soon as practicable thereafter.

If there are not sufficient shares of common stock available to fill orders in the community offering, the shares of common stock will be allocated, if possible, first to each natural person residing in the Local Community whose order we accept, in an amount equal to the lesser of 1,000 shares of common stock or the number of shares of common stock ordered. Thereafter, unallocated shares of common stock will be allocated among persons residing in the Local Community whose orders remain unsatisfied, on an equal number of shares basis. If there are any shares of common stock remaining, shares will be allocated to other members of the general public who order in the community offering applying the same allocation described above for persons who reside in the Local Community.

Syndicated Community Offering. All shares of common stock not purchased in the subscription and community offerings, if any, may be offered for sale to the general public in a syndicated community offering through a syndicate of registered broker-dealers to be formed and managed by Sandler O’Neill & Partners, L.P. We expect to market any shares of common stock that remain unsubscribed after the subscription and community offerings through a syndicated community offering. We have the right to reject orders in whole or part in our sole discretion in the syndicated community offering. Neither Sandler O’Neill & Partners, L.P. nor any registered broker-dealer shall have any obligation to take or purchase any shares of common stock in the syndicated community offering; however, in the event Sandler O’Neill & Partners, L.P. agrees to participate in a syndicated community offering, it will use its best efforts in the sale of shares of common stock in the syndicated community offering.

The price at which shares of common stock are sold in the syndicated community offering will be the same price as in the subscription and community offerings. Subject to the overall purchase limitations, no person by himself or herself may purchase more than $100,000 of shares of common stock.

Sandler O’Neill & Partners, L.P. may enter into agreements with selected dealers to assist in the sale of the shares of common stock in the syndicated community offering. No orders may be placed or filled by or for a selected dealer during the subscription offering. After the close of the subscription offering, Sandler O’Neill & Partners, L.P. will instruct selected dealers as to the number of shares of common stock to be allocated to each selected dealer. Only after the close of the subscription offering and upon allocation of shares to selected dealers may selected dealers take orders from their customers. During the subscription and community offerings, selected dealers may only solicit indications of interest from their customers to place orders with us as of a certain order date for the purchase of shares of common stock. When and if we, in consultation with Sandler O’Neill & Partners, L.P., believe that enough indications of interest and orders have not been received in the subscription and community offerings to consummate the stock offering, we will instruct Sandler O’Neill & Partners, L.P. to request, as of the order date, selected dealers to submit orders to purchase shares for which they have previously received indications of interest from their customers. Selected dealers will send confirmations of the orders to customers on the next business day after the order date. Selected dealers will debit the accounts of their customers on the settlement date, which date will be three business days from the order date. Customers who authorize selected dealers to debit their brokerage accounts are required to have the funds for payment in their account on but not before the settlement date. On the settlement date, selected dealers will remit funds to the account we establish for each selected dealer. Each customer’s funds so forwarded, along with all other accounts held in the same title, will be insured by the Federal Deposit Insurance Corporation up to the maximum amount permissible under applicable Federal Deposit Insurance Corporation regulations. After we receive payment from selected dealers, funds will earn interest at Fairport Savings Bank’s passbook rate until the completion or termination of the stock offering. Funds will be promptly returned, with interest, in the event the stock offering is not completed as described above.

The syndicated community offering will terminate no more than 45 days following the subscription expiration date, unless extended by FSB Community Bankshares, Inc. with the approval of the Office of Thrift Supervision.

Limitations on Purchase of Shares. The plan provides for certain limitations on the purchase of shares of common stock in the stock offering. These limitations are as follows:

A.
The aggregate amount of outstanding shares of our common stock owned or controlled by persons other than FSB Community Bankshares, MHC at the close of the stock offering shall be less than 50% of our total outstanding shares of common stock.

B.
The maximum purchase of shares of common stock in the subscription offering by a person or group of persons through a single deposit account is $100,000. No person by himself, or with an associate or group of persons acting in concert, may purchase more than $150,000 of the common stock offered in the stock offering, except that:

(i)
we may, in our sole discretion and without further notice to or solicitation of subscribers or other prospective purchasers, increase such maximum purchase limitation to 5% of the number of shares offered in the stock offering;

(ii)	our tax-qualified employee plans may purchase up to 4.9% of the shares of common stock to be outstanding immediately following the stock offering; and

(iii)	shares to be held by any of our tax-qualified employee plans and attributable to a person shall not be aggregated with other shares purchased directly by or otherwise attributable to such person.

C.
The aggregate amount of shares of common stock acquired in the stock offering, plus all prior issuances by FSB Community Bankshares, Inc., by any of our non-tax-qualified employee plans or any of our officers or directors and his or her associates, exclusive of any shares of common stock acquired by such plan or management person and his or her associates in the secondary market, shall not exceed 4.9% of our outstanding shares of common stock at the conclusion of the stock offering. In calculating the number of shares held by any management person and his or her associates under this paragraph, shares held by any tax-qualified employee plan or non-tax-qualified employee plan of FSB Community Bankshares, Inc. or Fairport Savings Bank that are attributable to such person shall not be counted.

D.
The aggregate amount of shares of common stock acquired in the stock offering, plus all prior issuances by FSB Community Bankshares, Inc., by any of our non-tax-qualified employee plans or any of our officers or directors and his or her associates, exclusive of any shares of common stock acquired by such plan or management person and his or her associates in the secondary market, shall not exceed 4.9% of our shareholders’ equity at the conclusion of the stock offering. In calculating the number of shares held by any management person and his or her associates under this paragraph, shares held by any tax-qualified employee plan or non-tax-qualified employee plan of FSB Community Bankshares, Inc. or Fairport Savings Bank that are attributable to such person shall not be counted.

E.
The aggregate amount of shares of common stock acquired in the stock offering, plus all prior issuances by FSB Community Bankshares, Inc., by any one or more of our tax-qualified employee stock benefit plans, exclusive of any shares of common stock acquired by such plans in the secondary market, shall not exceed 4.9% of our outstanding shares of common stock at the conclusion of the stock offering.

F.
The aggregate amount of shares of common stock acquired in the stock offering, plus all prior issuances by FSB Community Bankshares, Inc., by any one or more of our tax-qualified employee stock benefit plans, exclusive of any shares of common stock acquired by such plans in the secondary market, shall not exceed 4.9% of our shareholders’ equity at the conclusion of the stock offering.

G.
The aggregate amount of shares of common stock acquired in the stock offering, plus all prior issuances by FSB Community Bankshares, Inc., by all stock benefit plans of FSB Community Bankshares, Inc. or Fairport Savings Bank, other than employee stock ownership plans, shall not exceed 25% of our outstanding shares of common stock held by persons other than FSB Community Bankshares, MHC.

H.
The aggregate amount of shares of common stock acquired in the stock offering, plus all prior issuances by FSB Community Bankshares, Inc., by all non-tax-qualified employee plans or our officers or directors and their associates, exclusive of any shares of common stock acquired by such plans or management persons and their associates in the secondary market, shall not exceed 25% of our outstanding shares of common stock held by persons other than FSB Community Bankshares, MHC at the conclusion of the stock offering. In calculating the number of shares held by management persons and their associates under this paragraph, shares held by any of our tax-qualified employee plans or non-tax-qualified employee plans that are attributable to such persons shall not be counted.

I.
The aggregate amount of shares of common stock acquired in the stock offering, plus all prior issuances by FSB Community Bankshares, Inc., by all non-tax-qualified employee stock benefit plans or management persons and their associates, exclusive of any shares of common stock acquired by such plans or management persons and their associates in the secondary market, shall not exceed 25% of our shareholders’ equity held by persons other than FSB Community Bankshares, MHC at the conclusion of the stock offering. In calculating the number of shares held by management persons and their associates under this paragraph, shares held by any of our tax-qualified employee plans or non-tax-qualified employee plans that are attributable to such persons shall not be counted.

J.
Notwithstanding any other provision of the stock issuance plan, no person shall be entitled to purchase any shares of common stock to the extent such purchase would be illegal under any federal law or state law or regulation or would violate regulations or policies of the National Association of Securities Dealers, Inc., particularly those regarding free riding and withholding. We and/or our agents may ask for an acceptable legal opinion from any purchaser as to the legality of such purchase and may refuse to honor any purchase order if such opinion is not timely furnished.

K.
A minimum of 25 shares of common stock must be purchased by each person purchasing shares in the stock offering to the extent those shares are available; provided, however, that in the event the minimum number of shares of common stock purchased times the price per share exceeds $500, then such minimum purchase requirement shall be reduced to such number of shares which when multiplied by the price per share shall not exceed $500, as determined by our board of directors.

Our board of directors has the right in its sole discretion to reject any order submitted by a person whose representations our board of directors believes to be false or who it otherwise believes, either alone or acting in concert with others, is violating, circumventing, or intends to violate, evade or circumvent the terms and conditions of the stock issuance plan.

For purposes of the plan, the members of our board of directors are not deemed to be acting in concert solely by reason of their board membership. The term “associate” is used above to indicate any of the following relationships with a person:

•
any corporation or organization, other than FSB Community Bankshares, MHC, FSB Community Bankshares, Inc. or Fairport Savings Bank or a majority-owned subsidiary of FSB Community Bankshares, MHC, FSB Community Bankshares, Inc. or Fairport Savings Bank, of which a person is a senior officer or partner, or beneficially owns, directly or indirectly, 10% or more of any class of equity securities of the corporation or organization;

•
any trust or other estate, if the person has a substantial beneficial interest in the trust or estate or is a trustee or fiduciary of the estate. For purposes of Office of Thrift Supervision Regulations Sections 563b.370, 563b.380, 563b.385, 563b.390 and 563b.505, a person who has a substantial beneficial interest in one of our tax-qualified or non-tax-qualified employee plans, or who is a trustee or fiduciary of the plan is not an associate of the plan. For purposes of Section 563b.370 of the Office of Thrift Supervision Regulations, our tax-qualified employee plans are not associates of a person;

•	any person who is related by blood or marriage to such person and:

(i)	who lives in the same house as the person; or

(ii)	who is a director or senior officer of FSB Community Bankshares, MHC, FSB Community Bankshares, Inc. or Fairport Savings Bank or a subsidiary thereof; and

•	any person acting in concert with the persons or entities specified above.

As used above, the term “acting in concert” means:

•	knowing participation in a joint activity or interdependent conscious parallel action towards a common goal, whether or not pursuant to an express agreement; or

•
a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.

A person or company that acts in concert with another person or company (“other party”) shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any of our tax-qualified employee plans will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether stock held by the trustee and stock held by the plan will be aggregated.

Persons or companies who file jointly with any regulatory agency a Schedule 13-D or Schedule 13-G under the Securities Exchange Act of 1934 with respect to any security registered under Section 12 of such act will be deemed to be acting in concert.

Our board of directors may, in its sole discretion, increase the maximum purchase limitation up to 9.99% of the shares being offered in the stock offering. However, orders for shares exceeding 5.0% of the shares sold may not exceed, in the aggregate, 10% of the shares sold. Requests to purchase shares of common stock under this provision will be allocated by our board of directors in accordance with the priority rights and allocation procedures set forth above. Depending upon market and financial conditions, and subject to certain regulatory limitations, our board of directors, with the approval of the Office of Thrift Supervision, may increase or decrease any of the above purchase limitations at any time. In computing the number of shares of common stock to be allocated, all numbers will be rounded down to the next whole number.

Shares of common stock purchased in the stock offering will be freely transferable except for shares of common stock purchased by executive officers and directors of Fairport Savings Bank or FSB Community Bankshares, Inc. and except as described below. In addition, under National Association of Securities Dealers, Inc. guidelines, members of the National Association of Securities Dealers and their associates are subject to certain restrictions on transfer of securities purchased in accordance with subscription rights and to certain reporting requirements upon purchase of these securities.

Tax Effects of the Stock Offering

We have received an opinion from our special counsel, Luse Gorman Pomerenk & Schick, P.C., Washington, D.C., as to the material federal income tax consequences of the stock offering to FSB Community Bankshares, Inc. and as to the generally applicable material federal income tax consequences of the stock offering to our account holders and persons who purchase common stock in the stock offering. This opinion is based, among other things, on factual representations made by us, on certain assumptions stated in the opinion, on the Internal Revenue Code, regulations now in effect or proposed, current administrative rulings, practices and judicial authority, all of which are subject to change (which change may be made with retroactive effect). This opinion has been included as an exhibit to our registration statement filed with the Securities and Exchange Commission, of which this prospectus is a part.

The opinion provides, among other things, that:

1.
we will not recognize gain or loss upon the exchange by FSB Community Bankshares, MHC of the shares of our common stock that it presently holds for the shares of our common stock that will be issued to it in connection with the stock offering;

2.
no gain or loss or taxable income will be recognized by eligible account holders, supplemental eligible account holders or other members upon the distribution to them or their exercise of nontransferable subscription rights to purchase our shares of common stock;

3.
it is more likely than not that the tax “basis” of our shares of common stock to persons who purchase shares in the stock offering will be the purchase price thereof, and that their holding period for the shares will commence upon the consummation of the stock offering; and

4.	no gain or loss will be recognized by us on our receipt of cash in exchange for shares of our common stock sold in the stock offering.

The tax opinions as to items 2 and 3 above are based on the position that subscription rights to be received by eligible account holders, supplemental eligible account holders and other members do not have any economic value at the time of distribution or at the time the subscription rights are exercised. In this regard, Luse Gorman Pomerenk & Schick, P.C. noted that the subscription rights will be granted at no cost to the recipients, are legally non-transferable and of short duration, and will provide the recipient with the right only to purchase shares of common stock at the same price to be paid by members of the general public in any community offering. The firm also noted that the Internal Revenue Service has not in the past concluded that subscription rights have value. However, as stated in the opinion, the issue of whether or not the nontransferable subscription rights have value is based on all the facts and circumstances.

The opinion of Luse Gorman Pomerenk & Schick, P.C., unlike a letter ruling issued by the Internal Revenue Service, is not binding on the Internal Revenue Service and the conclusions expressed therein may be challenged at a future date. The Internal Revenue Service has issued favorable rulings for transactions substantially similar to the stock offering, but any such ruling may not be cited as precedent by any taxpayer other than the taxpayer to whom the ruling is addressed. We do not plan to apply for a letter ruling concerning the transactions described herein.

We also have received a letter from RP Financial, LC stating its belief that the subscription rights do not have any ascertainable fair market value and that the price at which the subscription rights are exercisable will not be more or less than the fair market value of the shares on the date of the exercise. This position is based on the fact that these rights are acquired by the recipients without cost, are nontransferable and of short duration, and afford the recipients the right only to purchase the shares of common stock at the same price as will be paid by members of the general public in any community offering.

If the subscription rights granted to eligible account holders, supplemental eligible account holders and other members are deemed to have an ascertainable value, receipt of these rights could result in taxable gain to those eligible account holders, supplemental eligible account holders and other members who exercise the subscription rights in an amount equal to the ascertainable value, and we could recognize gain on a distribution. Eligible account holders, supplemental eligible account holders and other members are encouraged to consult with their own tax advisors as to the tax consequences in the event that subscription rights are deemed to have an ascertainable value.

The federal tax opinion referred to in this prospectus is filed as an exhibit to the registration statement. See “Where You Can Find More Information.”

Restrictions on Transferability of Subscription Rights

Federal law prohibits the transfer of subscription rights. We may reasonably investigate to determine compliance with this restriction. Persons selling or otherwise transferring their rights to subscribe for shares of common stock in the subscription offering or subscribing for shares of common stock on behalf of another person may forfeit those rights and may face possible further sanctions and penalties imposed by the Office of Thrift Supervision or another agency of the United States Government. We will pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights and we will not honor orders known by us to involve the transfer of these rights. Each person exercising subscription rights will be required to certify that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding with any other person for the sale or transfer of the shares of common stock. In addition, joint stock registration will be allowed only if the qualifying account is so registered. Once tendered, subscription orders cannot be revoked without our consent.

Marketing Arrangements

We have retained Sandler O’Neill & Partners, L.P. as a financial advisor to consult with and advise and assist us, on a best efforts basis, in the distribution of shares in the stock offering. Sandler O’Neill & Partners, L.P. is a broker-dealer registered with the Securities and Exchange Commission and a member of the National Association of Securities Dealers, Inc. The services that Sandler O’Neill & Partners, L.P. will provide include:

•	consulting as to the marketing implications of the stock issuance, including the percentage of common stock to be offered;

•
reviewing with our board of directors the financial impact of the stock offering on FSB Community Bankshares, Inc. and Fairport Savings Bank based on the independent appraiser’s appraisal of the shares of common stock;

•	reviewing all stock offering documents, including the prospectus, stock order forms and related offering materials;

•	assisting in the design and implementation of a marketing strategy for the stock offering;

•	assisting us in scheduling and preparing for meetings with potential investors and broker-dealers in connection with the stock offering; and

•	providing such other general advice and assistance as may be requested to promote the successful completion of the stock offering.

For these services, Sandler O’Neill will receive a fee of $150,000, of which $25,000 has been paid as of the date of this prospectus. In the event there is a syndicated community offering, the total fees paid to Sandler O’Neill and other National Association of Securities Dealers member firms in the syndicated community offering will not exceed 5.5% of the aggregate dollar amount of the shares of common stock sold in the syndicated community offering.

We have agreed to reimburse Sandler O’Neill for its reasonable out-of-pocket expenses up to a maximum of $60,000. We will indemnify Sandler O’Neill against liabilities and expenses (including legal fees) incurred in connection with certain claims or liabilities arising out of or based upon untrue statements or omissions contained in the offering materials for the shares of common stock, including liabilities under the Securities Act of 1933.

We have also engaged Sandler O’Neill to act as our conversion agent in connection with the stock offering. In its role as conversion agent, Sandler O’Neill will assist us in the stock offering as follows:

•	consolidation of accounts and development of a central file;

•	preparation of stock order forms;

•	organization and supervision of the Stock Information Center; and

•	subscription services.

Sandler O’Neill & Partners, L.P. has not prepared any report or opinion constituting a recommendation or advice to us or to persons who subscribe for shares of common stock, nor has it prepared an opinion as to the fairness to us of the purchase price or the terms of the stock to be sold. Sandler O’Neill & Partners, L.P. expresses no opinion as to the prices at which shares of common stock to be issued may trade.

Our directors and executive officers may participate in the stock offering. However, such participation will be limited to answering questions about FSB Community Bankshares, Inc. and Fairport Savings Bank. In addition, trained employees may provide ministerial services, such as providing clerical work in effecting a sales transaction or answering questions of a ministerial nature. Questions by prospective purchasers regarding the stock offering process will be directed to registered representatives of Sandler O’Neill. We will rely on Rule 3a4-1 under the Securities Exchange Act of 1934, as amended, so as to permit officers, directors and employees to participate in the sale of the common stock. No officer, director or employee will be compensated for his or her participation by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the shares of common stock.

Description of Sales Activities

We will offer the shares of common stock in the subscription offering and community offering principally by the distribution of this prospectus and through activities conducted at our Stock Information Center. The Stock Information Center is expected to operate during normal business hours throughout the subscription offering and community offering. It is expected that at any particular time one or more Sandler O’Neill & Partners, L.P. employees will be working at the Stock Information Center. Employees of Sandler O’Neill & Partners, L.P. will be responsible for mailing materials relating to the stock offering, responding to questions regarding the stock offering and processing stock orders.

Sales of shares of common stock will be made by registered representatives affiliated with Sandler O’Neill & Partners, L.P. or by the selected dealers managed by Sandler O’Neill & Partners, L.P. Our officers and employees may participate in the offering in clerical capacities, providing administrative support in effecting sales transactions or, when permitted by state securities laws, answering questions of a mechanical nature relating to the proper execution of the order form. Our officers may answer questions regarding our business when permitted by state securities laws. Other questions of prospective purchasers, including questions as to the advisability or nature of the investment, will be directed to registered representatives. Our officers and employees have been instructed not to solicit offers to purchase shares of common stock or provide advice regarding the purchase of shares of common stock.

None of our officers, directors or employees will be compensated, directly or indirectly, for any activities in connection with the offer or sale of securities issued in the stock offering.

None of our personnel participating in the stock offering is registered or licensed as a broker or dealer or an agent of a broker or dealer. Our personnel will assist in the above-described sales activities under an exemption from registration as a broker or dealer provided by Rule 3a4-1 promulgated under the Securities Exchange Act of 1934. Rule 3a4-1 generally provides that an “associated person of an issuer” of securities will not be deemed a broker solely by reason of participation in the sale of securities of the issuer if the associated person meets certain conditions. These conditions include, but are not limited to, that the associated person participating in the sale of an issuer’s securities is not compensated in connection with the offering at the time of participation, that the person is not associated with a broker or dealer and that the person observes certain limitations on his or her participation in the sale of securities. For purposes of this exemption, “associated person of an issuer” is defined to include any person who is a director, officer or employee of the issuer or a company that controls, is controlled by or is under common control with the issuer.

How We Determined the Stock Pricing and the Number of Shares to be Issued

The stock issuance plan and federal regulations require that the aggregate purchase price of the shares of common stock sold in the stock offering be based on the appraised pro forma market value of the shares of common stock, as determined on the basis of an independent valuation. We retained RP Financial, LC to make the independent valuation. RP Financial, LC will receive a fee of $30,000 for the preparation of the initial and final independent valuations, and will receive a fee of $5,000 for any additional updates to the independent valuation. We have agreed to indemnify RP Financial, LC and its employees and affiliates against certain losses (including any losses in connection with claims under the federal securities laws) arising out of its services as appraiser, except where RP Financial, LC’s liability results from its negligence or bad faith.

The independent valuation was prepared by RP Financial, LC in reliance upon the information contained in the prospectus, including the financial statements. RP Financial, LC also considered the following factors, among others:

•	our present and projected operating results and financial condition and the economic and demographic conditions in our existing market area;

•	historical, financial and other information relating to FSB Community Bankshares, Inc. and Fairport Savings Bank;

•	a comparative evaluation of our operating and financial statistics with those of other publicly traded subsidiaries of holding companies;

•	the impact of the stock offering on our shareholders’ equity and earnings potential;

•	our proposed dividend policy; and

•	the trading market for securities of comparable institutions and general conditions in the market for such securities.

On the basis of the foregoing, RP Financial, LC advised us that as of February 23, 2007, the estimated pro forma market value of the shares of common stock on a fully converted basis ranged from a minimum of $17.9 million to a maximum of $24.2 million, with a midpoint of $21.0 million (the estimated valuation range). Our board of directors determined to offer the shares of common stock in the stock offering at the purchase price of $10.00 per share and that 47.0% of the shares issued should be held by purchasers in the stock offering and 53.0% should be held by FSB Community Bankshares, MHC. Based on the estimated valuation range and the purchase price of $10.00 per share, the number of shares of common stock that we will issue will range from 1,785,000 shares to 2,415,000 shares, with a midpoint of 2,100,000 shares, and the number of shares sold in the stock offering will range from 838,950 shares to 1,135,050 shares, with a midpoint of 987,000 shares.

Our board of directors reviewed the independent valuation and, in particular, considered our financial condition and results of operations for the year ended December 31, 2006, financial comparisons to other financial institutions, and stock market conditions for financial institutions and other issuers generally, all of which are set forth in the independent valuation. The board also reviewed the methodology and the assumptions used by RP Financial, LC in preparing the independent valuation, and concluded that the methodology and assumptions were reasonable. The estimated valuation range may be amended with the approval of the Office of Thrift Supervision, if necessitated by subsequent developments in our financial condition or market conditions generally.

Following commencement of the subscription offering, the maximum of the estimated valuation range may be increased up to $27.8 million and the maximum number of shares that will be outstanding immediately following the stock offering may be increased up to 2,777,250 shares. Under such circumstances, the number of shares sold in the stock offering will be increased up to 1,305,308 shares and the number of shares held by FSB Community Bankshares, MHC will be increased up to 1,471,942 shares. The increase in the valuation range may occur to reflect changes in market conditions, without the resolicitation of subscribers. The minimum of the estimated valuation range and the minimum of the offering range may not be decreased without a resolicitation of subscribers. The purchase price of $10.00 per share will remain fixed. See “—Limitations On Purchase of Shares” as to the method of distribution and allocation of additional shares of common stock that may be issued in the event of an increase in the offering range to fill unfilled orders in the subscription and community offerings.

The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of our common stock. RP Financial, LC did not independently verify the financial statements and other information we provided, nor did RP Financial, LC value independently our assets or liabilities. The independent valuation considers us as a going concern and should not be considered as an indication of our liquidation value. Moreover, because the valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons purchasing shares in the stock offering will thereafter be able to sell such shares at prices at or above the purchase price.

The independent valuation will be updated at the time of the completion of the stock offering. If the update to the independent valuation at the conclusion of the stock offering results in an increase in the pro forma market value of the shares of common stock to more than $3.08 billion or a decrease in the pro forma market value to less than $17.9 million, then, after consulting with the Office of Thrift Supervision, we may terminate the stock issuance plan and return all funds promptly, with interest on payments made by check, certified or teller’s check, bank draft or money order, extend or hold a new subscription offering, community offering, or both, establish a new offering range, commence a resolicitation of subscribers or take such other actions as may be permitted by the Office of Thrift Supervision, in order to complete the stock offering. In the event that a resolicitation is commenced, unless an affirmative response is received within a reasonable period of time, all funds will be returned promptly to investors as described above. A resolicitation, if any, following the conclusion of the subscription and community offerings would not exceed 45 days unless further extended by the Office of Thrift Supervision, for periods of up to 90 days, not to extend beyond 24 months following date of the approval by the Office of Thrift Supervision of the stock issuance plan, or [final date].

An increase in the independent valuation and the number of shares to be issued in the stock offering would decrease both a subscriber’s ownership interest and our pro forma earnings and shareholders’ equity on a per share basis while increasing pro forma earnings and shareholders’ equity on an aggregate basis. A decrease in the independent valuation and the number of shares of common stock to be issued in the stock offering would increase both a subscriber’s ownership interest and our pro forma earnings and shareholders’ equity on a per share basis while decreasing pro forma net income and shareholders’ equity on an aggregate basis. For a presentation of the effects of such changes, see “Pro Forma Data.”

Copies of the appraisal report of RP Financial, LC and the detailed memorandum of the appraiser setting forth the method and assumptions for such appraisal are available for inspection at the main office of Fairport Savings Bank and the other locations specified under “Where You Can Find More Information.”

No sale of shares of common stock may occur unless, prior to such sale, RP Financial, LC confirms to the Office of Thrift Supervision and us that, to the best of its knowledge, nothing of a material nature has occurred that, taking into account all relevant factors, would cause RP Financial, LC to conclude that the independent valuation is incompatible with its estimate of the pro forma market value of the shares of common stock at the conclusion of the stock offering. Any change that would result in an aggregate purchase price that is below the minimum or above the maximum of the estimated valuation range would be subject to approval of the Office of Thrift Supervision. If such confirmation is not received, we may extend the stock offering, reopen the stock offering or commence a new stock offering, establish a new estimated valuation range and commence a resolicitation of all purchasers with the approval of the Office of Thrift Supervision, or take such other actions as permitted by the Office of Thrift Supervision, in order to complete the stock offering.

Prospectus Delivery and Procedure for Purchasing Shares

Prospectus Delivery. To ensure that each purchaser receives a prospectus at least 48 hours prior to the end of the stock offering, in accordance with Rule 15c2-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), no prospectus will be mailed later than five days or hand delivered any later than two days prior to the end of the stock offering. Execution of the order form will confirm receipt or delivery of a prospectus in accordance with Rule 15c2-8. Order forms will be distributed only with a prospectus. Neither we nor Sandler O’Neill & Partners, L.P. is obligated to deliver a prospectus and an order form by any means other than the U.S. Postal Service.

Expiration Date. The stock offering will terminate at _________, Eastern time, on [offering date], unless extended by us for up to 90 days following the date of Office of Thrift Supervision approval of the use of this prospectus, which is _________________, 2007, or, if approved by the Office of Thrift Supervision, for an additional period after [extension date] (as so extended, the “expiration date”). We are not required to give purchasers notice of any extension unless the expiration date is later than [extension date], in which event purchasers will be given the right to increase, decrease, confirm, or rescind their orders.

Use of Order Forms. In order to purchase shares of common stock, each purchaser must complete an order form, except for certain persons purchasing in the syndicated community offering as more fully described below. Any person receiving an order form who desires to purchase shares of common stock may do so by delivering to the Stock Information Center, a properly executed and completed order form, together with full payment for the shares of common stock purchased. The order form must be received, not post-marked, by us prior to ____________, Eastern time, on [offering date]. Each person ordering shares of common stock is required to represent that he or she is purchasing such shares for his or her own account. Our interpretation of the terms and conditions of the stock issuance plan and of the acceptability of the order forms will be final. We are not required to accept copies of order forms.

To ensure that eligible account holders, supplemental eligible account holders and other members are properly identified as to their stock purchase priorities, such parties must list all deposit accounts on the order form giving all names on each deposit account and the account numbers at the applicable eligibility date. Failure to list all of your account relationships, all of which will be reviewed when considering relevant account relationships in the event of an oversubscription of shares of our common stock, could result in a loss of all or part of your share allocation in the event of an oversubscription. In the event of an oversubscription of shares of our common stock, shares will be allocated in accordance with the stock issuance plan. Our interpretation of the terms and conditions of the stock issuance plan and of the acceptability of the order form will be final. If the number of shares allocated to you is less than the number of shares for which you have subscribed, we will first use funds from the check or money order you provided, and secondly from any account from which you have requested that funds be withdrawn.

We will not accept orders submitted on photocopied or telecopied order forms. Orders cannot and will not be accepted without the execution of the certification appearing on the order form. We are not required to notify subscribers of incomplete or improperly executed order forms and we have the right to waive or permit the correction of incomplete or improperly executed order forms as long as it is performed before the expiration of the stock offering. We do not represent, however, that we will do so and we have no affirmative duty to notify any prospective subscriber of any such defects.

Payment for Shares. Payment for all shares will be required to accompany a completed order form for the purchase to be valid. Payment for shares may be made by check or money order made payable to Fairport Savings Bank, or authorization of withdrawal from a deposit account maintained with Fairport Savings Bank. Third party checks will not be accepted as payment for an order. Appropriate means by which such withdrawals may be authorized are provided in the order forms.

Once a withdrawal amount has been authorized, a hold will be placed on such funds, making them unavailable to the depositor until the stock offering has been completed or terminated. In the case of payments authorized to be made through withdrawal from deposit accounts, all funds authorized for withdrawal will continue to earn interest at the contract rate until the stock offering is completed or terminated.

Interest penalties for early withdrawal applicable to certificate of deposit accounts at Fairport Savings Bank will not apply to withdrawals authorized for the purchase of shares of common stock. However, if a withdrawal results in a certificate of deposit account with a balance less than the applicable minimum balance requirement, the certificate of deposit will be canceled at the time of withdrawal without penalty, and the remaining balance will earn interest at our passbook rate subsequent to the withdrawal.

Payments we receive will be placed in a segregated savings account at Fairport Savings Bank or, at our discretion, another federally insured depository institution, and will be paid interest at Fairport Savings Bank’s passbook rate from the date payment is received until the stock offering is completed or terminated. Such interest will be paid by check on all funds held, including funds accepted as payment for shares of common stock, promptly following completion or termination of the stock offering. Subscribers’ funds will be transmitted to the segregated account referred to above no later than noon of the next business day where they will be invested in investments that are permissible under SEC Rule 15c2-4.

The employee stock ownership plan will not be required to pay for the shares of common stock it intends to purchase until consummation of the stock offering, provided that there is a loan commitment to lend to the employee stock ownership plan the amount of funds necessary to purchase the number of shares ordered.

Owners of self-directed individual retirement accounts may use the assets of such individual retirement accounts to purchase shares of common stock in the stock offering, provided that the individual retirement accounts are not maintained at Fairport Savings Bank. Persons with individual retirement accounts maintained with us must have their accounts transferred to a self-directed individual retirement account with an unaffiliated trustee in order to purchase shares of common stock in the stock offering. In addition, the Employee Retirement Income Security Act (“ERISA”) and Internal Revenue Service regulations require that executive officers, trustees, and 10% shareholders who use self-directed individual retirement account funds and/or Keogh plan accounts to purchase shares of common stock in the stock offering, make such purchase for the exclusive benefit of the individual retirement account and/or Keogh plan participant. Assistance on how to transfer individual retirement accounts maintained at Fairport Savings Bank can be obtained from the Stock Information Center. Depositors interested in using funds in an individual retirement account maintained at Fairport Savings Bank should contact the Stock Information Center as soon as possible.

Once submitted, an order cannot be modified or revoked unless the stock offering is terminated or extended beyond [extension date].

Depending on market conditions, the shares of common stock may be offered for sale to the general public on a best efforts basis in a syndicated community offering by a selling group of broker-dealers to be managed by Sandler O’Neill & Partners, L.P. Sandler O’Neill & Partners, L.P., in its discretion, will instruct selected broker-dealers as to the number of shares of common stock to be allocated to each selected broker-dealer. Only upon allocation of shares of common stock to selected broker-dealers may they take orders from their customers. Investors who desire to purchase shares of common stock in the community offering directly through a selected broker-dealer, which may include Sandler O’Neill & Partners, L.P., will be advised that the members of the selling group are required either:

(a)
upon receipt of an executed order form or direction to execute an order form on behalf of an investor, to forward the appropriate purchase price to us for deposit in a segregated account on or before ________ , Eastern time, of the business day next following such receipt or execution; or

(b)
upon receipt of confirmation by such member of the selling group of an investor’s interest in purchasing shares of common stock, and following a mailing of an acknowledgment by such member to such investor on the business day next following receipt of confirmation, to debit the account of such investor on the third business day next following receipt of confirmation and to forward the appropriate purchase price to us for deposit in the segregated account on or before 12:00 noon, prevailing time, of the business day next following such debiting.

Payment for any shares purchased pursuant to alternative (a) above must be made by check in full payment therefor. Payment for shares of common stock purchased pursuant to alternative (b) above may be made by wire transfer to Fairport Savings Bank.

Delivery of Stock Certificates. Certificates representing shares of common stock issued in the stock offering will be mailed to the persons entitled thereto at the registration address noted on the order form, as soon as practicable following consummation of the stock offering. Any certificates returned as undeliverable will be held by us until claimed by persons legally entitled thereto or otherwise disposed of in accordance with applicable law. Until certificates for the shares of common stock are available and delivered to purchasers, purchasers may not be able to sell the shares of common stock that they ordered.

Restrictions on Purchase or Transfer of Stock by Directors and Officers

All shares of the common stock purchased by our directors and executive officers and their associates in the stock offering will be subject to the restriction that such shares may not be sold or otherwise disposed of for value for a period of one year following the date of purchase, except for any disposition of such shares following the death of the original purchaser or by reason of an exchange of securities in connection with a merger or acquisition approved by the applicable regulatory authorities. Our directors’ and officers’ sales of shares of our common stock will also be subject to certain insider trading and other transfer restrictions under the federal securities laws. See “Supervision and Regulation—Federal Securities Laws.”

During the three-year period following the stock offering, purchases of our shares of common stock by directors, executive officers, or any person who was an executive officer or director of Fairport Savings Bank after adoption of the stock issuance plan and their associates may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the Office of Thrift Supervision. This restriction does not apply, however, to negotiated transactions involving more than 1% of our outstanding shares of common stock or to the purchase of shares of common stock under the stock-based benefit plan expected to be implemented subsequent to completion of the stock offering.

We have filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, for the registration of the sale of shares of common stock to be issued in the stock offering. The registration under the Securities Act of the sale of the common stock to be issued in the stock offering does not cover the resale of the shares of common stock. Shares of common stock purchased by persons who are not our affiliates may be resold without registration. Shares purchased by our affiliates will have resale restrictions under Rule 144 of the Securities Act of 1933. If we meet the current public information requirements of Rule 144, each of our affiliates who complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of certain other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of our outstanding shares of common stock or the average weekly volume of trading in the shares of common stock during the preceding four calendar weeks. In the future, we may permit affiliates to have their shares of common stock registered for sale under the Securities Act of 1933 under certain circumstances.

Under guidelines of the National Association of Securities Dealers, members of the National Association of Securities Dealers and their associates face certain reporting requirements upon purchase of the securities.

Interpretation, Amendment and Termination

All interpretations of the stock issuance plan by our board of directors will be final, subject to the authority of the Office of Thrift Supervision. The stock issuance plan provides that, if deemed necessary or desirable by our board of directors, the plan may be substantially amended by a majority vote of the board of directors as a result of comments from regulatory authorities or otherwise, at any time prior to the approval of the plan by the Office of Thrift Supervision, and at any time thereafter with the concurrence of the Office of Thrift Supervision. The stock issuance plan may be terminated by a majority vote of the board of directors at any time prior to approval of the plan by the Office of Thrift Supervision and may be terminated at any time thereafter with the concurrence of the Office of Thrift Supervision.

Stock Information Center

If you have any questions regarding the stock offering, please call the Stock Information Center at (_______) ______-_______________, from 10:00 a.m. to 4:00 p.m., Eastern time, Monday through Friday.

RESTRICTIONS ON THE ACQUISITION OF
FSB COMMUNITY BANKSHARES, INC. AND FAIRPORT SAVINGS BANK

General

The principal federal regulatory restrictions that affect the ability of any person, firm or entity to acquire FSB Community Bankshares, Inc. or Fairport Savings Bank or their respective capital stock are described below. Also discussed are certain provisions in our charter and bylaws that may be deemed to affect the ability of a person, firm or entity to acquire us. Lastly, as a federally chartered mutual holding company, FSB Community Bankshares, MHC will always own a majority of our outstanding shares of common stock so long as we operate in the mutual holding company structure, and therefore will be able to control the outcome of any action requiring a vote of all of our shareholders.

Federal Law

The Change in Bank Control Act provides that no person, acting directly or indirectly or through or in concert with one or more other persons, may acquire control of a savings institution unless the Office of Thrift Supervision has been given 60 days prior written notice. The Home Owners’ Loan Act provides that no company may acquire “control” of a savings institution without the prior approval of the Office of Thrift Supervision. Any company that acquires such control becomes a savings and loan holding company subject to registration, examination and regulation by the Office of Thrift Supervision. Pursuant to federal regulations, control of a savings institution is conclusively deemed to have been acquired by, among other things, the acquisition of more than 25% of any class of voting stock of the institution or the ability to control the election of a majority of the directors of an institution. Moreover, control is presumed to have been acquired, subject to rebuttal, upon the acquisition of more than 10% of any class of voting stock, or of more than 25% of any class of stock of a savings institution, where certain enumerated “control factors” are also present in the acquisition.

The Office of Thrift Supervision may prohibit an acquisition of control if:

•	it would result in a monopoly or substantially lessen competition;

•	the financial condition of the acquiring person might jeopardize the financial stability of the institution; or

•	the competence, experience or integrity of the acquiring person indicates that it would not be in the interests of the depositors or of the public to permit the acquisition of control by such person.

These restrictions do not apply to the acquisition of a savings institution’s capital stock by one or more tax-qualified employee stock benefit plans, provided that the plans do not beneficially own of more than 25% of any class of equity security of the savings institution.

For a period of three years following completion of the stock issuance, Office of Thrift Supervision regulations generally prohibit any person from acquiring or making an offer to acquire beneficial ownership of more than 10% of the stock of FSB Community Bankshares, Inc. or Fairport Savings Bank without the prior approval of Office of Thrift Supervision.

Corporate Governance Provisions in the Charter and Bylaws of FSB Community Bankshares, Inc. and Fairport Savings Bank

The following discussion is a summary of certain provisions of our charter and bylaws that relate to corporate governance. The description is necessarily general and qualified by reference to the charter and bylaws.

Classified Board of Directors. Our board of directors is required by our bylaws to be divided into three staggered classes that are as equal in number as possible. Each year one class will be elected by our shareholders for a three-year term and until their successors are elected and qualified. A classified board promotes continuity and stability of our management, but makes it more difficult for shareholders to change a majority of the directors because it generally takes at least two annual elections of directors for this to occur.

Authorized but Unissued Shares of Capital Stock. Following the stock offering, we will have authorized but unissued shares of preferred stock and common stock. See “Description of Capital Stock of FSB Community Bankshares, Inc.” Although these shares could be used by our board of directors to make it more difficult or to discourage an attempt to obtain control of us through a merger, tender offer, proxy contest or otherwise, it is unlikely that we would use or need to use shares for these purposes since FSB Community Bankshares, MHC will own a majority of our shares of common stock for as long as we remain in the mutual holding company structure.

How Shares are Voted. Our charter provides that there will not be cumulative voting by shareholders for the election of our directors. No cumulative voting rights means that FSB Community Bankshares, MHC, as the holder of a majority of the shares eligible to be voted at a meeting of shareholders, may elect all directors to be elected at our meetings of shareholders. This would enable FSB Community Bankshares, MHC to prevent minority shareholder representation on our board of directors.

Procedures for Shareholder Nominations or Proposals for New Business. Our bylaws provide that any shareholder that desires to nominate a person for election as a director or propose new business at a meeting of shareholders must send written notice to our Secretary at least five days before the date of the annual meeting. The bylaws further provide that if a shareholder desires to nominate a director or propose new business and does not follow the prescribed procedures, the proposal will not be considered until an adjourned, special, or annual meeting of the shareholders taking place 30 days or more thereafter. Management believes that it is in the best interests of FSB Community Bankshares, Inc. and our shareholders to provide enough time for management to disclose to shareholders information about a dissident slate of nominations for directors. This advance notice requirement may also give management time to solicit its own proxies in an attempt to defeat any dissident slate of nominations if management thinks it is in the best interest of shareholders generally. Similarly, adequate advance notice of shareholder proposals will give management time to study such proposals and to determine whether to recommend to the shareholders that such proposals be adopted.

Benefit Plans

In addition to the provisions of our charter and bylaws described above, certain benefit plans we have adopted in connection with the stock offering, or expect to adopt following completion of the stock offering, contain, or may contain, provisions that also may discourage hostile takeover attempts that our board of directors might conclude are not in the best interests of FSB Community Bankshares, Inc., Fairport Savings Bank or our shareholders.

DESCRIPTION OF CAPITAL STOCK OF FSB COMMUNITY BANKSHARES, INC.

General

We are authorized to issue 10,000,000 shares of common stock with a par value of $0.10 per share, and 1,000,000 shares of serial preferred stock. Each share of our common stock will have the same relative rights as, and will be identical in all respects with, each other share of common stock. Upon payment of the purchase price for the shares of common stock in accordance with the stock issuance plan, all of the stock will be duly authorized, fully paid and nonassessable. Presented below is a description of our capital stock that is deemed material to an investment decision with respect to the stock offering. The shares of common stock will represent nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the Federal Deposit Insurance Corporation.

We currently expect that we will have a maximum of up to 2,777,250 shares of common stock outstanding after the stock offering, of which 1,305,308 shares will be held by persons other than FSB Community Bankshares, MHC. Our board of directors can, without shareholder approval, issue additional shares of common stock, although FSB Community Bankshares, MHC, so long as it is in existence, must own a majority of our outstanding shares of common stock. Our issuance of additional shares of common stock could dilute the voting strength of existing shareholders and may assist management in impeding an unfriendly takeover or attempted change in control. We have no present plans to issue additional shares of common stock other than pursuant to the stock benefit plans previously discussed.

Common Stock

Distributions. We can pay dividends if, as and when declared by our board of directors, subject to compliance with limitations imposed by law. The holders of our shares of common stock will be entitled to receive and share equally in such dividends as may be declared by our board of directors out of funds legally available therefor. Dividends from FSB Community Bankshares, Inc. will depend, in large part, upon the net proceeds of the stock offering we retain, and to a lesser extent, on the receipt of future dividends from Fairport Savings Bank. Initially, we will have no additional sources of income to support dividends other than earnings from the investment of proceeds of the stock offering and interest payments received in connection with our loan to the employee stock ownership plan. A regulation of the Office of Thrift Supervision imposes limitations on “capital distributions” by savings institutions. See “Supervision and Regulation—Capital Distributions.” Pursuant to our charter, we are authorized to issue preferred stock. If we issue preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

Voting Rights. Upon the effective date of the stock offering, the holders of shares of common stock will possess exclusive voting rights in FSB Community Bankshares, Inc. Each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes for the election of directors. Under certain circumstances, shares in excess of 10% of the issued and outstanding shares of common stock may be considered “Excess Shares” and, accordingly, will not be entitled to vote. See “Restrictions on the Acquisition of FSB Community Bankshares, Inc. and Fairport Savings Bank.” If we issue preferred stock, holders of the preferred stock may also possess voting rights.

Liquidation. In the event of any liquidation, dissolution or winding up of Fairport Savings Bank, FSB Community Bankshares, Inc., as holder of Fairport Savings Bank’s capital stock, would be entitled to receive, after payment or provision for payment of all debts and liabilities of Fairport Savings Bank, including all deposit accounts and accrued interest thereon, all assets of Fairport Savings Bank available for distribution. In the event of our liquidation, dissolution or winding up, the holders of our shares of common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of our assets available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

Rights to Buy Additional Shares. Holders of our shares of common stock will not be entitled to preemptive rights with respect to any shares which may be issued. Preemptive rights are the priority right to buy additional shares if we issue more shares in the future. The shares of common stock are not subject to redemption.

Preferred Stock

None of our shares of authorized preferred stock will be issued in the stock issuance. Such stock may be issued with such preferences and designations as the board of directors may determine from time to time. Our board of directors can, without shareholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights which could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control. We have no present plans to issue preferred stock.

TRANSFER AGENT AND REGISTRAR

Registrar and Transfer Company, Cranford, New Jersey will act as the transfer agent and registrar for the common stock.

LEGAL AND TAX MATTERS

The legality of the shares of common stock and the federal income tax consequences of the stock offering have been passed upon for Fairport Savings Bank and FSB Community Bankshares, Inc. by the firm of Luse Gorman Pomerenk & Schick, P.C., Washington, D.C. Luse Gorman Pomerenk & Schick, P.C. has consented to the references in this prospectus to its opinion. Certain legal matters regarding the stock offering will be passed upon for Sandler O’Neill & Partners, L.P. by Malizia Spidi & Fisch, PC, Washington, D.C.

EXPERTS

The consolidated financial statements of FSB Community Bankshares, Inc. included in this prospectus have been audited by Beard Miller Company LLP, an independent registered public accounting firm, as stated in their report appearing herein, and is included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

In connection with our decision to conduct the stock offering, we decided to change our accounting firm from Mengel, Metzger, Barr & Co LLP (“MMB”) to Beard Miller Company LLP (“BMC”).

MMB’s reports on our consolidated financial statements as of December 31, 2005 and 2004 and for the year ended December 31, 2005 and the eighteen month period ended December 31, 2004 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

In connection with MMB’s audits of our consolidated financial statements for the year ended December 31, 2005 and the eighteen month period ended December 31, 2004, there were no disagreements with MMB on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which disagreements, if not resolved to the satisfaction of MMB, would have caused MMB to make reference to the subject matter of the disagreements in connection with its reports.

We have provided MMB with a copy of the disclosure contained in this prospectus, which was received by MMB on March 12, 2007. MMB has issued a letter stating that it agrees with our disclosure on this matter. This letter is included as an exhibit to our registration statement filed with the SEC.

We engaged BMC on January 29, 2007 to audit our consolidated financial statements as of and for the years ended December 31, 2006 and 2005. The engagement of BMC was approved by our audit committee. We had no relationship with BMC in any way during the years ended December 31, 2006 or 2005 or during any period subsequent to December 31, 2006 prior to engaging BMC.

RP Financial, LC has consented to the publication in this prospectus of the summary of its report to Fairport Savings Bank and FSB Community Bankshares, Inc. setting forth its opinion as to the estimated pro forma market value of the common stock upon the completion of the stock offering and its letter with respect to subscription rights.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement with the Securities and Exchange Commission under the Securities Act of 1933, with respect to the shares of common stock offered hereby. As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus does not contain all the information set forth in the registration statement. This information can be examined without charge at the public reference facilities of the Securities and Exchange Commission located at 100 F Street, NE, Washington, D.C. 20549, and copies of the material can be obtained from the Securities and Exchange Commission at prescribed rates. The registration statement also is available through the Securities and Exchange Commission’s world wide web site on the internet at http://www.sec.gov. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions thereof and are not necessarily complete, but do contain all material information regarding the documents. Each statement is qualified by reference to the contract or document.

We have filed an Application MHC-2 with the Office of Thrift Supervision with respect to the stock offering. Pursuant to the rules and regulations of the Office of Thrift Supervision, this prospectus omits certain information contained in that Application. The Application may be examined at the principal offices of the Office of Thrift Supervision, 1700 G Street, N.W., Washington, D.C. 20552 and at the Northeast Regional Office of the Office of Thrift Supervision located at Harborside Financial Center Plaza Five, Suite 1600, Jersey City, New Jersey 07311.

We will provide, free of charge, a copy of our charter and bylaws.

REGISTRATION REQUIREMENTS

In connection with the stock offering, we will register the common stock with the Securities and Exchange Commission under Section 12(g) of the Securities Exchange Act of 1934. Upon this registration, FSB Community Bankshares, Inc. and the holders of its shares of common stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on stock purchases and sales by directors, officers and greater than 10% shareholders, the annual and periodic reporting and certain other requirements of the Securities Exchange Act of 1934. Under the stock issuance plan, we have undertaken that we will not terminate this registration for a period of at least three years following the stock offering.

FSB COMMUNITY BANKSHARES, INC.

CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2006 AND 2005

SCHEDULES

All schedules are omitted because the required information is not applicable or is included in the consolidated financial statements and related notes.

LETTERHEAD OF BEARD MILLER COMPANY LLP

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
FSB Community Bankshares, Inc.
Fairport, New York

We have audited the accompanying consolidated balance sheets of FSB Community Bankshares, Inc. as of December 31, 2006 and 2005, and the related consolidated statements of income, stockholder’s equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of FSB Community Bankshares, Inc. as of December 31, 2006 and 2005, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Beard Miller Company LLP

Beard Miller Company LLP
Syracuse, New York
March 13, 2007

FSB Community Bankshares, Inc.
Consolidated Balance Sheets
December 31, 2006 and 2005

	2006	2005
Assets	(Dollars In Thousands,
	except per share data)

Cash and due from banks	$1,202	$845
Interest-bearing demand deposits	980	3,824
Cash and Cash Equivalents	2,182	4,669

Securities available for sale	604	576
Securities held to maturity (fair value 2006 - $23,873, 2005 - $25,268)	24,191	25,651
Investment in FHLB stock	1,490	1,147
Loans, net of allowance for loan losses of
$322 and $331, respectively	121,137	108,435
Accrued interest receivable	873	737
Premises and equipment, net	2,146	1,544
Foreclosed real estate	—	225
Other assets	200	129

Total Assets	$152,823	$143,113

Liabilities and Stockholder’s Equity
Liabilities

Deposits:
Non-interest bearing	$3,336	$4,380
Interest bearing	105,244	102,420
Total Deposits	108,580	106,800

Short term borrowings	4,200	—
Long term borrowings	23,824	20,658
Advances from borrowers for taxes and insurance	1,828	1,577
Other liabilities	521	460
Total Liabilities	138,953	129,495

Commitments and Contingencies	—	—

Stockholder’s Equity

Preferred Stock - No par - 1,000,000 shares authorized; no shares issued and outstanding	—	—
Common Stock - $0.10 par - 10,000,000 shares authorized; 100 shares issued and outstanding	—	—
Additional paid in capital	10	10
Retained earnings	13,505	13,272
Accumulated other comprehensive income	355	336
Total Stockholder’s Equity	13,870	13,618

Total Liabilities and Stockholder’s Equity	$152,823	$143,113

See notes to consolidated financial statements.

FSB Community Bankshares, Inc.
Consolidated Statements of Income
Years Ended December 31, 2006 and 2005

	2006	2005
	(In Thousands)
Interest and Dividend Income
Loans	$6,797	$5,762
Securities	963	672
Mortgage-backed securities	268	335
Other	65	47
Total Interest and Dividend Income	8,093	6,816

Interest Expense
Deposits	3,409	2,528
Borrowings:
Short term	51	10
Long term	961	440
Total Interest Expense	4,421	2,978

Net Interest Income	3,672	3,838

Provision for Loan Losses	—	26
Net Interest Income After
Provision for Loan Losses	3,672	3,812

Other Income
Service fees	75	66
Fee income	160	105
Realized gain on sale of securities	—	21
Other income	125	127
Total Other Income	360	319

Other Expense
Salaries and employee benefits	2,098	1,934
Occupancy expense	272	282
Data processing costs	87	80
Advertising	185	156
Equipment expense	305	301
Electronic banking	88	72
Directors fees	93	104
Mortgage fees and taxes	173	126
Other expense	387	393
Total Other Expense	3,688	3,448

Income Before Income Taxes	344	683

Provision for Income Taxes	111	226

Net Income	$233	$457

See notes to consolidated financial statements.

FSB Community Bankshares, Inc.
Consolidated Statements of Stockholder’s Equity
Years Ended December 31, 2006 and 2005

					Accumulated
			Additional		other
	Preferred	Common	Paid In	Retained	comprehensive
	Stock	Stock	Capital	earnings	income	Total
	(In Thousands)

Balance - January 1, 2005	$—	$—	$10	$12,815	$374	$13,199

Comprehensive income
Net income				457	—	457
Change in net unrealized gain
on securities available for sale,
net of reclassification adjustment and taxes				—	(38)	(38)
Total Comprehensive Income						419

Balance - December 31, 2005	—	—	10	13,272	336	13,618

Comprehensive income
Net income				233	—	233
Change in net unrealized gain
on securities available for sale,
net of reclassification adjustment and taxes				—	19	19
Total Comprehensive Income						252

Balance - December 31, 2006	$—	$—	$10	$13,505	$355	$13,870

See notes to consolidated financial statements.

FSB Community Bankshares, Inc.
Consolidated Statements of Cash Flows
Years ended December 31, 2006 and 2005

	2006	2005
	(In Thousands)
Cash Flows From Operating Activities
Net income	$233	$457
Adjustments to reconcile net income to net cash provided
from operating activities:
Gain on sale of securities available for sale	—	(21)
Gain on sale of loans	(3)	—
Amortization of premium on investments	51	95
Accretion of discount on investments	(4)	(7)
Amortization of net deferred loan origination costs	8	56
Depreciation and amortization	216	241
Provision for loan losses	—	26
Deferred income tax (benefit) expense	6	(18)
Increase in accrued interest receivable	(136)	(186)
Increase in other assets	(65)	(25)
Increase (decrease) in other liabilities	46	(4)
Net Cash Provided By Operating Activities	352	614

Cash Flows From Investing Activities
Proceeds from sale of securities available for sale	—	21
Purchase of securities held to maturity	(1,500)	(12,745)
Proceeds from maturities and calls of securities
held to maturity	2,916	5,590
Net increase in loans	(13,898)	(9,924)
Proceeds from sales of loans	1,182	280
Purchase of Federal Home Loan Bank stock	(343)	(236)
Purchase of premises and equipment	(818)	(59)
Proceeds from sale of foreclosed real estate	225	—
Net Cash Used By Investing Activities	(12,236)	(17,073)

Cash Flows From Financing Activities
Net increase in deposits	1,780	5,724
Net increase (decrease) in short-term borrowings	4,200	(1,000)
Proceeds from long-term borrowings	9,000	13,500
Repayments on long-term borrowings	(5,834)	(640)
Net increase in advances from borrowers
for taxes and insurance	251	233
Net Cash Provided By Financing Activities	9,397	17,817

Net Increase (Decrease) in Cash
and Cash Equivalents	(2,487)	1,358

Cash and Cash Equivalents - Beginning	4,669	3,311

Cash and Cash Equivalents - Ending	$2,182	$4,669

FSB Community Bankshares, Inc.
Consolidated Statements of Cash Flows, Cont’d
Years ended December 31, 2006 and 2005
	2006	2005
	(In Thousands)

Supplementary Cash Flows Information

Interest paid	$4,400	$2,934

Income taxes paid	$119	$202

Non-Cash Operating, Investing And
Financing Activities

Transfer of loans to foreclosed real estate	$—	$225

See notes to consolidated financial statements.

FSB Community Bankshares, Inc.
Notes To Consolidated Financial Statements
December 31, 2006 and 2005

NOTE 1: NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of operations

FSB Community Bankshares, Inc. the “Company” provides a variety of financial services to individuals and corporate customers through its wholly-owned subsidiary, Fairport Savings Bank (the “Bank”). The Bank’s operations are conducted in three branches located in Monroe County, New York. The Company and the Bank are subject to the regulations of certain regulatory authorities and undergo periodic examinations by those regulatory authorities.

The Bank also provides non-deposit investment services to its customers through its wholly-owned subsidiary Oakleaf Services Corporation (“Oakleaf”). The results of operations of Oakleaf are not material to the consolidated financial statements.

Reorganization

On December 17, 2003, the Bank’s depositors approved a Plan of Reorganization (the “Plan”) from a Federal Mutual Savings Bank to a Federal Mutual Holding Company. Under the Plan, effective January 14, 2005, FSB Community Bankshares, MHC (the “Mutual Company”) was incorporated under the laws of the United States as a mutual holding company. Also under the Plan, the Company was incorporated and became a wholly-owned subsidiary of the Mutual Company. In addition, effective January 14, 2005, the Bank completed its reorganization whereby the Bank converted to a stock savings bank and became a wholly-owned subsidiary of the Company.

Basis of consolidation

The Mutual Company, which engages in no significant business activity other than holding the stock of the Company, is not included in the accompanying consolidated financial statements. The consolidated financial statements include the accounts of the Company, the Bank and Oakleaf. All significant inter-company accounts and transactions have been eliminated in consolidation.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expense during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant changes in the near term relate to the determination of the allowance for loan losses.

Cash and cash equivalents

For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash, balances due from banks, and interest-bearing demand deposits.

NOTE 1: NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, Cont’d

Significant Group Concentrations of Credit Risk

Most of the Bank’s activities are with customers located within Monroe, Livingston, Ontario, Orleans, and Wayne Counties, New York. Note 2 discusses the types of securities that the Bank invests in. The concentration of credit by type of loan is set forth in Note 3. Although the Bank has a diversified loan portfolio, its debtors’ ability to honor their contracts is primarily dependent upon the real estate and general economic conditions in those areas.

Securities

The Bank has classified as held to maturity, all debt securities which it has the positive intent and ability to hold until maturity. These securities are carried at amortized cost. All other debt and equity securities having readily determinable fair values are classified as available for sale and stated at fair value. Unrealized gains or losses related to securities available for sale are excluded from earnings and reported in other comprehensive income net of the related deferred income tax effect. The Bank has no securities classified as trading securities.

Amortization of premiums and accretion of discounts are calculated using the interest method and included in interest income.

Declines in fair value of securities held to maturity and available for sale below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Bank to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. Realized gains or losses, determined on the basis of the cost of the specific securities sold, are included in earnings.

Federal law requires a member institution of the Federal Home Loan Bank System to hold stock of its district Federal Home Loan Bank according to a predetermined formula. This restricted stock is carried at cost.

Mortgage Loans Held for Sale

Mortgage loans held for sale in the secondary market are carried at the lower of cost or estimated market value. Realized gains and losses on sales are computed using the specific identification method. There were no loans held for sale at December 31, 2006 and 2005.

The Bank retains the servicing on loans sold and receives a fee based on the principal balance outstanding. Servicing rights were not material at December 31, 2006 and 2005.

Loans serviced for others totaled $1,906,338 and $742,844 at December 31, 2006 and 2005, respectively.

NOTE 1: NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, Cont’d

Loans

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses, and net deferred origination fees and costs. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the interest method.

The accrual of interest is generally discontinued when the contractual payment of principal or interest has become 90 days past due or management has serious doubts about further collectibility of principal or interest, even though the loan is currently performing. A loan may remain on accrual status if it is in the process of collection and is well secured. When a loan is placed on nonaccrual status, unpaid interest credited to income in the current year is reversed and unpaid interest accrued in prior years is charged against the allowance for loan losses. Interest received on nonaccrual loans generally is either applied against principal or reported as interest income, according to management’s judgment as to the collectibility of principal. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectibility of the total contractual principal and interest is no longer in doubt.

Allowance for loan losses

The allowance for loan losses is established as losses are estimated to have occurred in the loan portfolio. The allowance for loan losses is recorded through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as either doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is generally established when the collateral value of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

NOTE 1: NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, Cont’d

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis by either the present value of expected future cash flows discounted at the loan’s effective interest rate or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual consumer and residential loans for impairment disclosures.

Premises and equipment

Premises and equipment are stated at cost. Depreciation and amortization is computed on the straight-line basis over the shorter of the estimated useful lives or lease terms of the related assets. Estimated useful lives are generally 20 to 50 years for premises and 3 to 10 years for furniture and equipment.

Foreclosed Real Estate

Real estate properties acquired through, or in lieu of, loan foreclosure are initially recorded at fair value less estimated selling costs at the date of foreclosure. Any write-downs based on the asset’s fair value at date of acquisition are charged to the allowance for loan losses. After foreclosure, property held for sale is carried at the lower of the new basis or fair value less any costs to sell. Costs of significant property improvements are capitalized, whereas costs relating to holding property are expensed. Valuations are periodically performed by management, and any subsequent write-downs are recorded as a charge to operations, if necessary, to reduce the carrying value of the property to the lower of its cost or fair value less cost to sell.

Income Taxes

Income taxes are provided for the tax effects of certain transactions reported in the consolidated financial statements. Income taxes consist of taxes currently due plus deferred taxes related primarily to temporary differences between the financial reporting and income tax basis of the allowance for loan losses, premises and equipment, and deferred loan origination costs. The deferred tax assets and liabilities represent the future tax return consequences of the temporary differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets and liabilities are reflected at income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

NOTE 1: NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, Cont’d

Advertising Costs

The Company follows the policy of charging the costs of advertising to expense as incurred.

Off-Balance Sheet Financial Instruments

In the ordinary course of business, the Bank has entered into off-balance sheet financial instruments consisting of commitments to extend credit. Such financial instruments are recorded in the consolidated balance sheets when they are funded.

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Bank, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Bank does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Comprehensive Income

Accounting principles generally require that recognized revenue, expenses, gains, and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the stockholder’s equity section of the consolidated balance sheets, such items, along with net income, are components of comprehensive income.

The components of other comprehensive income (loss) and related tax effects for the years ended December 31, 2006 and 2005 are as follows:

	2006	2005
	(In Thousands)
Unrealized holding gain (loss) on available for sale securities	$29	$(37)
Less reclassification adjustment for realized gains included
in net income	—	(21)
Net unrealized gain (loss)	29	(58)
Tax effect	10	(20)
Net of tax amount	$19	$(38)

NOTE 1: NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, Cont’d

Recent Accounting Standards Issued

FAS 157

In September 2006, the FASB issued FASB Statement No. 157, Fair Value Measurements, which defines fair value, establishes a framework for measuring fair value under GAAP, and expands disclosures about fair value measurements. FASB Statement No. 157 applies to other accounting pronouncements that require or permit fair value measurements. The new guidance is effective for financial statements issued for fiscal years beginning after November 15, 2007, and for interim periods within those fiscal years. The company is currently evaluating the potential impact, if any, of the adoption of FASB Statement No. 157 on our consolidated financial position, results of operations and cash flows.

SAB 108

On September 13, 2006, the Securities and Exchange Commission “SEC” issued Staff Accounting Bulleting No. 108 (“SAB 108”). SAB 108 provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a potential current year misstatement. Prior to SAB 108, Companies might evaluate the materiality of financial-statement misstatements using either the income statement or balance sheet approach, with the income statement approach  focusing on new misstatements added in the current year, and the balance sheet approach focusing on the cumulative amount of misstatement present in a company’s balance sheet. Misstatements that would be material under one approach could be viewed as immaterial under another approach, and not be corrected. SAB 108 now requires that companies view financial statement misstatements as material if they are material according to either the income statement or balance sheet approach. The Company has analyzed SAB 108 and determined that upon adoption it will have no impact on the reported results of operations or financial condition.

FIN 48

In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes.” The interpretation clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements in accordance with Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes.” Specifically, the pronouncement prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The interpretation also provides guidance on the related derecognition, classification, interest and penalties, accounting for interim periods, disclosure and transition of uncertain tax positions. The interpretation is effective for fiscal years beginning after December 15, 2006. The Company is evaluating the impact of this new pronouncement on its consolidated financial statements.

NOTE 2: SECURITIES

The amortized cost and estimated fair value of securities with gross unrealized gains and losses at December 31, 2006 and 2005 are as follows:

		Gross	Gross
	Amortized	unrealized	unrealized	Estimated
	cost	gains	losses	fair value
	(In Thousands)
2006:

Securities available for sale
Equity securities	$67	$537	$—	$604

Securities held to maturity
U.S. Government obligations	$18,200	$—	$(199)	$18,001
State and municipal securities	50	—	—	50
Mortgage-backed securities	5,941	6	(125)	5,822
	$24,191	$6	$(324)	$23,873

2005:

Securities available for sale
Equity securities	$67	$509	$—	$576

Securities held to maturity
U.S. Government obligations	$17,716	$—	$(215)	$17,501
State and municipal securities	110	2	—	112
Mortgage-backed securities	7,825	11	(181)	7,655
	$25,651	$13	$(396)	$25,268

Mortgage-backed securities consist of securities issued by FNMA, FHLMC, and GNMA.

The amortized cost and estimated fair value by contractual maturity of debt securities at December 31, 2006 are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations.

	Amortized	Estimated
	cost	fair value
	(In Thousands)

Due in one year or less	$6,200	$6,166
Due after one year through five years	2,000	1,986
Due after five years through ten years	5,550	5,472
Due after ten years	4,500	4,427
Mortgage-backed securities	5,941	5,822
	$24,191	$23,873

NOTE 2: SECURITIES, Cont’d

Gross gains of $-0- and $21,000 were realized on sales of securities available for sale in 2006 and 2005, respectively. There were no realized losses in 2006 or 2005.

No securities were pledged to secure public deposits or for any other purpose required or permitted by law at December 31, 2006 and 2005.

The following table shows gross unrealized losses and fair value, aggregated by investment category and length of time the individual securities have been in a continuous unrealized loss position, at December 31, 2006 and 2005:

	Less than 12 Months		12 Months or More		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
	(In Thousands)

2006:
U.S. Government
obligations	$997	$3	$15,502	$196	$16,499	$199
Mortgage-backed
securities	131	1	4,976	124	5,107	125

Total	$1,128	$4	$20,478	$320	$21,606	$324

2005:
U.S. Government
obligations	$13,554	$162	$2,947	$53	$16,501	$215
Mortgage-backed
securities	1,471	12	5,085	169	6,556	181

Total	$15,025	$174	$8,032	$222	$23,057	$396

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

At December 31, 2006, two debt securities have been in a continuous unrealized loss position for less than twelve months. Twenty-one securities have been in a continuous unrealized loss position for more than twelve months. As management has the intent and ability to hold debt securities until maturity, no declines are deemed to be other than temporary.

NOTE 3: LOANS

Net loans at December 31, 2006 and 2005 consist of the following:

	2006	2005
	(In Thousands)

Real estate loans:
Secured by one to four family residences	$109,786	$96,205
Secured by five or more family residences	1,040	1,110
Construction	380	209
Commercial	2,745	3,488
Home equity lines of credit	6,929	7,209
Other	241	380
Total loans	121,121	108,601

Net deferred loan origination costs	338	165
Allowance for loan losses	(322)	(331)

Net loans	$121,137	$108,435

An analysis of activity in the allowance for loan losses for the years ended December 31, 2006 and 2005 is as follows:

	2006	2005
	(In Thousands)

Balance at January 1,	$331	$307

Provision for loan losses	—	26
Loans charged-off	(9)	(2)

Balance at December 31,	$322	$331

At December 31, 2006 and 2005 there were no loans considered to be impaired as defined in Statement of Financial Accounting Standards (“SFAS”) No. 114, “Accounting by Creditors for Impairment of a Loan”, as amended.

At December 31, 2006 and 2005, the Bank had nonaccrual loans of $171,000 and $70,000 respectively. There were no loans that were past due 90 days or more and still accruing interest at December 31, 2006 and 2005.

NOTE 4: PREMISES AND EQUIPMENT

Premises and equipment at December 31, 2006 and 2005 are summarized as follows:

	2006	2005
	(In Thousands)

Premises	$1,710	$1,687
Furniture, fixtures and equipment	1,357	1,314
Construction in progress	604	—
	3,671	3,001
Less accumulated depreciation	1,525	1,457
	$2,146	$1,544

Construction in progress at December 31, 2006 represents costs incurred in connection with a new branch facility that opened in Irondequoit, New York in January 2007.

At December 31, 2006, the Company was obligated under noncancelable operating leases for an existing branch in Penfield, New York and the new branch in Irondequoit. Future minimum rental payments under these leases for the next five years are as follows:

	Penfield	Irondequoit	Total
	(In Thousands)

2007	$65	$55	$120
2008	72	55	127
2009	72	55	127
2010	72	55	127
2011	72	55	127
Total			$628

Rent expense under the Penfield lease totaled $70,000 and $66,000 during 2006 and 2005, respectively.

NOTE 5: DEPOSITS

The components of deposits at December 31, 2006 and 2005 consist of the following:

	2006	2005
	(In Thousands)

Non-interest bearing	$3,336	$4,380
NOW accounts	5,040	3,643
Regular savings and demand clubs	11,889	12,405
Money market	10,271	10,354
Individual retirement accounts	15,115	15,011
Certificates of deposit	62,929	61,007
	$108,580	$106,800

As of December 31, 2006, individual retirement accounts and certificates of deposit have scheduled maturities as follows (in thousands):

2007	$43,744
2008	17,419
2009	8,228
2010	8,236
2011	417
$78,044

The aggregate amount of time deposits, each with a minimum denomination of $100,000, was $14,343,000 and $12,115,320 at December 31, 2006 and 2005, respectively.

Interest expense on deposits for the years ended December 31, 2006 and 2005 is as follows:

	2006	2005
	(In Thousands)

NOW accounts	$20	$16
Regular savings and demand clubs	83	68
Money market	256	126
Individual retirement accounts	579	508
Certificates of deposit	2,471	1,810
	$3,409	$2,528

NOTE 6: SHORT TERM AND LONG TERM BORROWINGS

Short term and long term borrowings consist of advances from the Federal Home Loan Bank of New York (FHLB).

The Bank has an overnight line of credit and a one-month overnight repricing line of credit with the FHLB. Each line has a maximum borrowing limit of $10,996,500 at December 31, 2006. At December 31, 2006, the overnight line bears interest at the federal funds rate plus 11 basis points and the one-month overnight repricing line bears interest at the federal funds rate plus 6 basis points. The lines expire on July 31, 2007 and are secured by one to four family residential mortgages. Short term borrowings on the overnight line totaled $4,200,000 at December 31, 2006 with an interest rate of 5.33%. There were no borrowings on the lines at December 31, 2005.

Long term borrowings with the FHLB at December 31, 2006 and 2005 are as follows:

Advance	Maturity	Current
Date	Date	Rate	2006	2005
			(In Thousands)
04/08/04	04/09/07	2.86%	$500	$500
04/08/04	04/08/08	3.34%	1,500	1,500
04/26/04	04/26/06	2.68%	—	350
08/24/04	08/24/06	2.99%	—	2,000
11/18/04	11/18/08	3.87%	1,000	1,000
11/29/04	12/01/08	4.10%	1,000	1,000
11/29/04	11/30/09	3.94%	624	815
03/22/05	03/23/09	4.60%	750	750
03/22/05	03/22/10	4.73%	750	750
05/13/05	05/14/07	4.14%	1,000	1,000
08/18/05	08/18/10	4.70%	1,000	1,000
09/06/05	09/06/11	4.53%	1,000	1,000
09/14/05	09/14/15	4.75%	945	993
10/20/05	01/20/06	4.28%	—	3,000
11/01/05	11/02/09	5.05%	1,000	1,000
11/01/05	11/01/10	4.95%	819	1,000
11/16/05	11/18/13	5.19%	1,000	1,000
11/16/05	11/16/12	5.18%	1,000	1,000
11/16/05	11/16/10	5.11%	1,000	1,000
06/05/06	06/06/16	5.63%	1,000	—
06/05/06	06/05/14	5.60%	1,000	—
08/17/06	08/19/13	5.45%	1,000	—
08/17/06	08/17/15	5.50%	1,000	—
08/24/06	08/24/11	5.39%	956	—
09/08/06	09/09/13	5.32%	980	—
11/28/06	11/28/11	5.00%	1,000	—
12/20/06	01/22/07	5.37%	2,000	—

			$23,824	$20,658

NOTE 6: SHORT TERM AND LONG TERM BORROWINGS, Cont’d

Long term borrowings are secured by residential mortgages and the Bank’s investment in FHLB stock. As of December 31, 2006, $76,296,000 was available for long term borrowings of which $23,824,000 was outstanding.

The maturities of long term borrowings are as follows at December 31, 2006 (amounts in thousands):

2007	$4,244
2008	4,281
2009	2,568
2010	3,383
2011	2,379
Thereafter	6,969

$23,824

NOTE 7: INCOME TAXES

The provision for income taxes for 2006 and 2005 consists of the following:

	2006	2005
Currently payable:	(In Thousands)
State	$1	$2
Federal	104	242
Deferred (benefit) expense	6	(18)

	$111	$226

Items that give rise to differences between income tax expense included in the consolidated statements of income and statutory income tax at a rate of 34% were not material in 2006 or 2005.

NOTE 7: INCOME TAXES, Cont’d

Deferred income tax assets and liabilities resulting from temporary differences are summarized as follows and are included in other liabilities in the accompanying consolidated balance sheets at December 31, 2006 and 2005:

	2006	2005
	(In Thousands)
Deferred tax assets:
Deferred loan origination fees	$36	$47
Reserve for uncollectible interest	1	2
Pension expense	6	6
Allowance for loan losses	15	18
Accrued bonuses	9	8
Other	4	5
	71	86

Deferred tax liabilities:
Depreciation	(32)	(41)
Unrealized gain on securities available for sale	(183)	(173)
	(215)	(214)

Net deferred tax liability	$(144)	$(128)

As a thrift institution, the Bank is subject to special provisions in the Federal and New York State income tax laws regarding its allowable income tax bad debt deductions and related tax basis bad debt reserves. These reserves consist of defined base-year amounts for Federal and New York State purposes. In accordance with SFAS 109 “Accounting for Income Taxes” (SFAS 109), deferred income taxes liabilities are to be recognized with respect to any base-year reserves which are to become taxable (or “recaptured”) in the foreseeable future.

Under current income tax laws, the Federal base-year reserve would be subject to recapture if the Bank pays a cash dividend in excess of earnings and profits or liquidates. The New York State base-year reserves would be subject to recapture if the Bank failed to meet certain definitional tests, including maintaining a thrift charter. The Bank does not expect to take any actions in the foreseeable future that would require the recapture of any Federal or New York State reserves.

In accordance with SFAS 109, deferred tax liabilities have not been recognized with respect to the Federal base-year reserve of $1,518,000 and the New York State base-year reserve of $5,030,000 at December 31, 2006 since the Bank does not expect that these amounts will become taxable in the foreseeable future. The unrecognized deferred tax liability with respect to the Federal base-year reserve was $516,000 at December 31, 2006. The unrecognized deferred tax liability with respect to the New York State base-year reserve, net of Federal income tax benefits, was $249,000 at December 31, 2006.

NOTE 8: RETIREMENT PLANS

The Bank has a 401(k) plan for all eligible employees. Employees are eligible for participation in the 401(k) Plan after six months of service and attaining age 21. The 401(k) Plan allows employees to contribute 1% to 25% of their annual salary subject to statutory limitations. Matching contributions made by the Bank are 100% of the first 3% of compensation that an employee contributes to the 401(k) Plan. In addition, the Bank may make a discretionary contribution of 10% of each eligible employees’ annual base compensation. Matching contributions to the 401(k) Plan amounted to $35,000 and $30,000 for the years ended December 31, 2006 and 2005, respectively. Discretionary contributions to the 401(k) Plan were $145,000 and $135,000 for the years ended December 31, 2006 and 2005, respectively.

During 2006 the Bank implemented a supplemental executive retirement plan (SERP) for one of its executives. Expense under the SERP totaled $19,000 during 2006.

NOTE 9: RELATED PARTY TRANSACTIONS

Certain employees, executive officers and directors are engaged in transactions with the Bank in the ordinary course of business. It is the Bank’s policy that all related party transactions are conducted at “arms length” and all loans and commitments included in such transactions are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers.

As of December 31, 2006 and 2005, loans outstanding with related parties were $803,000 and $770,000, respectively. During 2006, loan advances and repayments totaled $110,000 and $77,000, respectively.

NOTE 10: COMMITMENTS

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the consolidated balance sheets. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and is represented by the contractual notional amount of those instruments summarized as follows at December 31, 2006 and 2005:

	2006	2005
	(In Thousands)
Commitments to extend credit:
Commitments to grant loans	$1,064	$3,757
Unfunded commitments under
lines of credit	7,876	6,684

	$8,940	$10,441

NOTE 10: COMMITMENTS Cont’d

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

The Bank evaluates each customer’s credit worthiness on a case-by-case basis. The amount and type of collateral obtained, if deemed necessary by the Bank upon extension of credit, varies and is based on management’s credit evaluation of the counterparty.

NOTE 11: REGULATORY MATTERS

The Bank is subject to various regulatory capital requirements administered by its primary federal regulator, the OTS. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I and tangible capital (as defined) to adjusted total assets (as defined). Management believes, as of December 31, 2006 and 2005, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2006 and 2005, notification from the OTS categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the Bank’s status as well capitalized.

NOTE 11: REGULATORY MATTERS, Cont’d

The Bank’s actual capital amounts (in thousands) and ratios are presented in the table below.

					To be well capitalized
			For capital		under prompt corrective
	Actual		adequacy purposes		action provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2006
Total risk-based capital
(to risk-weighted assets)	$13,837	19.40%	$5,708	8.0%	$7,134	10.0%
Tier I capital
(to risk-weighted assets)	13,515	18.94%	2,854	4.0%	4,280	6.0%
Tier I capital (leveraged)
(to adjusted total assets)	13,515	8.88%	6,086	4.0%	7,607	5.0%
Tangible capital
(to adjusted total assets)	13,515	8.88%	2,282	1.5%	N/A	N/A

As of December 31, 2005
Total risk-based capital
(to risk-weighted assets)	$13,613	19.95%	$5,458	8.0%	$6,822	10.0%
Tier I capital
(to risk-weighted assets)	13,282	19.46%	2,729	4.0%	4,093	6.0%
Tier I capital (leveraged)
(to adjusted total assets)	13,282	9.32%	5,698	4.0%	7,122	5.0%
Tangible capital
(to adjusted total assets)	13,282	9.32%	2,137	1.5%	N/A	N/A

NOTE 12: FAIR VALUE OF FINANCIAL INSTRUMENTS

SFAS No. 107, Disclosure about Fair Value of Financial Instruments (“SFAS 107”), requires disclosure of fair value information about financial instruments, whether or not recognized in the consolidated balance sheets, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the defined fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. SFAS 107 excludes certain financial instruments and all non-financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

Cash, Due from Banks, and Interest-Bearing Demand Deposits - The carrying amounts of these assets approximate their fair values.

Investment Securities - Fair values for investment securities are based primarily on quoted market prices.

Investment in FHLB Stock - The carrying value of FHLB stock approximates its fair value based on the redemption provisions of the FHLB.

NOTE 12: FAIR VALUE OF FINANCIAL INSTRUMENTS, Cont’d

Loans - For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying amounts. The fair values for other loans are estimated using discounted cash flow analysis, based on interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Loan fair value estimates include judgments regarding future expected loss experience and risk characteristics.

Accrued Interest Receivable and Payable - The carrying amount of accrued interest receivable and payable approximates fair value.

Deposits - The fair values disclosed for demand deposits (e.g., NOW accounts, non-interest checking, regular savings and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). The carrying amounts for variable-rate, fixed-term money market accounts and certificates of deposit approximate their fair values at the reporting date. Fair values for fixed rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

Borrowings - The fair values of long-term borrowings are estimated using discounted cash flow analyses, based on the Bank’s current incremental borrowing rates for similar types of borrowing arrangements. The carrying amount of short-term borrowings approximate their fair value.

Off-Balance Sheet Instruments - The fair values for off-balance sheet financial instruments are estimated using the fees currently charged to enter into similar agreements, taking into account market interest rates, the remaining terms and present credit worthiness of the counterparties.

The carrying amounts and estimated fair values of the Company’s financial instruments at December 31, 2006 and 2005 are as follows:

	2006		2005
	Carrying	Fair	Carrying	Fair
	amount	value	amount	value
	(In Thousands)
Financial assets:
Cash and due from banks	$1,202	$1,202	$845	$845
Interest-bearing demand deposits	980	980	3,824	3,824
Securities available for sale	604	604	576	576
Securities held to maturity	24,191	23,873	25,651	25,268
FHLB stock	1,490	1,490	1,147	1,147
Loans, net	121,137	119,795	108,435	108,750
Accrued interest receivable	873	873	737	737

Financial liabilities:
Deposits	108,580	108,555	106,800	106,724
Short term borrowings	4,200	4,200	—	—
Long term borrowings	23,824	25,043	20,658	22,826
Accrued interest payable	84	84	63	63

Off-balance sheet instruments:
Commitments to extend credit	—	—	—	—

NOTE 13: FSB COMMUNITY BANKSHARES, INC. (PARENT COMPANY ONLY) FINANCIAL INFORMATION

Balance Sheets

	December 31,
	2006	2005
	(In Thousands)
Assets
Investment in banking subsidiary	$13,870	$13,618

Stockholder’s Equity	$13,870	$13,618

Statements of Income

	Years Ended December 31,
	2006	2005
	(In Thousands)
Equity in undistributed earnings of
banking subsidiary	$233	$457

Net Income	$233	$457

Statements of Cash Flows

	Years Ended December 31,
	2006	2005
	(In Thousands)
Cash Flows From Operating Activities
Net Income	$233	$457
Adjustments to reconcile net income to
net cash provided from operating activities:
Equity in undistributed earnings of
banking subsidiary	(233)	(457)

Net cash provided by operating activities	—	—

Cash and cash equivalents - beginning	—	—

Cash and cash equivalents - ending	$—	$—

NOTE 14: STOCK OFFERING

On January 24, 2007, the Board of Directors of the Company adopted a plan of stock issuance pursuant to which the Company will sell common stock representing a minority ownership of up to 47% of the estimated pro forma market value of the Company, which will be determined by an independent appraisal. The Company intends to sell common stock in a subscription offering to eligible customers of the Bank, tax-qualified employee benefit plans that the Company intends to form in connection with the stock offering and, if necessary, to the general public in a community offering and/or a syndicated community offering. The stock offering is subject to the approval of various regulatory agencies.

There were no costs incurred in connection with the stock offering during 2006. Costs associated with the stock offering will be recorded as a reduction of additional paid in capital received from the offering. If the stock offering is not completed, all costs incurred will be expensed.

You should rely only on the information contained in this document or that to which we have referred you. We have not authorized anyone to provide you with information that is different. This document does not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation would be unlawful. The affairs of Fairport Savings Bank or FSB Community Bankshares, Inc. may change after the date of this prospectus. Delivery of this document and the sales of shares made hereunder does not mean otherwise.

FSB Community Bankshares, Inc.
Holding Company for Fairport Savings Bank

1,135,050 Shares of Common Stock
(Subject to Increase to up to 1,305,308 Shares)

PROSPECTUS

Sandler O’Neill + Partners, L.P.

_________________, 2007

Until the later of [offering date] or 90 days after the commencement of the offering, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II:    INFORMATION NOT REQUIRED IN PROSPECTUS
Item 24.     Indemnification of Directors and Officers

Section 545.121 of the Office of Thrift Supervision (“OTS”) regulations provides indemnification for directors and officers of Fairport Savings Bank. Each of the directors and officers of the Registrant hold the same position with Fairport Savings Bank and have indemnification under OTS Regulations as described below.

Generally, federal regulations define areas for indemnity coverage for federal savings associations as follows:

(a)    Any person against whom any action is brought or threatened because that person is or was a director or officer of the savings association shall be indemnified by the savings association for:

(i)	Any amount for which that person becomes liable under a judgment in such action; and

(ii)
Reasonable costs and expenses, including reasonable attorneys’ fees, actually paid or incurred by that person in defending or settling such action, or in enforcing his or her rights under this section if he or she attains a favorable judgment in such enforcement action.

(b)    Indemnification shall be made to such person under paragraph (b) of this Section only if:

(i)	Final judgment on the merits is in his or her favor; or

(ii)	In case of:

a.	Settlement,

b.	Final judgment against him or her, or

c.
Final judgment in his or her favor, other than on the merits, if a majority of the disinterested directors of the savings association determine that he or she was acting in good faith within the scope of his or her employment or authority as he or she could reasonably have perceived it under the circumstances and for a purpose he or she could reasonably have believed under the circumstances was in the best interest of the savings association or its members. However, no indemnification shall be made unless the association gives the Office at least 60 days notice of its intention to make such indemnification. Such notice shall state the facts on which the action arose, the terms of any settlement, and any disposition of the action by a court. Such notice, a copy thereof, and a certified copy of the resolution containing the required determination by the board of directors shall be sent to the Regional Director, who shall promptly acknowledge receipt thereof. The notice period shall run from the date of such receipt. No such indemnification shall be made if the OTS advises the association in writing, within such notice period, of its objection thereto.

(c)    As used in this paragraph:

(i)	“Action” means any judicial or administrative proceeding, or threatened proceeding, whether civil, criminal, or otherwise, including any appeal or other proceeding for review;

(ii)	“Court” includes, without limitation, any court to which or in which any appeal or any proceeding for review is brought;

(iii)	“Final Judgment” means a judgment, decree, or order which is not appealable or as to which the period for appeal has expired with no appeal taken;

(iv)	“Settlement” includes the entry of a judgment by consent or confession or a plea of guilty or of nolo contendere.

Item 25.    Other Expenses of Issuance and Distribution

Amount
Legal Fees and Expenses*, (1)	$310,000
Accounting Fees and Expenses*	100,000
Marketing Agent Fees and Expenses	210,000
Appraisal Fees and Expenses	30,000
Business Plan Fees and Expenses	20,000
Conversion Agent Fees and Expenses	15,000
Printing, Postage, Mailing and EDGAR*	110,000
Filing Fees (OTS, NASD and SEC)	9,603
State Filing Fees*	15,000
Other	34,997
Total	$854,600

*	Estimated
(1)	Includes fees for filings with state securities commissions.

Item 26.     Recent Sales of Unregistered Securities

On January 14, 2005, the Registrant issued 100 shares of its Common Stock to FSB Community Bankshares, MHC in an offering that was exempt under Section 4(2) of the Securities Act as part of its initial organization.

Item 27.     Exhibits and Financial Statement Schedules:

The exhibits filed as part of this registration statement are as follows:

(a)	List of Exhibits

1.1	Engagement Letter between FSB Community Bankshares, Inc. and Sandler O’Neill & Partners, L.P.
1.2	Form of Agency Agreement between FSB Community Bankshares, Inc. and Sandler O’Neill & Partners, L.P. *
2	Plan of Stock Issuance
3.1	Charter of FSB Community Bankshares, Inc.
3.2	Bylaws of FSB Community Bankshares, Inc.
4	Form of Common Stock Certificate of FSB Community Bankshares, Inc.
5	Opinion of Luse Gorman Pomerenk & Schick regarding legality of securities being registered
8	Federal Tax Opinion of Luse Gorman Pomerenk & Schick
10.1	Employment Agreement of Dana C. Gavenda
10.2	Supplemental Executive Retirement Plan
10.3	Form of Employee Stock Ownership Plan
16	Letter of Mengel, Metzger, Barr & Co LLP regarding change in accountants
21	Subsidiaries of Registrant
23.1	Consent of Luse Gorman Pomerenk & Schick (contained in Opinions included as Exhibits 5 and 8)
23.2	Consent of Beard Miller Company, LLP
23.3	Consent of RP Financial, LC.
24	Power of Attorney (set forth on signature page)
99.1	Prospectus Supplement
99.2	Appraisal Agreement between FSB Community Bankshares, Inc. and RP Financial, LC.
99.3	Business Plan Agreement between FSB Community Bankshares, Inc. and Keller & Company
99.4	Appraisal Report of RP Financial, LC. **
99.5	Letter of RP Financial, LC. with respect to Subscription Rights
99.6	Marketing Materials*
99.7	Order and Acknowledgment Form*

*	To be filed supplementally or by amendment.
**	Supporting financial schedules filed in paper format only pursuant to Rule 202 of Regulation S-T. Available for inspection during business hours at the principal offices of the SEC in Washington, D.C.

Item 28.    Undertakings

The small business issuer will:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i)	Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) Include any additional or changed material information as the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement as the securities offered, and the offering of the securities at that time to be the initial bona fide offering thereof.

(3) File a post-effective amendment to remove from registration any of the securities being registered that remain unsold at the termination of the offering.

(4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)  Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

  (ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

  (iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

  (iv)  Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The small business issuer hereby undertakes that:

(1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430(A) and contained in a form of prospectus filed by the small business issuer pursuant to Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

(2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Fairport, State of New York on March 16, 2007.

FSB COMMUNITY BANKSHARES, INC.

By:	/s/ Dana C. Gavenda

Dana C. Gavenda President, Chief Executive Officer and Director (Duly Authorized Representative)

POWER OF ATTORNEY

We, the undersigned directors and officers of FSB Community Bankshares, Inc. (the “Company”) hereby severally constitute and appoint Dana C. Gavenda as our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said Dana C. Gavenda may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form SB-2 relating to the offering of the Company’s common stock, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said Dana C. Gavenda shall do or cause to be done by virtue thereof.

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Dana C. Gavenda	President, Chief Executive Officer and Director	March 16, 2007
Dana C. Gavenda	(Principal Executive Officer)

/s/ Kevin Maroney	Senior Vice President and Chief Financial Officer	March 16, 2007
Kevin Maroney	(Principal Financial and Accounting Officer)

/s/ Thomas J. Hanss	Chairman of the Board	March 16, 2007
Thomas J. Hanss

/s/ Terence O’Neil	Vice Chairman of the Board	March 16, 2007
Terence O’Neil

/s/ D. Lawrence Keef	Director	March 16, 2007
D. Lawrence Keef

/s/ James E. Smith	Director	March 16, 2007
James E. Smith

/s/ Lowell T. Twitchell	Director	March 16, 2007
Lowell T. Twitchell

/s/ Robert W. Sturn	Director	March 16, 2007
Robert W. Sturn

/s/ Charis W. Warshof	Director	March 16, 2007
Charis W. Warshof

/s/ Gary Lindsay	Director	March 16, 2007
Gary Lindsay

As filed with the Securities and Exchange Commission on March 16, 2007

Registration No. 333-________

_______________________________________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________________________

EXHIBITS
TO
REGISTRATION STATEMENT
ON
FORM SB-2

FSB Community Bankshares, Inc.
Fairport, New York

EXHIBIT INDEX

1.1	Engagement Letter between FSB Community Bankshares, Inc. and Sandler O’Neill & Partners, L.P.
1.2	Form of Agency Agreement between FSB Community Bankshares, Inc. and Sandler O’Neill & Partners, L.P.*
2	Plan of Stock Issuance
3.1	Charter of FSB Community Bankshares, Inc.
3.2	Bylaws of FSB Community Bankshares, Inc.
4	Form of Common Stock Certificate of FSB Community Bankshares, Inc.
5	Opinion of Luse Gorman Pomerenk & Schick regarding legality of securities being registered
8	Form of Federal Tax Opinion of Luse Gorman Pomerenk & Schick
10.1	Employment Agreement for Dana C. Gavenda
10.2	Supplemental Executive Retirement Plan
10.3	Form of Employee Stock Ownership Plan
16	Letter of Mengel, Metzger, Barr& Co LLP regarding change in accountants
21	Subsidiaries of Registrant
23.1	Consent of Luse Gorman Pomerenk & Schick (contained in Opinions included as Exhibits 5 and 8)
23.2	Consent of Beard Miller Company, LLP
23.3	Consent of RP Financial, LC.
24	Power of Attorney (set forth on signature page)
99.1	Prospectus Supplement
99.2	Appraisal Agreement between FSB Community Bankshares, Inc. and RP Financial, LC.
99.3	Business Plan Agreement between FSB Community Bankshares, Inc. and Keller & Company
99.4	Appraisal Report of RP Financial, LC.**
99.5	Letter of RP Financial, LC. with respect to Subscription Rights
99.6	Marketing Materials*
99.7	Order and Acknowledgment Form*

*	To be filed supplementally or by amendment.

**	Supporting financial schedules filed in paper format only pursuant to Rule 202 of Regulation S-T. Available for inspection during business hours at the principal offices of the SEC in Washington, D.C.